Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and between

GREYSTONE SELECT INCORPORATED

and

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

October 19, 2021

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4.7 Investment Representation	27
4.8 Financing	28
4.9 Solvency	28

ARTICLE 5 COVENANTS AND OTHER AGREEMENTS OF THE PARTIES	28
5.1 Confidential Information	28
5.2 Filings	28
5.3 Conditions	29
5.4 Exclusive Dealing	29
5.5 Fees and Expenses	29
5.6 Intended Tax Treatment	30
5.7 Use of Corporate Cash	30
5.8 Books and Records	31
5.9 Conduct of the Business	31
5.10 Unwinding of Credit Lines, Guaranties, Indebtedness	33

ARTICLE 6 SURVIVAL; INDEMNIFICATION	34
6.1 Survival of Representations, Warranties and Covenants	34
6.2 Indemnification	34
6.3 Limitations on Indemnification Obligations; Calculation of Losses	35
6.4 Indemnification Procedures	38
6.5 Acknowledgment of Cushman; No Reliance	39

ARTICLE 7 TERMINATION	40
7.1 Termination	40
7.2 Effect of Termination	42

ARTICLE 8 ADDITIONAL COVENANTS	42
8.1 Tax Matters	42
8.2 Plan Participation	44
8.3 Future Split Policy Unwind	44

ARTICLE 9 DEFINITIONS	44
9.1 Definitions	44
9.2 Other Definitional Provisions	55

ARTICLE 10 MISCELLANEOUS	55
10.1 Press Releases and Communications	55
10.2 Notices	56
10.3 Assignment	58
10.4 Severability	58
10.5 References	58
10.6 Construction	58
10.7 Amendment and Waiver	59
10.8 Complete Agreement	59
10.9 Third-Party Beneficiaries	59
10.10 Waiver of Trial by Jury	59
10.11 Deliveries	59
10.12 Specific Performance	59
10.13 Non-Recourse	60

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10.14 Electronic Delivery	60
10.15 Counterparts	61
10.16 Governing Law	61
10.17 Consent to Jurisdiction	61

EXHIBITS AND ANNEXES

Exhibit A	Pre-Closing Restructuring Steps
Exhibit B	Form of LLC Agreement
Exhibit C	Restrictive Covenants Agreement
Exhibit D	Acknowledgement Letter
Exhibit E	Illustrative Calculation of Contribution Amount and Corporate Net Debt
Exhibit F	Form of R&W Insurance Policy
Exhibit G	Form of Trademark License Agreement
Annex A	Written Consents and Assignments – Pre-Closing Restructuring
Annex B	Corporate Debt, Net of Payoffs

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 19, 2021, is made by and among Cushman & Wakefield of California, Inc., a California corporation (“Cushman”), and GREYSTONE SELECT INCORPORATED, a Delaware corporation (“Greystone”). Each of Cushman and Greystone are hereinafter sometimes referred to herein individually as a “Joint Owner” and collectively as the “Joint Owners.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 9 below.

WHEREAS, for the purposes of the transactions contemplated by this Agreement, Greystone JV Holdings LLC (the “Company”), was formed as a Delaware limited liability company by the filing of a certificate of formation on September 13, 2021 (the “Certificate”) with the Office of the Secretary of State of the State of Delaware under and pursuant to the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement, Greystone shall cause the Greystone Contributed Entities and their Subsidiaries to consummate a restructuring consistent with the structure steps attached as Exhibit A, pursuant to and in accordance with the written consents and assignments attached hereto as Annex A (collectively, “Pre-Closing Restructuring”);

WHEREAS, subject to the terms and conditions of this Agreement and the other Transaction Documents, the Joint Owners desire that, at the Closing (as defined below), among other things, (i) Cushman will contribute the Contribution Amount to the Company in exchange for 40 Class A Units (as defined in the LLC Agreement) and 1 Class B Unit (as defined in the LLC Agreement) of the Company to be issued by the Company to Cushman at Closing, (ii) Greystone will contribute the Greystone Contributed Entities to the Company in exchange for 60 Class A Units and 99 Class B Units of the Company to be issued by the Company to Greystone at Closing, and (iii) the Joint Owners will enter into the Limited Liability Company Agreement of the Company in the form attached hereto as Exhibit B (the “LLC Agreement”) and each will be admitted to the Company as a “Member” (as defined in the LLC Agreement) in connection therewith;

WHEREAS, the Joint Owners and the Company intend for (i) the contribution of the Contribution Amount by Cushman to the Company and the issuance of 40 Class A Units and 1 Class B Unit to Cushman in exchange therefor and (ii) the contribution of the Greystone Contributed Entities by Greystone to the Company and the issuance of 60 Class A Units and 99 Class B Units to Greystone in exchange therefor, to each qualify as a contribution of property pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, concurrently with the execution of this Agreement and in connection with the foregoing transactions, (i) the Chief Executive Officer has entered into the Restrictive Covenants Agreement, in the form attached hereto as Exhibit C (the “Restrictive Covenants Agreement”) with the Company, which will automatically be effective as of, and contingent upon, the Closing, and (ii) the Chief Executive Officer and the other parties listed as signatories thereto have entered into the Acknowledgement Letter, in the form attached hereto as Exhibit D (the “Acknowledgment Letter”) with Cushman, Greystone and the other parties thereto, which will automatically be effective as of, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION AND RELATED MATTERS

1.1 Formation and Operation of the Company. Prior to the Closing Date, Greystone shall (i) have filed or cause to be filed the Certificate in accordance with the Act, (ii) cause the Company to refrain from engaging in any business activities prior to the Closing, other than (a) obtaining an employer tax identification number, (b) opening one or more bank accounts at the financial institutions, as determined by Greystone, (c) authorizing and consummating the Pre-Closing Restructuring and (d) engaging in any other activities that, in the sole discretion of Greystone, are reasonably necessary to consummate the transactions contemplated by this Agreement and (iii) cause the Pre-Closing Restructuring to occur in a manner reasonably satisfactory to Cushman and consistent with the structure steps attached as Exhibit A. Greystone has delivered drafts of all proposed documents, certificates and filings to be entered into, delivered or made in connection with the Pre-Closing Restructuring to Cushman. Notwithstanding the foregoing, in the event that any additional documents, certificates or filings are required for the Pre-Closing Restructuring, Greystone shall, reasonably in advance of the effectuation or filing thereof, deliver any such additional documents, certificates and filings to Cushman and shall incorporate any reasonable comments made by Cushman in good faith (as determined by Greystone).

1.2 Capital Contribution; Issuance of Units.

(a) Upon the terms and subject to the conditions of this Agreement (including Article 2), at or prior to the Closing, Greystone shall make, or cause to be made, a Capital Contribution to the Company in the form of the Greystone Contributed Entities.

(b) Upon the terms and subject to the conditions of this Agreement (including Article 2), at the Closing, Cushman shall make a Capital Contribution to the Company in the amount of the Contribution Amount, as adjusted in accordance with Section 1.3, payable in cash by wire transfer of immediately available funds wired to an account of Greystone or its designee in accordance with wiring instructions provided by Greystone prior to the Closing.

(c) In exchange for the Capital Contribution of the Greystone Contributed Entities by Greystone and the Contribution Amount by Cushman, at the Closing, the Company shall issue 60 Class A Units and 99 Class B Units of the Company to Greystone and 40 Class A Units and 1 Class B Unit of the Company to Cushman, in each case, free and clear of all Liens, other than as imposed by the LLC Agreement or applicable securities Laws, and each of Greystone and Cushman shall be admitted to the Company as a Member pursuant to the LLC Agreement.

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1.3 Contribution Amount.

(a) The “Contribution Amount” means an amount equal to (A) the Base Contribution Amount, minus (B) (i) the amount by which Corporate Net Debt exceeds Target Corporate Net Debt, if any, multiplied by (ii) forty percent (40%); provided that in no event shall the Contribution Amount exceed the Base Contribution Amount. Solely for purposes of illustration, Exhibit E sets forth an example of the Contribution Amount calculation consistent with this Section 1.3(a).

(b) No later than three (3) Business Days prior to the Closing, Greystone shall deliver to Cushman a statement (the “Estimated Closing Statement”) setting forth, as of 11:59 p.m. on the day immediately prior to the Closing, Greystone’s good-faith estimate of (i) the Net Asset Value, (ii) the Corporate Net Debt, including, specifically, each of the Corporate Debt, Net of Payoffs, and the Corporate Cash (the “Estimated Corporate Net Debt”) and (iii) the resulting Contribution Amount (the “Estimated Contribution Amount”).

1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m. on the second Business Day following full satisfaction or waiver of all of the closing conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or on such other date as is mutually agreeable to the Joint Owners. The date and time of the Closing are referred to herein as the “Closing Date.” The Closing may take place remotely by electronic (i.e., email/pdf) or facsimile exchange of signatures. At the Closing, Greystone and Cushman shall make such deliveries as are required by Article 2.

1.5 Withholding. Cushman, Greystone, the Company and each of their respective Affiliates, and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.6 Post-Closing Adjustment.

(a) As promptly as practicable, but no later than 45 days, after the Closing Date, Greystone shall prepare and deliver to Cushman a statement setting forth Greystone’s good faith calculation of: (i) the Net Asset Value, (ii) the Corporate Net Debt (including, specifically, each of the Corporate Debt, Net of Payoffs, and the Corporate Cash), and (iii) the resulting Contribution Amount (together, the “Closing Statement”), together with reasonably supporting evidence of the calculations set forth in the Closing Statement. Each of the foregoing items set forth in the Closing Statement shall be calculated by Greystone in a manner consistent with the Agreed Accounting Principles and the definitions set forth herein. Following delivery of the Closing Statement and until the Closing Statement has become final and binding as set forth in this Section 1.6, subject to COVID-19 Measures, upon the written request of Cushman, Greystone, the Greystone Contributed Entities and their Subsidiaries shall

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provide to Cushman reasonable access during normal business hours to the personnel and properties of Greystone, the Greystone Contributed Entities and their Subsidiaries as well as the books and records of the Business and access to Greystone’s internal and external accountants and auditors, in each case, in a manner that does not interfere with the Business or the business of any Greystone Affiliate or the normal business operations of Greystone or any of its Affiliates and, in each case, as may be reasonably required for the review and analysis of the Closing Statement or the amounts reflected therein and the resolution of any disputes in connection therewith, including any documents and work papers used in the preparation of the Closing Statement. Such inspection rights may be exercised by Cushman through any agent, independent public accountant, or other representative designated by Cushman provided that such agent, independent public accountant or other representative either (x) is bound by confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement, (y) is subject to a professional duty of confidentiality, or (z) enters into a customary access letter reasonably satisfactory to Greystone.

(b) If Cushman disagrees with the Closing Statement or the calculations of the amounts set forth in the Closing Statement, then, Cushman shall inform the Chief Executive Officer by telephone call (followed by email to memorialize such telephone call) or email (followed by a telephone call for discussion) of such disagreement (the “Informal Notice”) and Greystone and Cushman shall negotiate in good faith to resolve any disagreement within 60 days after receipt of the Informal Notice (the “Good Faith Discussions” and such period, the “Initial Good Faith Discussion Period”). Any item or amount not objected to in the Informal Notice shall become final and binding on the Parties for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 1.6 requires an offsetting adjustment to be made thereto. If Cushman fails to deliver an Informal Notice to Greystone within 60 days after delivery of the Closing Statement to Cushman, or if Cushman notifies Greystone in writing that it will not deliver an Informal Notice, then the Closing Statement in its entirety shall be final and binding on the Parties for purposes of this Agreement. The Closing Statement shall be revised to reflect the resolution of each item agreed to in the Good Faith Discussions.

(c) If following the conclusion of the Initial Good Faith Discussion Period, there remains disagreement regarding any item set forth on the Closing Statement, then, within 30 days after the conclusion of such period, Cushman may deliver one (but not more than one) written notice to Greystone (a “Dispute Notice”). The Dispute Notice shall set forth in reasonable detail the reason for such disagreement and alternative calculations with respect to the items or amounts with which Cushman disagrees (each, a “Disputed Item”). For the avoidance of doubt, any item or amount not objected to in the Dispute Notice (an “Undisputed Item”) shall become final and binding on the Parties for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 1.6 requires an offsetting adjustment to be made to an Undisputed Item. If Cushman fails to deliver a Dispute Notice to Greystone within 30 days after the conclusion of the Initial Good Faith Discussion Period, or if Cushman notifies Greystone in writing that it will not deliver a Dispute Notice, then the Closing Statement in its entirety (as modified following the Good Faith Discussions, as applicable) shall be final and binding on the Parties for purposes of this Agreement.

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(d) If Cushman delivers a Dispute Notice, Cushman and Greystone shall continue to negotiate in good faith to resolve each Disputed Item. Any resolution agreed to in writing by Cushman and Greystone with respect to each Disputed Item shall be final and binding on the Parties for purposes of this Agreement. If Cushman and Greystone are able to resolve any of the Disputed Items, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If Cushman and Greystone are able to resolve all of the Disputed Items, then the Closing Statement, adjusted to reflect such resolution of all Disputed Items, shall be final and binding on the Parties for purposes of this Agreement. If any Disputed Item remains unresolved within 30 days after delivery of the Dispute Notice, then either Cushman or Greystone may refer such Disputed Items to the Accounting Expert for final determination.

(e) Cushman and Greystone shall each have the opportunity to provide written submissions regarding their positions on the remaining unresolved Disputed Items to the Accounting Expert no later than 15 days after the date the remaining unresolved Disputed Items are referred to the Accounting Expert (a copy of which shall be concurrently provided to the other party). Cushman and Greystone shall each be party to the engagement letter entered into with the Accounting Expert. Cushman and Greystone shall: (i) make available to the Accounting Expert the relevant information in their possession and relevant personnel and properties of Greystone and the Contributed Entities, as well as all documents and work papers (including those of its accountants and auditors) used in the preparation of the Closing Statement and the Dispute Notice; (ii) provide all other items in their possession reasonably requested by the Accounting Expert; and (iii) provide copies of all of the foregoing to each other (in each case, in such a manner so as not to waive or eliminate any privilege applicable to any such information, if possible). No Party hereto will have ex parte meetings, teleconferences or other written or oral communications with the Accounting Expert.

(f) The Accounting Expert shall consider only those (i) Disputed Items submitted to it for resolution that remained unresolved following the parties’ good faith effort to resolve such matters, as set forth in Section 1.6(b) and (c) and (ii) any Undisputed Items or Disputed Items previously resolved between Cushman and Greystone that require an offsetting adjustment to be made in connection with the resolution of the items described in subclause (i). In resolving each such Disputed Item, the Accounting Expert shall: (A) resolve such Disputed Item in accordance with the provisions of this Agreement and the definitions set forth herein; (B) make its determination based solely on the presentations and supporting material provided by Cushman and Greystone and not pursuant to any independent review; (C) act as an expert and not an arbitrator; and (D) not assign a value to any item (x) greater than the greatest value for such item claimed by either Cushman or Greystone or (y) less than the smallest value for such item claimed by either Cushman or Greystone.

(g) The Parties shall instruct the Accounting Expert to deliver to Cushman and Greystone, as promptly as practicable, but no later than 30 days after its appointment, a written report setting forth: (i) the resolution of each Disputed Item submitted to it and (ii) all adjustments that are required to be made to any Undisputed Items or Disputed Items previously resolved between Cushman and Greystone to reflect such resolution (the “Arbitrator’s Report”). The Closing Statement shall be revised to reflect the resolution of each Disputed Item, as set forth in the Arbitrator’s Report. The Arbitrator’s Report and the revised Closing Statement shall be final and binding upon the Parties for purposes of this Agreement and shall not be subject to court review or otherwise appealable (absent manifest error).

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(h) The provisions of this Section 1.6 relating to resolutions of disputes by the Accounting Expert are not intended to and shall not be interpreted to require or permit that the Parties refer to such Accounting Expert (and Cushman and Greystone shall instruct the Accounting Expert not to make any determination as to) any dispute arising out of a breach by any of the Parties of its representations or warranties, covenants or other agreements in this Agreement.

(i) The fees, costs and expenses of the Accounting Expert shall be borne by: (i) Cushman in the proportion that (A) the aggregate dollar amount of the Disputed Items that are resolved in favor of Greystone bears to (B) the aggregate dollar amount of the Disputed Items submitted to the Accounting Expert; and (ii) Greystone in the proportion that (A) the aggregate dollar amount of the Disputed Items that are resolved in favor of Cushman bears to (B) the aggregate dollar amount of the Disputed Items submitted to the Accounting Expert, in each case, as finally determined by the Accounting Expert. The dispute resolution procedure set forth in this Section 1.6 and the activities of the Accounting Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and no formal arbitration rules should be followed (including rules with respect to procedures and discovery).

(j) If a Positive Post-Closing Adjustment Amount exists, then, within two Business Days following the final determination of the Positive Post-Closing Adjustment Amount, Cushman shall pay the Company an amount equal to the product of (A) the Positive Post-Closing Adjustment Amount multiplied by (B) forty percent (40%), by wire transfer of immediately available funds to the account designated in writing by the Company. For the avoidance of doubt, and notwithstanding anything to the contrary, any payment of the Positive Post-Closing Adjustment made by Cushman to the Company in accordance with this Section 1.6(j) shall (i) be subject to the use restrictions in Section 5.7 and (ii) not cause Cushman to pay, in the aggregate, an amount greater than the Base Contribution Amount (after taking into account the payment made by Cushman at Closing). For the avoidance of doubt, and notwithstanding anything to the contrary, (i) an amount equal to the Positive Post-Closing Adjustment shall be held in Corporate Cash in accordance with Section 5.7, (ii) neither Greystone nor the Company shall be obligated to pay to Cushman any amount pursuant to this Section 1.6 and (iii) Greystone shall not be obligated to pay to the Company any amount pursuant to this Section 1.6.

(k) The adjustments contemplated by this Section 1.6 shall be the exclusive remedy of the Parties with respect to the determination of the Closing Statement, including the accounting treatment of components thereof as such treatment affects the determination of the Closing Statement, and no Party shall have any right of recovery from any other Party under any other provision of this Agreement or otherwise with respect thereto other than claims for Fraud.

(l) All payments made pursuant to this Section 1.6 shall be treated by all parties for applicable income Tax purposes as adjustments to the Contribution Amount unless otherwise required by a final “determination” within the meaning of Code Section 1313(a) (or any corresponding provision under state, local, or non-U.S. law) or pursuant to a good faith resolution of a Tax audit or proceeding.

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ARTICLE 2

CONDITIONS TO CLOSING

2.1 Conditions to the Obligations of Joint Owners(a) . The obligations of each Joint Owner to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following condition as of the Closing Date: no preliminary or permanent injunction or other order or decree by any Governmental Authority that restrains or prevents the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall have been issued and remain in effect or otherwise be pending or threatened and no statute, rule or regulation shall have been enacted by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

2.2 Conditions to Cushman’s Obligations. The obligations of Cushman to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by Cushman in writing) of the following conditions as of the Closing Date:

(a) (i) the representations and warranties made by Greystone set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authorization, Valid and Binding Agreement), 3.5 (Subsidiaries and Capitalization) and 3.20 (Brokerage) (together, the “Greystone Fundamental Representations”) will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than for any de minimis inaccuracies) (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representations and warranties made by Greystone set forth in Article 3 (other than as specifically identified in foregoing clause (i)) will be true and correct in all respects as of the date hereof and as of Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect (provided, that for the purposes of the foregoing clause, qualifications as to materiality, Material Adverse Effect and all similar qualifications contained in such representations and warranties shall not be given effect other than those set forth in the first sentence of Section 3.7).

(b) Greystone shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) Cushman shall have received:

(i) the LLC Agreement, duly executed by Greystone;

(ii) evidence, reasonably satisfactory to Cushman, that the Pre-Closing Restructuring has been consummated;

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(iii) evidence, reasonably satisfactory to Cushman, that except with respect to the Retained Policies and Future Split Policies, separate insurance policies have been obtained for the Ancillary Business Entities, on the one hand, and the Primary Contributed Companies, on the other hand;

(iv) evidence that the Company has obtained directors and officers liability insurance coverage in an amount equal to at least $15 million;

(v) a certificate duly executed by an officer of Greystone, dated as of the Closing Date, stating that (i) the conditions specified in Section 2.2(a), Section 2.2(b), Section 2.2(c)(vi) (solely with respect to the confirmation described therein) and Section 2.2(d) have been satisfied, (ii) the Acknowledgment Letter and Restrictive Covenants Agreement each shall, in accordance with their terms, be automatically effective as of the Closing and (iii) Greystone has not received notice that any of the consents, authorizations, orders or approvals set forth in on Schedule 2.2(c)(vi) have been revoked;

(vi) evidence that the notices, consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Schedule 2.2(c)(vi), in form and substance reasonably satisfactory to Cushman, in each case, have been delivered or obtained, as applicable; and

(vii) the Trademark License Agreement duly executed by the Company.

(d) at the Closing, the Company shall deliver to Cushman, and Cushman shall acquire, good, valid and marketable title to, the Units to be issued hereunder, as set forth in Section 1.2(c), free and clear of all Liens (other than Liens under applicable securities laws or transfer restrictions under this Agreement or the LLC Agreement).

(e) from the date hereof to the Closing Date, no Material Adverse Effect shall have occurred or be occurring as of the Closing Date.

If the Closing occurs, all closing conditions set forth in this Section 2.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Cushman.

2.3 Conditions to Greystone’s Obligations. The obligations of Greystone to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by Greystone in writing) of the following conditions as of the Closing Date:

(a) (i) the representations and warranties made by Cushman set forth in Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization; Valid and Binding Agreement) and 4.6 (Brokerage) (collectively, the “Cushman Fundamental Representations”) will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than for any de minimis inaccuracies) (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representations and warranties made by Cushman set forth in Article 4 (other than as specifically identified in the foregoing clause (i)) will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent that the failure of such representations and warranties to be true and correct has not caused a

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Cushman Material Adverse Effect (provided, that for the purposes of the foregoing clause, qualifications as to materiality, Cushman Material Adverse Effect and all similar qualifications contained in such representations and warranties shall not be given effect) and (B) other than any of the representations and warranties set forth in the foregoing clause (i), for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Cushman Material Adverse Effect (provided, that for the purposes of the foregoing clause, qualifications as to materiality, Cushman Material Adverse Effect and all similar qualifications contained in such representations and warranties shall not be given effect)).

(b) Cushman shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) Greystone shall have received:

(i) the LLC Agreement, duly executed by Cushman; and

(ii) a certificate duly executed by an officer of Cushman, dated as of the Closing Date, stating that the conditions specified in Section 2.3(a) and Section 2.3(b) have been satisfied;

(iii) evidence that the notices, consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Schedule 2.3(c)(iii), in form and substance reasonably satisfactory to Greystone, in each case, have been accepted or obtained, as applicable;

(iv) evidence reasonably satisfactory to Greystone that the R&W Insurance Policy, in the form attached hereto as Exhibit F, has been bound as of the Closing;

(v) at the Closing, Cushman shall deliver to Greystone, and Greystone shall receive, the Contribution Amount, as set forth in Section 1.2(b); and

(vi) the Trademark License Agreement duly executed by the Cushman & Wakefield, Inc.

If the Closing occurs, all closing conditions set forth in this Section 2.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Greystone.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GREYSTONE

Greystone hereby represents and warrants to Cushman that the statements in this Article 3 are correct, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”). Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article 3

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whether or not such representations and warranties refer to such Schedule or any Schedule so long as the relevance of such disclosure to such Schedule is reasonably apparent on its face; provided that the disclosures and information in the Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in Article 3.

3.1 Organization and Qualification. Greystone is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware. Greystone is qualified as a foreign corporation to do business in every jurisdiction in which its ownership of property or the conduct of the business as presently conducted requires it to qualify, except where the failure to be so qualified would not be materially adverse to the Company.

3.2 Authorization; Valid and Binding Agreement. Greystone has all requisite organizational power and authority to: (a) enter into, execute and deliver this Agreement and the other Transaction Agreements to which it is a party and (b) perform its obligations under this Agreement and the other Transaction Agreements to which it is a party. The execution, delivery and performance of this Agreement by Greystone and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Greystone and assuming that this Agreement is a valid and binding obligation of Cushman, this Agreement constitutes a valid and binding obligation of Greystone, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

3.3 No Breach. Except as set forth on Schedule 3.3, none of Greystone or any of its Subsidiaries is subject to or obligated under its certificate of incorporation, its bylaws, any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Greystone’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for any such breaches or violations that, individually or in the aggregate, would not have a Material Adverse Effect.

3.4 Governmental Consents. Except as set forth on Schedule 3.4, none of Greystone, the Greystone Contributed Entities, or any Subsidiary is required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (a) that may be required by reason of Greystone’s participation in the transactions contemplated hereby or (b) the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

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3.5 Subsidiaries; Capitalization.

(a) Schedule 3.5 sets forth the record owners of all of the issued and outstanding equity interests of Greystone Contributed Entities as of the Signing Date. Each Subsidiary of the Greystone Contributed Entities are set forth on Schedule 3.5 (each a “GCE Subsidiary”) and, except and set forth thereon, the Greystone Contributed Entities do not own or hold the right to acquire any Capital Stock in any other Person. Each GCE Subsidiary and each of the Greystone Contributed Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not be materially adverse to the Company. Except as set forth on Schedule 3.5 or provided in the LLC Agreement, there are no outstanding (i) shares of Capital Stock or voting securities of any Primary Contributed Company or Ancillary Business Entity that are, directly or indirectly, beneficially owned by any Person other than Greystone or one of its Affiliates (including, the Company), (ii) securities convertible or exchangeable into Capital Stock of any Primary Contributed Company or Ancillary Business Entity, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Primary Contributed Company or Ancillary Business Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Capital Stock of any Primary Contributed Company or Ancillary Business Entity or (iv) equity appreciation, phantom interest, profit participation or similar rights with respect to, or the value of which is determined by reference to the equity of, any Primary Contributed Company or Ancillary Business Entity.

(b) As of immediately prior to the Closing, (i) Greystone Select Company LLC shall directly or indirectly own one hundred percent (100%) of the Capital Stock in Greystone Select Financial LLC and each of the other GCE Subsidiaries (other than (A) the direct and indirect Subsidiaries of Greystone Bridge Loan Holdings LLC and Greystone Monticello JV Holdco LLC and (B) Bona Fide Joint Ventures) and (ii) Greystone Select Company II LLC shall directly own one hundred percent (100%) of the Capital Stock in Greystone Select Financial II LLC and Greystone Financial III LLC (other than Bona Fide Joint Ventures). As of immediately prior to the Closing, the Chief Executive Officer and his Family Vehicles will, directly or indirectly, beneficially own one hundred percent (100%) of the Capital Stock in Greystone.

(c) At the moment in time immediately following the consummation of the transactions contemplated hereby, the Company will, directly or indirectly, own one hundred percent (100%) of the Capital Stock in the Primary Contributed Companies and the Ancillary Business Entities (including Greystone Select Company LLC, Greystone Select Financial LLC, Greystone Select Company II LLC, Greystone Select Financial II LLC and Greystone Financial III LLC), other than (A) the direct and indirect Subsidiaries of Greystone Bridge Loan Holdings LLC and Greystone Monticello JV Holdco LLC and (B) Bona Fide Joint Ventures.

(d) Except as set forth on Schedule 3.5(d), as of immediately prior to the Closing, no Person other than the Chief Executive Officer and his Family Vehicles will be, beneficial owners of Greystone and the Chief Executive Officer shall, directly or indirectly, control Greystone. At the moment in time immediately following the consummation of the transactions contemplated hereby, Greystone and Cushman will hold all of the outstanding Units of the Company.

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(e) At the moment in time immediately following the consummation of the transactions contemplated hereby, all of the activities of the business of (i) Greystone Select Company LLC and its Subsidiaries (other than (A) the direct and indirect Subsidiaries of Greystone Bridge Loan Holdings LLC and Greystone Monticello JV Holdco LLC and (B) Bona Fide Joint Ventures) and (ii) Greystone Select Company II LLC, Greystone Select Financial LLC, Select Financial II LLC and Greystone Financial III LLC and their Subsidiaries (other than Bonda Fide Joint Ventures) are conducted, directly or indirectly, by or through the Greystone Contributed Entities, which are wholly owned by the Company.

3.6 Financial Statements.

(a) Schedule 3.6(a) consists of the Primary Contributed Company Group’s (i) unaudited, pro forma balance sheet as of December 31, 2020 and December 31, 2019, and statement of income and cash flows for the years then ended (the “Latest Financial Statements”) and (ii) unaudited, pro forma balance sheet as of July 31, 2021 (the “Latest Balance Sheet”), and statements of income and cash flows for the 7-month period then ended (the “Interim Financial Statements” and together with the Latest Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition, results of operations of the Primary Contributed Company Group as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. The books and records of Greystone have been maintained in all material respects in compliance with applicable legal and accounting requirements. Greystone maintains, or causes to be maintained, internal controls over financial reporting sufficient to provide reasonable assurance (x) regarding the reliability of Greystone’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (y) that receipts and expenditures of Greystone are being made in accordance with Greystone’s policies, and (z) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of Greystone’s assets that would have a material effect on the Financial Statements.

(b) No Primary Contributed Company has any obligations, claims, liabilities or indebtedness that would be required to be reflected or reserved against on a consolidated balance sheet of the Primary Contributed Company Group dated as of the date of this Agreement prepared in accordance with GAAP, except for liabilities (i) specifically reflected and reserved against on the Latest Balance Sheet, (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, (iv) to be included in the computation of Corporate Net Debt, (v) disclosed on the Schedules or (vi) that would not have or be expected to have a Material Adverse Effect.

3.7 Absence of Certain Developments. Since the date of the Latest Balance Sheet to the date hereof, there has not been any Material Adverse Effect with respect to the Primary Contributed Company Group and there exists no state of facts, event, change, development or effect that, individually or in the aggregate would be reasonably expected to have a Material

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Adverse Effect. Except as set forth on Schedule 3.7 or as expressly contemplated by this Agreement or as a part of the Pre-Closing Restructuring, since the date of the Latest Balance Sheet, (1) the Primary Contributed Company Group has conducted its business in the ordinary course of business in all material respects and (2) no Primary Contributed Company has:

(a) amended or modified its certificate of incorporation or bylaws (or equivalent governing documents);

(b) except as expressly contemplated as a part of the Pre-Closing Restructuring, sold, assigned or transferred any of its material assets, except in the ordinary course of business;

(c) sold, assigned, licensed, transferred, abandoned, let lapse, or otherwise disposed of, or subjected to any Lien (other than Permitted Lien) any material Intellectual Property owned by the Primary Contributed Company, except non-exclusive licenses granted to customers in the ordinary course of business, or disclosed any material Trade Secrets (except pursuant to a written confidentiality agreement in the ordinary course of business with reasonable protections of, and preserving all rights of, the Primary Contributed Company);

(d) issued, sold or transferred any of its equity or equity-based interests or other equity convertible into, or the value of which is measured by reference to, its equity interests or other warrants, or other rights to acquire its equity interests, or any bonds or debt securities;

(e) made any material capital investment in, or any material loan to, any other Person (other than to another Primary Contributed Company), except in the ordinary course of business;

(f) (i) negotiated, modified, extended, or entered into any collective bargaining agreement or other contract or arrangement with any labor union, labor organization, or works council (each a “Labor Agreement”) or (ii) recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of any Primary Contributed Company;

(g) implemented or announced any employee layoffs, plant closings, reductions in force, furloughs or temporary layoffs that could implicate the WARN Act;

(h) waived or released any noncompetition, nonsolicitation, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual independent contractor of any Primary Contributed Company;

(i) hired, engaged, terminated (without cause), furloughed, or temporarily laid off any employee or individual independent contractor of any Primary Contributed Company with annual base salary in excess of $500,000;

(j) transferred any employee into or out of the Primary Contributed Company Group;

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(k) made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(l) (i) settled any dispute with respect to any income or other material Taxes, (ii) other than any election that is not reasonably expected to have a material effect (individually or in the aggregate) on the Company, any of the Company’s Subsidiaries, Cushman, or Greystone (or any of their respective Affiliates), made any election (or change or revocation thereof) with respect to Taxes, (iii) changed to or adoption of any method of Tax accounting, (iv) amended to any Tax Return, (v) consented or requested of any extension or waiver of the limitation period applicable to any Tax claim, (vi) entered into Tax sharing agreement or closing agreement, (vii) surrendered of any claim for a refund of Taxes, (viii) incurred of any liability for Taxes outside the ordinary course of business, (ix) failed to pay any Tax that becomes due and payable (including any estimated tax payments) or (x) prepared or filing of any Tax Return in a manner inconsistent with past practice, except as required by Tax Law;

(m) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(n) (i) established, adopted, entered into any material Non-Company Plan or materially modified or amended any Non-Company Plan (except for generally applicable changes to such Non-Company Plans that would not materially increase the Greystone Contributed Entities’ or their Subsidiaries’ costs with respect to such Non-Company Plan), (ii) established, adopted, entered into any material Company Plan or materially modified or amended or terminated any Company Plan, (iii) materially increased the compensation or benefits payable or provided, or to become payable or provided, to any of its current or former employees, officers, directors or other individual service providers, or (iv) taken any action to accelerate or modify the timing of payment, funding or vesting of any compensation or benefit payable or provided to any current or former employee, officer, director or other individual service provider;

(o) entered into any Related-Party Transaction; or

(p) committed to do any of the foregoing.

3.8 Title to Properties.

(a) Except as set forth on Schedule 3.8(a), the Primary Contributed Company Group owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) Schedule 3.8(b) sets forth the address of each leased real property, and a true and complete list of all leases, subleases or licenses with respect thereto (collectively, the “Leased Real Property”) and constitutes all of the real property leased, subleased, licensed or otherwise used or occupied by the Primary Contributed Company Group. Except as set forth on Schedule 3.8(b), the Leased Real Property leases are in full force and effect, and the applicable Primary Contributed Company holds a legal, valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other

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party and the application of any bankruptcy or creditor’s rights laws. Greystone has delivered or made available to Cushman complete and accurate copies of each of the leases described on Schedule 3.8(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Cushman. No Primary Contributed Company is in material breach or default under any of such leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Leased Real Property. Except as set forth on Schedule 3.8(b), no Primary Contributed Company Group has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein.

(c) Schedule 3.8(c) sets forth the address and description of each real property and the legal and beneficial owners of all of the real property owned by the Primary Contributed Company Group (the “Owned Real Property”). With respect to each Owned Real Property: (i) the applicable Primary Contributed Company has good, marketable fee simple legal and beneficial title to such real property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth on Schedule 3.8(c), the applicable Primary Contributed Company has not leased or otherwise granted to any Person the right to use or occupy such real property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iv) there are no unrecorded agreements that could adversely affect the Primary Contributed Company’s ability or right to own, use, operate, develop, or transfer the Owned Real Property, and (v) the applicable Primary Contributed Company’s possession and quiet enjoyment of the Owned Real Property has not been disturbed, and there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Greystone, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof or the operation of the applicable Primary Contributed Company’s business as currently conducted thereon.

3.9 Tax Matters.

(a) For the past three (3) years, the Primary Contributed Company Group has filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All income and other amounts of Taxes (whether or not shown as due by the Primary Contributed Company Group on any Tax Return) due have been timely paid and all such filed Tax Returns are true, correct, and complete in all material respects.

(b) Each Primary Contributed Company is and always has been an eligible entity for purposes of Treasury Regulation § 301.7701-3(a) and properly classified as a partnership or a disregarded entity for United States federal income tax purposes, no election has been made with respect to the entity classification of any Primary Contributed Company and no election under Treasury Regulation § 301.7701-3 is pending to change the income Tax classification of any Primary Contributed Company.

(c) The Primary Contributed Company Group has, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable U.S. federal, state, local and non-U.S. Tax law, withheld all material Taxes required to be withheld or collected from any employee, independent contractor, creditor, shareholder or other person and all such amounts have been duly and timely paid to the proper Tax Authority (or properly set aside for such payment).

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(d) There are no audits, claims, examinations, or disputes of any federal or any other material income Tax Returns with respect to the Primary Contributed Company Group or its operations currently in progress or threatened in writing.

(e) No Primary Contributed Company has waived any statute of limitations beyond the date hereof in respect of any material Taxes or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency, in each case that has not since expired or been withdrawn or otherwise resolved.

(f) The Primary Contributed Company Group has not participated in a listed transaction within the meaning of Treasury Regulations § 1.6011-4.

(g) No Primary Contributed Company is a party to or bound by any Tax sharing, allocation or indemnification agreement or obligation, other than any customary agreement or obligation entered into in the ordinary course of business, the primary purpose of which is not Taxes.

(h) the unpaid Taxes of each Primary Contributed Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) accrued on the Latest Balance Sheet (rather than in any notes thereto) and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Primary Contributed Companies in filing their Tax Returns and since the date of the Latest Balance Sheet, no Primary Contributed Company has incurred any material liability for Taxes outside the ordinary course of business.

(i) no Primary Contributed Company has received from any Tax Authority any written notice of proposed adjustment, deficiency or underpayment of Taxes, in each case, with respect to Taxes which has not been satisfied by payment or been withdrawn.

(j) there are no Liens with respect to Taxes on any assets of the Primary Contributed Companies except for Permitted Liens.

(k) no Primary Contributed Company will be required to include any item of income in, or exclude any item of deduction from, taxable income in any period (or portion thereof) ending after the Closing by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) election made pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law) on or before the Closing, (v) any “closing agreement” as described in Section 7121 of the Code, or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing.

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(l) no Primary Contributed Company is subject to Tax in any country other than the country (or political subdivision thereof) in which such Primary Contributed Company was organized by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income in that jurisdiction.

(m) no Primary Contributed Company currently has any existing tax basis that is associated with “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations § 1.197-2(h)(1)(i).

(n) each Primary Contributed Company has properly collected and remitted sales and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(o) No Primary Contributed Company has claimed any Tax credits or deferred any Taxes under any COVID Tax Measure.

3.10 Contracts and Commitments.

(a) Except as set forth on Schedule 3.10(a), as of the date hereof, no Primary Contributed Company is party to any (the contracts and agreements listed or required to be listed on Schedule 3.10(a), collectively, the “Material Contracts”):

(i) Labor Agreement;

(ii) contract that is (i) a settlement, conciliation or similar agreement with any Governmental Authority or (ii) pursuant to which a Primary Contributed Company will have any material ongoing contractual obligation after the date of this Agreement with any Governmental Authority;

(iii) agreement, loan or indenture relating to the borrowing of money in excess of $25,000,000 or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets;

(iv) guaranty of any obligation for borrowed money or other material guaranty, in each case, in excess of $25,000,000;

(v) agreement with respect to any Related-Party Transaction;

(vi) agreement that provides for the settlement of any litigation, conciliation or some other agreement that imposes (or continues to impose) any injunctive or similar equitable relief or that contains any ongoing obligations;

(vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $750,000;

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(viii) agreements relating to any completed material business acquisition by any Primary Contributed Company within the last two years;

(ix) material agreement relating to material Intellectual Property in any material respect, including any (A) license agreement granting a third party a license under material Intellectual Property owned by any Primary Contributed Company (other than licenses granted to customers in the ordinary course of business), or otherwise relating to the use in or license by any Primary Contributed Company of any material third-party Intellectual Property (excluding contracts with respect to off-the-shelf or commercially available Software or services that are used by the Primary Contributed Company Group for back-office purposes only), (B) agreement relating to the research, development or assignment of material Intellectual Property, and (C) agreement otherwise affecting any Primary Contributed Company’s or any third party’s ability to enforce, own, register, license, use, disclose, transfer or otherwise exploit any Intellectual Property (including any covenant not to sue or co-existence or settlement agreements); and

(x) contract that materially prohibits the Primary Contributed Company Group, as a whole, from freely engaging in business anywhere in the world (it being understood that this representation and warranty shall not require the scheduling of contracts that solely restrict a subset of the Primary Contributed Company Group from such free engagement).

(b) Greystone has made available to Cushman a true and correct copy of all written (or, in the case of oral, a description thereof) contracts that are referred to on Schedule 3.10(a).

(c) Greystone has made available to Cushman a true and correct copy of all written contracts, if any, with the ten (10) largest vendors as measured by the consideration paid to such vendors during each of the calendar years ended December 31, 2018, December 31, 2019 and December 31, 2020;

(d) Greystone has made available to Cushman a list of the 25 highest paid employees of the Primary Contributed Companies measured by annual base salary paid to such employees during each of the calendar years ended December 31, 2018, December 31, 2019 and December 31, 2020;

(e) No Primary Contributed Company is in default in any material respect under any Material Contract. All Material Contracts constitute legal, valid and binding obligations of the applicable Primary Contributed Company and are enforceable against the applicable Primary Contributed Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.11 Intellectual Property.

(a) All of the (i) patents, (ii) registered trademarks, registered service marks, (iii) registered copyrights, and applications for any of the foregoing, (iv) internet domain names, and (v) material proprietary Software, in each case that are owned by a Primary Contributed Company are accurately set forth on Schedule 3.11(a).

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(b) The Primary Contributed Company Group owns and possesses all right, title and interest in and to the Intellectual Property set forth on Schedule 3.11(a) and all other Intellectual Property owned or purported to be owned by any Primary Contributed Company (collectively, the “Owned Intellectual Property”), free and clear of all Liens, except for Permitted Liens. The Intellectual Property set forth on Schedule 3.11(a) is subsisting, and to Greystone’s Knowledge, valid and enforceable. The Primary Contributed Company Group has a valid, enforceable and sufficient right to use, all Intellectual Property used or held for use in, or necessary for, the conduct of the Business (together with all Owned Intellectual Property, collectively, the “Company Intellectual Property”), free and clear of all Liens, except for Permitted Liens. No Company Intellectual Property is subject to any consent, settlement, injunction, decree, order, writ or judgment prohibiting or restricting any Primary Contributed Company’s use, ownership, enforcement or other exploitation or disposition thereof in any material respect. The Company Intellectual Property and Computer Systems will be owned, licensed, or otherwise available for use by the Primary Contributed Company Group immediately after the Closing Date on terms and conditions substantially identical to those under which the Primary Contributed Company Group owned or used the Company Intellectual Property and Computer Systems immediately prior to the Closing Date, without additional payments.

(c) During the past four (4) years, no Primary Contributed Company has received any written notices from any third party with respect to infringement, misappropriation, or other violation of any third-party Intellectual Property by a Primary Contributed Company.

(d) (i) The conduct of the Primary Contributed Company Group’s business as presently conducted is not currently, and was not at any point in the past four (4) years, infringing, misappropriating, or otherwise violating the Intellectual Property of any third party in any material respect, (ii) there are no, and there have been no in the past four (4) years, (A) claims of Intellectual Property infringement, misappropriation, or violation, (B) challenges of Intellectual Property ownership, use, validity, enforceability, patentability or registrability, or (C) claims regarding Data Security Requirement, in each case, pending or threatened in writing against any Primary Contributed Company, and (iii) to Greystone’s Knowledge, no third party is currently infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Primary Contributed Company Group.

(e) The Primary Contributed Company Group has taken commercially reasonable measures to protect the confidentiality of their material Trade Secrets. To Greystone’s Knowledge, no such Trade Secrets have been or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement with such Person with reasonable protections of, and preserving all rights of, the Primary Contributed Company Group. All Persons that have authored, developed or otherwise created any material Intellectual Property for or on behalf of any Primary Contributed Company have executed valid and enforceable written agreements pursuant to which such Persons (i) are bound to keep confidential and not disclose the Trade Secrets owned

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or used by the Primary Contributed Company Group and (ii) assigns (via a present grant of assignment) to a Primary Contributed Company exclusive ownership of all Intellectual Property authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Primary Contributed Company Group, in accordance with all Laws and without further consideration or any restrictions or obligations on any Primary Contributed Company. To Greystone’s Knowledge, no Person has breached any agreement referenced in this Section.

(f) None of the material Software owned by the Primary Contributed Company Group (“Company Software”) is subject to any “open source,” “copyleft” or analogous license (including any GPL, AGPL or other open source Software license) in a manner that (i) requires, or conditions the use or any public distribution of any such Software, on the disclosure, licensing, or distribution of any source code for any portion of such Company Software or (ii) otherwise impose any material limitation, restriction, or condition on the right or ability of any Primary Contributed Company to use, license, distribute, or otherwise exploit any portion of the Company Software (including, for clarity, any limitation on the compensation that any Primary Contributed Company may charge in the marketing, licensing, sale, distribution, or other commercial exploitation or other use of such Company Software or any requirement that such Company Software be disclosed, licensed or distributed for the purpose of making derivative works). The Primary Contributed Company Group possesses all material source code and other documentation and materials necessary to compile, operate and maintain the Company Software. All Company Software operates in all material respects in accordance with its documentation. There are no viruses, “worms”, “time bombs”, “key-locks”, Trojan horses or similar disabling codes, programs or devices in any of the Company Software which would materially impact the Company. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee of Primary Contributed Company Group and subject to appropriate confidentiality obligations, and no Primary Contributed Company has any duty or obligation (whether present, contingent, or otherwise) to do so.

(g) In the past two (2) years, no Primary Contributed Company has been subject to any data security breach or other incident in which personally identifiable information (including “personal data”, “personal information”, and similar data and information protected by privacy and data security related Laws) or other sensitive information in the possession of any Primary Contributed Company, any Computer System, or any other material Trade Secret of the Primary Contributed Company, in each case, was stolen or subject to other unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use. The Primary Contributed Company Group and the conduct of the Business are in material compliance with, and have been in material compliance with in the past two (2) years, all Data Security Requirements. The transactions contemplated by this Agreement will not violate or otherwise result in any liabilities in connection with any Data Security Requirements.

(h) The Primary Contributed Company Group owns or has valid, enforceable and sufficient rights to use all material computer systems and other information technology systems, including Software, hardware, networks, platforms and related systems, owned, leased, licensed or otherwise used or relied on by the Primary Contributed Company Group and the data stored or contained therein or transmitted thereby (collectively, the

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“Computer Systems”) and has complied in all material respects with the terms and conditions of the agreements corresponding to such Computer Systems. The Primary Contributed Company Group has taken commercially reasonable actions to protect the confidentiality, security and integrity of the Computer Systems in all material respects, has implemented and maintains commercially reasonable back-up, disaster recovery and business continuity procedures for the Computer Systems, and in all material respects, acts in compliance therewith. The Computer Systems are sufficient for the conduct of the Business. In the past two (2) years, there have been no material failures, breakdowns or continued substandard performance of any Computer Systems that have not been remediated in all material respects.

3.12 Litigation. Except as set forth on Schedule 3.12, there are no material Actions pending or, to Greystone’s Knowledge, threatened against, or by, Greystone, the Greystone Contributed Entities or any of their Subsidiaries, at law or in equity, or before or by any Governmental Authority. The Primary Contributed Company Group is not subject to any outstanding order, writ, injunction or decree.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth a complete and correct list of the material Company Plans and Non-Company Plans (excluding any employment agreements, offer letters or individual incentive compensation arrangements, in each case, that do not provide for severance benefits, equity or equity-based compensation, retention bonuses, or “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder)) (the Company Plans and Non-Company Plans together, the “Plans”).

(b) Each of the Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and to Greystone’s Knowledge, nothing has occurred that could reasonably be expected to affect the qualified status of the Plan. The Company Plans and the Non-Company Plans have been established, maintained, funded, operated and administered in compliance in form and in operation in all material respects with their terms and the requirements of the Code, ERISA and other applicable Laws. There are no pending or, to Greystone’s Knowledge, threatened Actions (other than routine claims for benefits) against or with respect to any Company Plan or, except as could not result in any liability to any member of the Primary Contributed Company Group, any Non-Company Plan. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Plan, that in any case could reasonably be expected to result in a material liability to any Primary Contributed Company. No Primary Contributed Company has incurred (whether or not assessed) or could reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) With respect to the Company Plans and, except as could not result in any liability to any member of the Primary Contributed Company Group, the Non-Company Plans, all required material contributions and distributions have been timely made (to the extent due) or properly accrued (to the extent not yet due).

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(d) Greystone has made available to Cushman true and complete copies, if any, of (i) each Plan and such Plan’s most recent summary plan description, (ii) the most recent determination letter received from the Internal Revenue Service regarding the Plans, if any, (iii) the latest Form 5500 annual report for each Plan, if any, and (iv) any non-routine correspondence with any Governmental Authority regarding any Plan.

(e) No Plan is, and no Primary Contributed Company maintains, sponsors, contributes to or has any current or contingent liability or obligation (including on account of an ERISA Affiliate) with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) as of the date hereof, a “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA), or (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No Primary Contributed Company has any liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f) No Primary Contributed Company has any current or contingent obligation to provide post-ownership, post-employment or retiree health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law for which the covered Person pays the full premium cost of coverage (except as required to be paid by the employer under the American Rescue Plan Act of 2021).

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, could result in (i) any payment or benefit becoming due to, or an increase in or acceleration of the timing of payment, funding or vesting of the compensation or benefits of, any current or former employee, officer, director or other individual service provider of any Primary Contributed Company; (ii) the establishment, amendment, modification, termination or renewal or extension of the term of any Company Plan (or any other plan, program, policy, agreement or arrangement that would constitute a Company Plan if in effect on the date hereof); or (iii) the forgiveness of any loan or similar obligation of any current or former employee, officer, director or other individual service provider of any Primary Contributed Company.

(h) No amount that could be received (whether in cash, property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code and the regulations and guidance promulgated thereunder) with respect to any Primary Contributed Company as a result of the consummation of the transactions contemplated by this Agreement could, either alone or in combination with the occurrence of any other event, fail to be deductible by reason of Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

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(i) Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code and the regulations and guidance promulgated thereunder) has been established, operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

(j) No Primary Contributed Company has any indemnity or “gross-up” obligation for any Taxes imposed under Section 409A or Section 4999 of the Code.

3.14 Insurance. Schedule 3.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Primary Contributed Company Group or that cover the Primary Contributed Companies as of the date hereof. No written notice of cancellation or termination has been received by the Primary Contributed Company Group with respect to any such policy.

3.15 Compliance with Laws.

(a) Each Primary Contributed Company and its Subsidiaries is and for the past three (3) years has been in compliance in all material respects with all applicable Laws. No Primary Contributed Company Group has received any written notice, or to Greystone’s Knowledge, oral notice of violation thereof from any Governmental Authority.

(b) Each Primary Contributed Company has made all material declarations and filings with Governmental Authorities necessary for the lawful conduct of their respective businesses as presently conducted.

3.16 Anti-Money Laundering, Anti-Corruption and Anti-Bribery Laws. For the past three (3) years, none of Greystone, any Primary Contributed Company nor any of its respective directors, officers, employees, or, to the Knowledge of Greystone or any agent acting for or on behalf of Greystone, has, directly or to the knowledge of Greystone, indirectly, (a) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value, including any unlawful reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) unlawfully paid, offered or promised to pay or offered any unlawful bribe, payoff, influence payment, kickback, rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, the Money Laundering Control Act, or any other applicable anti-money laundering, anti-corruption or anti-bribery Laws or regulations.

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3.17 Permits. Greystone and the Primary Contributed Companies hold, and are in compliance with, all permits, licenses, registrations and authorizations that are necessary for the operation of the Business as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, in each case, except to the extent that any such failure to hold any such permits, licenses, registrations and authorizations or any such non-compliance would not reasonably be expected to be material and adverse to Greystone or the Primary Contributed Companies. All such permits, licenses, registrations and authorizations are in full force and effect in all material respects. No event has occurred which, with notice or lapse of time or both, would constitute a material default or violation of any term or condition or provision of any such permits, licenses, registrations and authorizations. No Governmental Authority has threatened in writing the suspension or cancellation of any such permits, licenses, registrations and authorizations.

3.18 Environmental Compliance and Conditions.

(a) Each Primary Contributed Company Group has obtained and possesses all material permits, licenses, registrations and other authorizations required under applicable Laws concerning occupational or public health and safety, pollution or protection of the environment that were enacted and in effect as of the date hereof, including all applicable Laws relating to the emission, discharge, release or threatened release of any Hazardous Materials into the environment, including ambient air, surface water, groundwater or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials (“Environmental and Safety Requirements”), in each case, except to the extent that any such failure to hold any such permits, licenses, registrations and authorizations or any such non-compliance would not reasonably be expected to be material and adverse to Greystone or the Primary Contributed Companies.

(b) Each Primary Contributed Company Group is, and for the past three (3) years has been, in compliance in all material respects with all terms and conditions of such permits, licenses, registrations and authorizations required under Environmental and Safety Requirements and for the past three (3) years, has been, in material compliance with all other Environmental and Safety Requirements.

(c) No Primary Contributed Company has received any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Primary Contributed Company Group or its facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.

(d) Each Primary Contributed Company and the Ancillary Business has furnished to Cushman all material environmental, health or safety reports, audits and assessments that it has is its possession and under its reasonable control in relation to environmental, health or safety liabilities relating to any Primary Contributed Group Company or their current or former facilities or operations.

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3.19 Employees.

(a) Each employee of Greystone and its Affiliates whose duties and responsibilities primarily relate to the Primary Contributed Company Group are employed by or are an officer or director of the Primary Contributed Company Group. No Primary Contributed Company has experienced any actual, or to Greystone’s Knowledge, threatened strikes, lockouts, material labor arbitrations, picketing, handbilling, material labor grievances, unfair labor practice charges, collective bargaining dispute, or other material labor dispute since January 1, 2019. To Greystone’s Knowledge, no labor organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Primary Contributed Company Group and no such effort has occurred within the past three (3) years. No Primary Contributed Company has received a written (or, to Greystone’s Knowledge, oral) demand for recognition or certification from a labor union, works council, other labor organization, or group of employees of any Primary Contributed Company within the past three (3) years and there are no representation or certification proceedings presently pending or, to Greystone’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. No Primary Contributed Company has received any written notification of any material grievances, complaints or charges that have been filed against the Primary Contributed Company Group under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. No Primary Contributed Company is party to or bound by any Labor Agreement.

(b) In the past three (3) years, no Primary Contributed Company has implemented any plant closing or mass layoff triggering notice requirements under the Worker Adjustment and Retraining Notification Act or any similar Law (“WARN Act”). The Primary Contributed Company Group does not have any material outstanding liability under the WARN Act. The Primary Contributed Company Group and, except as would not result in a material liability to the Primary Contributed Company Group, Greystone and its Affiliates are, and for the past three (3) years have been, is in compliance with applicable Laws pertaining to labor, employment, and employment practices, including applicable laws respecting terms and conditions of employment, health and safety, employment harassment, discrimination, or retaliation, whistleblowing, disability rights or benefits, equal opportunity, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), labor relations, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, employee leave issues, COVID-19, affirmative action.

(c) To Greystone’s Knowledge, no current or former employee or individual independent contractor of any Primary Contributed Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, non-solicitation agreement, restrictive covenant or other contractual obligation: (i) currently owed to the applicable Primary Contributed Company; or (ii) currently owed to any third party with respect to such person’s right to be employed or engaged by the Primary Contributed Company.

(d) Except as set forth Schedule 3.19(d), to Greystone’s Knowledge, no current employee of any Primary Contributed Company with annual base compensation at or above $250,000 has provided Greystone notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

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(e) For the past three (3) years, the Primary Contributed Company Group has promptly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them has been made aware in writing. The Primary Contributed Company Group do not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, managers, employees, contractors or agents Primary Contributed Company Group, that, if known to the public, would bring the any Primary Contributed Company into material disrepute.

3.20 Brokerage. Except as set forth on Schedule 3.20, (x) neither Greystone nor any of its Subsidiaries have entered into any agreement to pay any brokers’ or finders’ fees to any Person with respect to this Agreement or the sale and issuance of Class A Units or Class B Units and (y) there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Primary Contributed Company Group.

3.21 Indemnification. Except as set forth on Schedule 3.21, no indemnification claims have been made by or against Greystone, Greystone Servicing Company LLC or their respective affiliates under that certain Asset Purchase Agreement dated as of January 1, 2020, by and between Greystone Servicing Company LLC and C-III Asset Management LLC.

3.22 Restrictive Covenants. Except as set forth on Schedule 3.22, none of the Primary Contributed Company Group is subject to any covenant or contractual obligations that, by its terms, restricts or limits, such entity’s ability to engage, or compete with any Person, in any line of business, in any geographic area, at any time.

3.23 Investment Representation. Greystone is acquiring the Class A Units and Class B Units of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Greystone is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Greystone acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Class A Units and Class B Units of the Company. Greystone acknowledges that the Class A Units and Class B Units of the Company have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Class A Units and the Class B Units of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Class A Units and Class B Units of the Company are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CUSHMAN

Cushman represents and warrants to Greystone that:

4.1 Organization and Corporate Power. Cushman is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to enter into this Agreement and perform its obligations hereunder.

4.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Cushman and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Cushman and assuming that this Agreement is a valid and binding obligation of the Greystone, this Agreement constitutes a valid and binding obligation of Cushman, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.3 No Breach. Cushman is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Cushman’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Governmental Consents. Except as set forth on Schedule 4.4, Cushman is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by Cushman in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Litigation. There are no Actions pending or, to Cushman’s knowledge, threatened against Cushman at law or in equity, or before or by Governmental Authority that would adversely affect Cushman’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.6 Brokerage. Except as set forth on Schedule 4.6, neither Cushman nor any of its Subsidiaries has entered into any agreement to pay any brokers’ or finders’ fees to any Person with respect to this Agreement or the sale and issuance of Class A Units or Class B Units and (y) there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Cushman.

4.7 Investment Representation. Cushman is acquiring the Class A Units and Class B Units of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Cushman is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange

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Commission under the Securities Act of 1933, as amended. Cushman acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Class A Units and Class B Units of the Company. Cushman acknowledges that the Class A Units and Class B Units of the Company have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Class A Units and the Class B Units of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Class A Units and Class B Units of the Company are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

4.8 Financing. Cushman has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. Cushman affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Cushman obtains financing for the transactions contemplated by this Agreement.

4.9 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Cushman and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Cushman and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Cushman or its Subsidiaries.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

5.1 Confidential Information. The Joint Owners acknowledge and agree that until the Closing each Joint Owner remains bound by the Confidentiality Agreement and that all information such Joint Owner obtains in connection with the transactions contemplated by this Agreement shall be subject to the Confidentiality Agreement, provided, however, that in the event of the termination of this Agreement in accordance with Section 7.1, the term of the Confidentiality Agreement shall be amended in accordance with Section 7.2 hereof and shall then expire in accordance with its amended terms.

5.2 Filings. Each of the Joint Owners shall use their respective reasonable best efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated hereby and to make or cause to be made all material filings and submissions under any material Laws for the consummation of thereof that are set forth on Schedule 2.2(c)(vi) and in Schedule 2.3(c)(iii). The Joint Owners will cooperate with each other in exchanging such information and providing such assistance as a Joint Owner may reasonably request in connection with all of the foregoing. Notwithstanding anything to the contrary herein,

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subject to all confidentiality obligations between the parties hereto, in the event that Cushman or any of its Affiliates is required or otherwise determines to make a public filing related to or otherwise in connection with this Agreement, the Transactions, the Company, Greystone or any of their respective Affiliates, including pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, Cushman shall use reasonable best efforts to provide Greystone prompt notice thereof and reasonable time to review and comment on such filing and shall, in good faith, consider any comments Greystone shall propose in connection therewith; provided that, notwithstanding the foregoing, Cushman shall not be required to provide Greystone with any notice or any time to review or comment with respect to any public filing following the initial Form 8-K filed in connection with this Agreement (such initial Form 8-K, the “Initial Form 8-K”), other than any amendment to the Initial Form 8-K that is materially inconsistent with the Initial Form 8-K.

5.3 Conditions.

(a) Greystone shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 2 (other than those conditions that are by their nature to be satisfied at the Closing), including causing the conditions set forth in Section 2.2 to be satisfied and to consummate the transactions contemplated herein. For the avoidance of doubt, Greystone is responsible for delivering and obtaining the notices, consents, authorizations orders and approvals the set forth on Schedule 2.2(c)(vi).

(b) Cushman shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 2 (other than those conditions that are by their nature to be satisfied at the Closing), including causing the conditions set forth in Section 2.3 to be satisfied and to consummate the transactions contemplated herein.

5.4 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 7.1, no Joint Owner shall take, and each Joint Owner shall direct its Affiliates, officers, directors, employees and representatives not to: (i) solicit, initiate discussions or engage in negotiations with any Person, other than the Joint Owners and their Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Company or any Primary Contributed Company (whether by way of merger, purchase of equity or purchase of assets) (an “Acquisition Transaction”); or (ii) enter into any definitive agreement with any Person effecting an Acquisition Transaction.

5.5 Fees and Expenses. Each party hereto shall pay, on a pre-Closing basis, its own expenses incidental to the preparation and negotiation of this Agreement and the other Transaction Documents and the consummation of the Transactions, including, with respect to Greystone, the Sale Transaction Expenses and, with respect to each party, the fees and

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disbursements of their respective attorneys, accountants, brokers, finders and investment bankers. Notwithstanding the foregoing, Greystone Select Company II LLC shall pay Greystone’s portion of the expenses incidental to the preparation and negotiation of this Agreement and the other Transaction Documents and the consummation of the Transactions.

5.6 Intended Tax Treatment. For U.S. federal and applicable state income Tax purposes, the Joint Owners agree that the (i) the contribution of the Contribution Amount to the Company from Cushman and the issuance of 40 Class A Units and 1 Class B Unit to Cushman in exchange therefor and (ii) the contribution of the Greystone Contributed Entities to the Company from Greystone and the issuance of 60 Class A Units and 99 Class B Units to Greystone in exchange therefor, shall be treated as a contribution of property within the meaning of Section 721(a) of the Code (the “Intended Tax Treatment”), and the Joint Owners shall (x) file all U.S. federal and applicable state and local income Tax Returns in a manner consistent with the Intended Tax Treatment and (y) not take any actions or positions inconsistent with the Intended Tax Treatment, unless otherwise required by applicable law.

5.7 Use of Corporate Cash. Subject to the remainder of this Section 5.7 and Article 6, if at the Closing, (x) the amount of Corporate Net Debt is equal to or less than the Target Corporate Net Debt, (y) the Corporate Cash is equal to or greater than the Target Corporate Cash and (z) the Net Asset Value is equal to or greater than the Target Net Asset Value (clauses (x), (y) and (x), collectively, the “Balance Sheet Conditions”), the Company shall be entitled to (i) use any of the remaining Contribution Amount that is not held back up to $300 million for the benefit of the Primary Contributed Companies or the Ancillary Business and (ii) any portion of the remaining Contribution Amount in excess of such $300 million that is not held back (if any) for any purpose. If at the Closing any of the Balance Sheet Conditions is not satisfied, the Company shall hold all or a portion of the Contribution Amount in Corporate Cash sufficient to satisfy each of the Balance Sheet Conditions and continue to hold such amount in Corporate Cash until each of the Balance Sheet Conditions is satisfied (the aggregate amount (if any) required to be held back with respect to clause (x) of the Balance Sheet Conditions; the aggregate amount (if any) required to be held back with respect to clause (y) of the Balance Sheet Conditions; and the aggregate amount (if any) required to be held back with respect to clause (z) of the Balance Sheet Conditions). Subject to Article 6, following such time as each of the Balance Sheet Conditions is satisfied, the Company shall be entitled to (i) use any of the remaining Contribution Amount that is not held back up to $300 million for the benefit of the Primary Contributed Company Group or the Ancillary Business and (ii) any portion of the remaining Contribution Amount in excess of such $300 million that is not held back (if any) for any purpose. For purposes of this Section 5.7, Corporate Net Debt shall be determined immediately following the final determination of the Positive Post-Closing Adjustment Amount in accordance with Section 1.6. Notwithstanding anything to the contrary contained herein, (i) the Company shall hold 10% of the Contribution Amount in Corporate Cash until the Closing Statement becomes final and binding in accordance with Section 1.6 and to support the obligations of the Company under this Section 5.7, and (ii) an amount equal to the Positive Post-Closing Adjustment Amount shall be held in Corporate Cash for the benefit of the Primary Contributed Company Group in perpetuity, regardless of whether any or all of the Balance Sheet Conditions are satisfied. If these conditions are met by retaining a portion of the Contribution Amount in Corporate Cash for the benefit of the Primary Contributed Company Group in perpetuity, there will not be a reduction to the Contribution Amount under Section 1.3(a). Notwithstanding anything to the contrary contained herein, in the event that any Balance Sheet

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Condition is not satisfied at the time the Closing Statement becomes final and binding in accordance with Section 1.6, Greystone shall be required to contribute such portion of the Contribution Amount to the Company for the benefit of the Primary Contributed Company Group for so long as is necessary to satisfy the Balance Sheet Conditions.

5.8 Books and Records. Subject to compliance with COVID-19 Measures, during the period between the date hereof and the Closing Date, Greystone shall permit Cushman reasonable access, during normal business hours and upon reasonable written request, to the offices, management-level employees and books and records of the Company, the Greystone Contributed Entities and their Subsidiaries, in each case, in a manner that does not interfere with the Business or the business of any Greystone Affiliate or the normal business operations of Greystone or any of its Affiliates. Greystone and the Company shall also furnish, or cause to be furnished, to Cushman such financial and operating data and other information with respect to the Company and its Subsidiaries and all of their respective offices, employees, businesses and operations as Cushman shall from time to time reasonably request in writing to the extent reasonably necessary to enable Cushman to complete the Transactions. Such inspection rights may be exercised by Cushman through any agent, independent public accountant, or other representative designated by Cushman provided that such agent, independent public accountant or other representative either (x) is bound by confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement, (y) is subject to a professional duty of confidentiality, or (z) enters into a customary access letter reasonably satisfactory to Greystone.

5.9 Conduct of the Business. Except: (i) as set forth on Schedule 5.9; (ii) as required by applicable Law or by contract or Company Plan; (iii) as expressly permitted, required or contemplated by the Transaction Agreements; (iv) in connection with the Pre-Closing Restructuring; or (iv) with the prior written consent of Cushman (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to the Closing Date (the “Interim Period”), the Company shall, and Greystone shall cause the Company to, (A) conduct the business of the Company in the ordinary course of business and (B) use commercially reasonable efforts to preserve intact its present business organizations and preserve intact its books and records, in each case, in the ordinary course of business. Without limiting the generality of the foregoing, except: (1) as set forth on Schedule 5.9, (2) as required by Law or by contract or Company Plan; (3) as expressly permitted, required or contemplated by the Transaction Agreements, or (4) in connection with the Pre-Closing Restructuring, during the Interim Period, the Company shall not, and Greystone shall cause the Company and the Primary Contributed Companies not to, without the prior written consent of Cushman (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend its certificate of formation or other organizational documents;

(b) issue, reissue, sell or grant, or authorize the issuance, reissuance or sale of, any of its equity, or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of any of its equity, or amend any terms of any of its equity securities or agreements;

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(c) adjust, split, combine, subdivide or reclassify any of its equity, or redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its equity, or declare or pay any dividend or distribution (other than dividends and distributions paid prior to 11:59 p.m. on the day immediately prior to the Closing);

(d) sell, lease, transfer or otherwise dispose of any material properties or assets of the Company or mortgage or encumber any material properties or assets, whether real or personal, other than Permitted Liens or leases, transfers or dispositions in the ordinary course of business;

(e) create, incur, assume or guarantee any indebtedness for borrowed money, other than: (i) in the ordinary course of business, (ii) pursuant to inter-company arrangements among or between the Company and one or more of its Affiliates set forth on Schedule 5.9(e) or (iii) indebtedness which is repaid at or prior to the Closing;

(f) change in any material respect any of its material accounting principles, practices or methods, except as may be required by any Governmental Authority or to comply with GAAP or applicable Law;

(g) acquire (by merging or consolidating with, purchasing all or substantially all of the assets or equity of, or by any other manner acquiring) any Person for consideration in excess of $50 million;

(h) (i) establish, adopt, enter into any material Plan or materially modify or amend any Plan (except for generally applicable changes to Non-Company Plans that would not materially increase the Greystone Contributed Entities’ or their Subsidiaries’ costs with respect to such Non-Company Plan), (ii) establish, adopt, enter into any material Company Plan or materially modify or amend or terminate any Company Plan, (iii) other than in the ordinary course of business, materially increase the compensation or benefits payable or provided, or to become payable or provided, to any of its current employees, officers, directors or other individual service providers that earn over $250,000 in annual base compensation, or (iv) take any action to accelerate or modify the timing of payment, funding or vesting of any compensation or benefit payable or provided to any current or former employee, officer, director or other individual service provider; provided, that for purposes of this Section 5.9(h) the terms “Company Plan,” “Non-Company Plan” and “Plan” shall exclude any employment agreements, offer letters or individual incentive compensation arrangements, in each case, that do not provide for severance benefits, equity or equity-based compensation, change in control payments or benefits, retention bonuses, or “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder)

(i) enter into any joint venture other than a Bona Fide Joint Venture;

(j) either (i) change the U.S. federal income tax classification of the Company or (ii) settle or compromise any material Tax liability or change any material Tax election (not described in clause (i)) with respect to its Taxes not required by Law;

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(k) enter into, amend, assign or terminate any Material Contract, except: (i) in the ordinary course of business; (ii) as would not be reasonably likely to have a Material Adverse Effect or (ii) as disclosed on Schedule 5.9(k);

(l) authorize or make any commitment with respect to any capital expenditure that is, individually or in the aggregate, in excess of $1,000,000;

(m) adopt a plan of dissolution, liquidation, merger, consolidation or other reorganization;

(n) enter into or amend any Related-Party Transaction; or

(o) agree, whether in writing or otherwise, to take any of the foregoing prohibited actions.

5.10 Unwinding of Credit Lines, Guaranties, Indebtedness.

(a) Following the date hereof, Greystone shall use reasonable best efforts to cause each credit line, guaranty, indebtedness or financial derivative to which any of the Ancillary Business Entities or any of their respective properties or assets, on the one hand, or the Primary Contributed Companies, the Chief Executive Officer, any Family Vehicles, Greystone, any of their respective Affiliates (other than the Ancillary Business Entities) or any of their respective properties or assets, on the other hand, is a party or subject to be released, terminated, discharged and cancelled, either with respect to the Ancillary Business Entities and their respective properties or assets or with respect to the Primary Contributed Companies, the Chief Executive Officer, any Family Vehicles, Greystone, any of their respective Affiliates (other than the Ancillary Business Entities) or any of their respective properties or assets, as applicable, except as set forth in Schedule 5.10.

(b) Following the date hereof, Greystone shall use reasonable best efforts to cause each credit line, guaranty, indebtedness or financial derivative to which any of the Primary Contributed Companies or any of their respective properties or assets, on the one hand, or the Ancillary Business Entities, the Chief Executive Officer, any Family Vehicles, Greystone, any of their respective Affiliates (other than the Primary Contributed Companies) or any of their respective properties or assets, on the other hand, is a party or subject (the credit lines, guarantees, indebtedness and financial derivatives described in clauses (a) and (b), collectively, “Intercompany Obligations”) to be released, terminated, discharged and cancelled either with respect to the Primary Contributed Companies and their respective properties or assets or the or with respect to the Ancillary Business Entities, the Chief Executive Officer, any Family Vehicles, Greystone, any of their respective Affiliates (other than the Primary Contributed Companies) or any of their respective properties or assets, as applicable, except as set forth in Schedule 5.10.

(c) If Greystone is unable to cause any Intercompany Obligations to be so released, terminated, discharged and cancelled then Greystone shall continue to use reasonable best efforts following the Closing to cause any Intercompany Obligations to be released, terminated, discharged and cancelled.

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ARTICLE 6

SURVIVAL; INDEMNIFICATION

6.1 Survival of Representations, Warranties and Covenants. (i) The representations and warranties of Greystone and Cushman contained in or made pursuant to this Agreement (other than the Greystone Fundamental Representations, the Cushman Fundamental Representations and the representations and warranties set forth in Section 3.15 (Compliance with Law) and Section 3.9 (Tax Matters)), shall survive until the first (1st) anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 3.15 (Compliance with Law) and the R&W Exclusions shall survive until the third (3rd) anniversary of the Closing Date, (iii) the representations and warranties set forth in Section 3.9 (Tax Matters) shall survive until sixty (60) days following expiration of the applicable statute of limitations and (iv) the Greystone Fundamental Representations and the Cushman Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date. Notwithstanding the foregoing, in the event of Fraud with respect to a representation or warranty, such representation or warranty shall survive until the end of the applicable statute of limitations. All covenants and agreements that by their terms do not contemplate performance after the Closing Date shall not survive the Closing, provided that the remedies under this Article VI with respect to any breach of the covenants and agreements set forth in Sections 5.9(a)-(c), (g), (j), (m), (n) and, solely with respect to the covenants set forth in Sections 5.9(a)-(c), (g), (j), (m), (n), Section 5.9(o) (the “Surviving Pre-Closing Covenants”) shall survive the Closing until the six month anniversary of the Closing. All covenants and agreements that by their terms are to be performed at or after the Closing (including the agreements in Section 5.10 and any agreements to make payments hereunder) will survive the Closing until fully performed in accordance with their terms, unless otherwise specified. Any claim asserted in writing under this Article 6 in accordance with Section 6.2 by a party seeking indemnification prior to the expiration of the time periods set forth in this Section 6.1 (and the representation, warranty, covenant and/or agreement that is the basis for such claim) shall survive until such claim is finally and fully resolved. Any claim not made on or prior to the expiration of the applicable survival period set forth in this Section 6.1 shall be irrevocably and unconditionally released and waived by the party seeking indemnification with respect thereto. It is the express intent of the parties that, if the applicable period for an item as contemplated by this Section 6.1 is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be increased to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the parties.

6.2 Indemnification.

(a) Effective at and after the Closing, Greystone shall indemnify Cushman and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Cushman Indemnitees”, provided that, solely for purposes of the definition of “Cushman Indemnitees,” following the Closing, the Company shall be deemed to be an Affiliate of Cushman) against, and agrees to hold each of them harmless from, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards,

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penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees (“Losses”) incurred or suffered by any Cushman Indemnitee to the extent arising out of or relating to (but without duplication of recovery) (i) the breach of any representation or warranty of Greystone in this Agreement (disregarding in the case of this clause (i) for the purposes of the determination of (a) any Losses and (b) the existence of any breach or inaccuracy, any limitations or qualifications as to “material”, “Material Adverse Effect” or similar qualifications set forth herein and therein; provided that such materiality qualifications shall not be disregarded for purposes of Section 3.6(a) and the first sentence in Section 3.7 and “Material” shall not be disregarded from, or with respect to, the name of defined terms and their respective definitions or with respect to any claim for Fraud), (ii) the breach of the covenants under this Agreement to be performed by Greystone, (iii) any Indemnified Taxes, (iv) Pre-Closing Restructuring, (v) Sale Transaction Expenses, (vi) Future Split Policy Liabilities, (vii) any Environmental Contamination (as defined in the R&W Insurance Policy), other than Environmental Claims (as defined in the R&W Insurance Policy) and/or (viii) any claims related breaches of Environmental and Safety Requirements with respect to the undeveloped land located in Freeport, County of Cumberland, State of Maine (the items set forth in subclauses (vii) and (viii), collectively, the “R&W Exclusions”).

(b) Effective at and after the Closing, Cushman shall indemnify Greystone and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Greystone Indemnitees” and together with the Cushman Indemnitees, the “Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by any Greystone Indemnitee to the extent arising out of or relating to (but without duplication of recovery) (i) the breach of any representation or warranty of Cushman contained in this Agreement (disregarding in the case of this clause (i) for the purposes of the determination of (a) any Losses and (b) the existence of any breach or inaccuracy, any limitations or qualifications as to “material”, “Material Adverse Effect” or similar qualifications) and (ii) any breach of the covenants under this Agreement to be performed by Cushman.

6.3 Limitations on Indemnification Obligations; Calculation of Losses.

(a) Greystone shall not be liable hereunder to the Cushman Indemnitees with respect to the matters set forth in Section 6.2(a)(i) (excluding any breach of the Greystone Fundamental Representations), any R&W Exclusion or for a breach of any Surviving Pre-Closing Covenant until the aggregate amount of all such Losses incurred by the Cushman Indemnitees as a result of all applicable breaches exceeds $500,000 (the “Threshold”), and then the Cushman Indemnitees shall be entitled to indemnification for the entire amount of all such Losses. Cushman shall not be liable hereunder to the Greystone Indemnitees with respect to the matters set forth in Section 6.2(b)(i) until the aggregate amount of all such Losses incurred by the Greystone Indemnitees as a result of all applicable breaches exceeds the Threshold, and then the Greystone Indemnitees shall be entitled to indemnification for the entire amount of all such Losses. The aggregate amount to be paid to the applicable Indemnified Party shall constitute Losses for purposes of this Section 6.3(a).

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(b) The aggregate amount required to be paid by Greystone pursuant to Section 6.2(a)(i) (excluding any breach of the Greystone Fundamental Representations and the representations and warranties set forth in Section 3.15 (Compliance with Law)), any R&W Exclusion and any Surviving Pre-Closing Covenant shall not, in the aggregate, exceed $62,500,000 (the “Cap”). The aggregate amount required to be paid by Greystone pursuant to Section 6.2(a)(i) for any breach of a representation or warranty set forth in Section 3.15 (Compliance with Law) shall not, in the aggregate, exceed, $150,000,000. The aggregate amount required to be paid by Greystone pursuant to Section 6.2(a) (including, for the avoidance of doubt, with respect to breaches of the Greystone Fundamental Representations, any breach of a representation or warranty set forth in Section 3.15 (Compliance with Law), any R&W Exclusions and any breach of a Surviving Pre-Closing Covenant) shall not, in the aggregate, exceed the Contribution Amount. The aggregate amount required to be paid by Cushman pursuant to Section 6.2(b)(i) shall not, in the aggregate, exceed the Cap.

(c) Notwithstanding anything herein to the contrary, in no event shall the limitations set forth in Sections 6.3(a) and (b) apply to any indemnification obligations of a Joint Owner with respect to claims for Fraud by such party.

(i) Notwithstanding anything herein to the contrary, Losses under this Agreement shall be paid as follows: In the event that any indemnification obligation is determined to be due and payable to any Cushman Indemnitee pursuant to Section 6.2 (in accordance with and subject to the limitations set forth in this Article VI) for any claim with respect to a Loss incurred by the Company (whether or not such Loss is a Third Party Claim and whether or not any other Cushman Indemnitee also suffered any Loss), in each case, Greystone shall fulfill its indemnification obligations hereunder by paying 100% of the Loss incurred by the Company, subject to and in accordance with this Article VI (including, for the avoidance of doubt, the limitations hereunder), directly to the Company (without duplication of any Losses suffered pursuant to subclause (ii) of this Section 6.3(d)); provided, that with respect to any Loss suffered by both the Company and any other Cushman Indemnitee in respect of a Third Party Claim, Greystone shall fulfill its indemnification obligations under Section 6.3(c)(ii) prior to fulfilling its obligations under this 6.3(c)(i).

(ii) In the event that any indemnification obligation is determined to be due and payable to a Cushman Indemnitee pursuant to Section 6.2 for any claim with respect to a Loss incurred by a Cushman Indemnitee with respect to a Third Party Claim, in each case, Greystone shall fulfill its indemnification obligation hereunder by paying 100% of the Loss incurred by such Cushman Indemnitee, subject to and in accordance with this Article VI (including, for the avoidance of doubt, the limitations hereunder), to such Cushman Indemnitee (or its designee, as directed by such Cushman Indemnitee in writing) (without duplication of any Losses suffered pursuant to subclause (i) of this Section 6.3(d)). For the avoidance of doubt, all payments made under this Section 6.3(d)(ii) shall constitute (x) a reduction in the C&W Member’s Contribution Amount (as defined in the Contribution Agreement), and (y) an increase in the value of the Greystone Contributed Entities (as defined in the Contribution Agreement) by the Greystone Member, in each case for all applicable Tax purposes, unless otherwise required by applicable Law. Notwithstanding the foregoing, any payments made under this Section 6.3(d)(ii) shall not affect the amount of the outstanding Units, the Class A Percentage Interests, the Class B Percentage Interests, nor shall any such payments affect the Greystone Member’s or C&W Member’s entitlement to distributions under Article VII.

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(d) Payments by an Indemnifying Party pursuant to Section 6.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article 6 and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of the reduction of such Losses). From and after the Closing each of the parties hereby waives, on behalf of itself and each of their respective Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims and causes of action based on Fraud) that it may have as of the date hereof and as of the Closing Date against the other party to this Agreement with respect to this Agreement or in respect of the transactions contemplated hereby (except pursuant to (i) Section 1.6, (ii) the indemnification provisions set forth in this Article 6 and/or (iii) the provisions set forth in Section 10.12).

(e) Cushman shall obtain a “buyer’s” representations and warranties insurance policies in substantially the form attached as Exhibit F (the “R&W Insurance Policy”). With respect to claims made pursuant to Section 6.2(a)(i), in each case, the Cushman Indemnitees shall first seek recovery for such Losses under such policy (to the extent covered under such policy) and only after the limits of such policy have been exhausted (or to the extent such Losses are not covered by such policy) shall any Cushman Indemnitee be entitled to recovery for such Losses against Greystone (for the avoidance of doubt, subject to the foregoing, Cushman may submit a claim to Greystone concurrently with such policy, provided, however, in no event shall Greystone be obligated to pay such claim or make a determination as to whether to assume the defense of such claim until Cushman has negotiated a resolution in good faith with the underwriter of the R&W Insurance).

(f) The rights of Cushman to indemnification under this Agreement shall not be impacted or limited by any knowledge that Cushman may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Cushman. Greystone hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Cushman, and regardless of the results of any such investigation, the Cushman has entered into this transaction in express reliance upon the representations and warranties of Greystone made in this Agreement.

(g) Except for the parties’ right to seek and obtain specific performance, an injunction or any other equitable relief pursuant to Section 10.12, disputes regarding the determination of the final Contribution Amount pursuant to Section 1.6, and/or in the case of Fraud, the parties acknowledge and agree that, following the Closing, the indemnification provisions under this Article 6 shall be the sole and exclusive remedies of the

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parties for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that such party may at any time suffer or incur, or become subject to, under this Agreement or as a result of, or in connection with, the transactions contemplated hereby.

(h) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder.

6.4 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any person who is not a party to this Agreement and is not an Affiliate of a party hereto (a “Third Party Claim”) and for which a party hereto may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve any party of its indemnification obligations, except and only to the extent that such party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within twenty (20) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party with counsel of its own choice and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party may not conduct the defense of such Third Party Claim if the Indemnified Party reasonably believes that a conflict of interest exists between the Indemnifying Party and the Indemnified Party. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will reasonably cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party will reasonably cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it at the Indemnifying Party’s expense (subject to the Indemnifying Party and its advisors agreeing in such form as the Indemnified Party may reasonably require to keep all such materials confidential and to use it only for the purpose of investigating and defending such claim), and the Indemnified Party shall have the right, at the Indemnified Party’s expense, to participate in the defense assisted by counsel of the Indemnified Party’s own choosing. The Indemnified Party shall have the right to compromise and settle a Third Party Claim only with the prior written consent of the Indemnifying Party (such approval not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party conducts the defense of any Third Party Claim, then the Indemnifying Party shall not be entitled to compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, that the Indemnifying Party may enter into a

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settlement of such Third Party Claim without the consent of the Indemnified Party if (i) pursuant to or as a result of such compromise or settlement where no injunctive or other equitable relief will be imposed against any Indemnified Party and the settlement involves only payment of monetary damages by the Indemnifying Party; and (ii) such compromise or settlement expressly, irrevocably and unconditionally releases the Indemnified Parties from all liabilities and obligations with respect to such claim, without prejudice and without any admission of wrongdoing or liability on the part of any Indemnified Party or the Company or any of the Primary Contributed Companies.

(b) The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any claim or demand, or other circumstance or state of facts which is reasonably likely to give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder that does not involve a Third Party Claim (a “Direct Claim”) by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve any party of its indemnification obligations, except and only to the extent that such party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party does not provide written notice to the Indemnified Party that it disputes such Direct Claim within forty-five (45) days after its receipt of notice thereof, such Direct Claim will be conclusively deemed a Loss subject to indemnification hereunder. If the Indemnifying Party does dispute such Direct Claim within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.5 Acknowledgment of Cushman; No Reliance. Cushman acknowledges that (a) it has conducted and completed to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Greystone Contributed Entities and their respective Subsidiaries, (b) it has been provided sufficient access to the properties, books and records (including Tax Returns and related documents), contracts, agreements, employees, agents, representatives and other personnel of the Greystone Contributed Entities and their respective Subsidiaries for this purpose, and (c) in making its determination to proceed with the transactions contemplated by this Agreement, Cushman has relied solely and exclusively on the results of its own independent investigation and verification, and the representations and warranties made by Greystone expressly and specifically set forth in Article 3, as qualified by the Schedules, in the certificates or other instruments delivered pursuant hereto, or in any Transaction Document. Such representations and warranties made by Greystone constitute the sole and exclusive representations and warranties made by Greystone, any Greystone Contributed Entity, their respective Subsidiaries or any other Person to Cushman or otherwise in connection with the transactions contemplated hereby, and Cushman understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Greystone Contributed Entities and their respective Subsidiaries, or the quality, quantity or condition of the their respective assets) are specifically disclaimed by Greystone and

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all other Persons (including the Non-Recourse Persons) and Cushman is not relying on any such representation or warranty. Cushman is knowledgeable about the industries in which the Greystone Contributed Entities and their respective Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Cushman has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. In connection with Cushman’s investigation of the Greystone Contributed Entities and their respective Subsidiaries, Cushman has received or may receive certain projections, including projected statements of operating revenues and income from operations of the Greystone Contributed Entities, their respective Subsidiaries and certain business plan information. Cushman acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Cushman is familiar with such uncertainties and that Cushman is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans and that Cushman will have no claim against anyone with respect thereto. Accordingly, Cushman hereby acknowledges that none of Greystone, any of its Affiliates or their related Non-Recourse Persons, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Cushman has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans. Cushman further agrees, for itself and its Affiliates, that (i) none of Greystone, any of its Affiliates or their related Non-Recourse Persons or any other Person will have or be subject to any liability to any Cushman, any of its Affiliates or their respective related Non-Recourse Persons or any other Person resulting from the distribution to any of the foregoing, or Cushman’s use of, any such information, including any information, document or material made available to any of the foregoing in “data rooms,” management presentations, the confidential information memorandum, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of, or any omission to state or to disclose, any such information, and (ii) Cushman has not relied on any such information. Nothing in this Section 6.5 shall impact the rights of any party in respect of Fraud.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Joint Owners;

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(b) by Cushman, if Greystone shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 2.2(a) or Section 2.2(b), and (ii) cannot be cured by Greystone by the Outside Date or, if capable of being cured prior to the Outside Date, shall not have been cured within 30 calendar days following receipt of written notice from Cushman stating (x) Cushman’s intention to terminate this Agreement pursuant to this Section 7.1(b) if such breach or failure is not cured within such 30 day period and (y) the basis for such termination; provided that Cushman shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if the failure of Cushman to fulfill any material obligation under, or the breach by Cushman or any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in Greystone’s applicable breach or failure;

(c) by Greystone, if Cushman shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 2.3(b) or Section 2.3(c), and (ii) cannot be cured by Cushman by the Outside Date or, if capable of being cured prior to the Outside Date, shall not have been cured within 30 calendar days following receipt of written notice from Greystone stating (x) Greystone’s intention to terminate this Agreement pursuant to this Section 7.1(c) if such breach or failure is not cured within such 30 day period and (y) the basis for such termination; provided that Greystone shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the failure of Greystone to fulfill any material obligation under, or the breach by Greystone or any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in Cushman’s applicable breach or failure;

(d) by Cushman, if the transactions contemplated hereby have not been consummated on or before January 31, 2022 (the “Outside Date”); provided, that Cushman shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if the failure of Cushman to fulfill any material obligation under, or the breach by Cushman of any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, the failure of the Closing being consummated on or prior to such date;

(e) by Greystone, if the transactions contemplated hereby have not been consummated on or before Outside Date; provided, that, other than in connection with a failure to receive the consent or approval of a required Governmental Authority, Greystone shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if the failure of Greystone to fulfill any material obligation under, or the breach by Greystone of any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, the failure of the Closing being consummated on or prior to such date; or

(f) by either party, if any preliminary or permanent injunction or other order or decree by any Governmental Authority restrains or prevents the consummation of the transactions contemplated by this Agreement or the other Transaction Documents has been issued and such injunction or other order or decree shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) of this Section 7.1 shall give written notice of such termination to the other Parties hereto.

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7.2 Effect of Termination. In the event this Agreement is terminated by either Joint Owner as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect except that Section 5.1, this Section 7.2 and Article 10 hereof and the Confidentiality Agreement shall survive the termination of this Agreement, and there shall be no liability on the part of any Joint Owner, except for knowing and willful breaches of the provisions of this Agreement prior to the time of such termination. Nothing contained in this Article 7 will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. In the event of the termination of this Agreement by either Joint Owner as provided above, the Confidentiality Agreement will survive the termination of this Agreement for a period of one year following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional three-year period without any further action by any Person).

ARTICLE 8

ADDITIONAL COVENANTS

8.1 Tax Matters.

(a) Any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, imposed on the Company or Greystone solely as a result of (1) the contributions by the Joint Owners of the Contribution Amount contemplated by this Agreement, shall be borne equally (i.e., 50% by Cushman and 50% by Greystone), and (2) any Transfer Taxes (including any penalties or interest with respect to such Transfer Taxes) incurred in connection with the Pre-Closing Restructuring shall be borne solely by Greystone.

(b) Greystone shall, at its sole cost and expense, prepare and file (or cause to be prepared and filed) all Tax Returns of the Primary Contributed Companies with the appropriate Tax Authorities due on or before the Closing Date and shall timely pay or cause to be paid all Taxes due thereon. The Company shall prepare and file (or cause to be prepared and filed) all other Tax Returns of the Primary Contributed Companies, including Tax Returns relating to tax periods that commence before the Closing Date and end after the Closing Date (“Straddle Periods”). Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Straddle Periods, Greystone will, at its sole cost and expense, pay to (or at the direction of) the Company the amount of any Taxes shown as due on such Tax Returns that: (1) are allocable to a Pre-Closing Tax Period; and (2) exceed the reserves for such Taxes on the Financial Statements.

(c) The amount of all Pre-Closing Tax Refunds of the Primary Contributed Companies for all Pre-Closing Tax Periods shall be the property of Greystone.

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(d) Each party hereto shall give effect to the transactions contemplated by this Agreement as of the Closing Date, and to the extent applicable, the Company shall employ the “interim closing method” pursuant to Section 706 of the Code (and the Treasury Regulations thereunder) and allocate between the partners of the Company, on the one hand, and Cushman, on the other hand, all items of income, gain, loss, deduction and credit attributable to the applicable interests in the Company and the Primary Contributed Companies for the taxable year of the Company in which the Closing Date occurs. In the event of a transfer of Company interests by Cushman, allocations between Cushman and the applicable transferee of the distributive shares of the applicable various items of the income, gain, loss, deduction and credit of the Company as computed for U.S. federal income Tax purposes shall, to the extent permitted by applicable Law, be allocated between Cushman and such transferee on a closing of the books basis as of the date of such transfer (or such other basis permitted by Section 706 of the Code as determined in the reasonable good faith discretion of Cushman).

(e) Upon the written request of Cushman, the Company (including each Primary Contributed Company) shall reasonably cooperate with Cushman with respect to Tax matters attributable to Cushman, including in connection with any matters described in this Section 8.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon Cushman’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f) For the purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes for such Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of Taxes based on or measured by income, sales, receipts, payroll, or withholding be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(g) The Company shall reimburse Greystone for any payments made by Greystone, the Company, or a Primary Contributed Company (each, a “Tax Payor”) with respect to prepaid Taxes to the extent such Taxes (x) were paid by a Tax Payor prior to the Closing Date and (y) relate to any taxable period (or portion thereof) that begins after the Closing Date, including the portion of any Straddle Period beginning on the day after the Closing; provided that, any such reimbursements by the Company to Greystone shall be made solely to the extent that the amount of prepaid Taxes actually paid by the applicable Tax Payor exceed the amount of Taxes for which such Tax Payor is otherwise liable pursuant to this Agreement.

(h) To the extent that the Company (or any entity in which the Company owns an interest) is required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date that Greystone would have included or excluded on or prior to the Closing Date under the accrual method of accounting, including pursuant to Section 481, if applicable, any such item of income, gain, loss or deduction shall be treated as relating to “Section 704(c) property” for purposes of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

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8.2 Plan Participation. As of and following the Closing Date, Greystone shall, or shall cause its applicable Affiliate, to take all actions necessary to allow the employees of the Primary Contributed Company Group to continue participation in the Plans, including the Non-Company Plans.

8.3 Future Split Policy Unwind. On or before July 1, 2022, Greystone shall, or shall cause its applicable Affiliate, to (i) obtain separate insurance policies for either the Primary Contributed Companies or the Affiliates of the Company that are not Primary Contributed Companies (including, for the avoidance of doubt, the Ancillary Business Entities), as the case may be, so that there are no Future Split Policies and (ii) deliver notice to the Company and Cushman certifying that there are no Future Split Policies.

ARTICLE 9

DEFINITIONS

9.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Expert” means a nationally recognized firm of independent certified public accountants mutually agreed upon by the parties hereto.

“Acquisition Transaction” has the meaning set forth in Section 5.4.

“Act” has the meaning set forth in the Recitals.

“Action” means any action, suit, proceeding, claim, charge, complaint, audit, arbitration, examination, inquiry, investigation, order or government charge by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreed Accounting Principles” means with respect to the calculation of Corporate Net Debt (and by extension its components Corporate Debt, Net of Payoffs and Corporate Cash) on the Estimated Closing Statement and Closing Statement and Net Asset Value on the Closing Statement using the accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies as set forth on Schedule 9.1(a).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Business” shall mean the business operated by the Ancillary Business Entities as of the date hereof.

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“Ancillary Business Entity” shall mean individually or collectively, as applicable, Greystone Select Company II LLC and each of its direct and indirect Subsidiaries following the Pre-Closing Restructuring.

“Arbitrator’s Report” has the meaning set forth in the Section 1.6(g).

“Balance Sheet Conditions” has the meaning set forth in Section 5.7.

“Base Contribution Amount” means $500,000,000.

“Bona Fide Joint Venture” means any bona fide joint venture with a Third Party (other than a Direct Competitor of the C&W Member (as defined in the LLC Agreement)) entered into for reasonable business purposes. Schedule 9.1(b) sets forth a true and complete list of all Bona Fide Joint Ventures as of the date of this Agreement. For the avoidance of doubt, in no event shall Greystone, the Company, any Ancillary Business Entity or any Primary Contributed Company be limited or restricted from entering into any Bona Fide Joint Venture not set forth on Schedule 9.1(b) following the date hereof.

“Business” shall mean the business of the Primary Contributed Companies as currently contemplated on the date hereof.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

“Cap” has the meaning set forth in Section 6.3(b).

“Capital Contribution” has the meaning set forth in the LLC Agreement.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity (including profits interests or participations, “carry points”, restricted units, stock appreciation rights and any other equity-like security or right) and (e) any warrants, options and other securities convertible into or exercisable or exchangeable for any of the foregoing in clauses (a)-(d).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136), together with all rules and regulations issued by any Governmental Authority with respect thereto.

“Certificate” has the meaning set forth in the Recitals.

“Chief Executive Officer” means Stephen Rosenberg.

“Class B Unit” has the meaning set forth in the LLC Agreement.

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“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Statement” has the meaning set forth in Section 1.6(a).

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company Plan” means any “pension plans” (as defined under Section 3(2) of ERISA), “welfare plans” (as defined under Section 3(1) of ERISA) or other group benefit or compensation plans, programs, policies, agreements, or arrangements, including, but not limited to, any employment or individual consulting agreement, offer letter, equity or equity-based compensation, severance, termination pay, bonus (including transaction, retention, stay and change in control bonuses), deferred compensation, incentive compensation, vacation, paid time off, fringe benefit, or other employee benefit or compensation plan, program, policy, agreement, or arrangement that is sponsored by any Primary Contributed Company.

“Company Software” has the meaning set forth in Section 3.11(f).

“Computer Systems” has the meaning set forth in Section 3.11(h).

“Confidentiality Agreement” means the Confidentiality Agreement, between Cushman & Wakefield U.S. Inc. and the Company dated April 16, 2021.

“Contribution Amount” has the meaning set forth in Section 1.3(a).

“Corporate Cash” is defined as cash or cash equivalents of the Primary Contributed Companies either held in financial institutions or financial instruments net of outstanding checks easily converted to unencumbered cash within 30 days; provided that Corporate Cash shall exclude (i) Restricted Cash which means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or tax on use or distribution by law, contracts or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction, and (ii) the aggregate amount of any declared and unpaid distributions or dividends of the Company or any Primary Contributed Companies.

“Corporate Debt, Net of Payoffs” is defined as (A) the corporate debt obligations of the Primary Contributed Companies that are listed on Annex B, minus (B) any servicing advances of the Primary Contributed Companies that are easily convertible to unencumbered cash within 30 days.

“Corporate Net Debt” is defined as Corporate Debt, Net of Payoffs, minus Corporate Cash.

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“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or other conditions, or restrictions or any other similar Law, or directive, pronouncement, guideline or recommendation by a Governmental Entity or the Centers for Disease Control and Prevention, the World Health Organization, in each case, in connection with or with respect to COVID-19, or any other pandemic, epidemic, public health emergency or disease outbreak.

“COVID Tax Measure” means any Tax Law enacted by any Governmental Authority in response to COVID-19, including (without limitation) the CARES Act and any COVID-19 measure related to Taxes.

“Cushman” has the meaning set forth in the Preamble.

“Cushman Fundamental Representations” has the meaning set forth in Section 2.3(a).

“Cushman Indemnitees” has the meaning set forth in Section 6.2(a).

“Cushman Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the ability of Cushman to timely perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay Cushman from consummating the transactions contemplated hereby.

“Data Security Requirements” means, collectively, all of the following to the extent relating to personal or sensitive information, or otherwise relating to privacy, security, or security breach notification requirements: (i) the Primary Contributed Company Group’s own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Primary Contributed Company Group operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI-DSS)); and (iv) agreements into which any Primary Contributed Company has entered or by which it is otherwise bound.

“Direct Claim” has the meaning set forth in Section 6.4(b).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Dispute Notice” has the meaning set forth in Section 1.6(c).

“Disputed Item” has the meaning set forth in Section 1.6(c).

“Electronic Delivery” has the meaning set forth in Section 10.14.

“Environmental and Safety Requirements” has the meaning set forth in Section 3.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any Person that, together with any Greystone Contributed Entity is, or at any relevant time was, treated as a single employer under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 1.3(b).

“Estimated Contribution Amount” has the meaning set forth in Section 1.3(b).

“Estimated Corporate Net Debt” has the meaning set forth in Section 1.3(b).

“Family Member” means, with respect to a Member, such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons.

“Family Vehicle” means (i) a Family Member of the Chief Executive Officer; (ii) a Permitted Trust; (iii) a corporation, partnership, limited partnership, limited liability company or other entity, so long as a direct or indirect controlling interest in such corporation, partnership, limited partnership, limited liability company or other entity is held by the Chief Executive Officer, one or more Family Member(s) and/or Permitted Trust(s); (vi) any charitable corporation, charitable trust or other charitable organization.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means with respect to any party: (a) a knowing and intentional misrepresentation by a party with respect to the making of the representations and warranties pursuant to Article 3 and the certificate set forth in Section 2.2(c)(vi) (in the case of Greystone) or Article 4 and the certificate set forth in Section 2.3(c)(ii) (in case of Cushman) with the intent by such party that the other parties rely on such misrepresentation and (b) such other party actually and reasonably relies on, and suffers Losses as a result of, such misrepresentation.

“Future Split Policies” means the insurance policies that, subject to Section 8.3 will be jointly maintained for the Primary Contributed Companies and other Affiliates of the Company (including the Ancillary Business Entities) following the Closing Date. The Future Split Policies are set forth on Schedule 9.1(b) hereto under the heading “Future Split Policies”.

“Future Split Policy Liabilities” means any shortfall in insurance coverage, not to exceed the applicable policy limit, that would have been available to the Primary Contributed Companies had an Affiliate of the Company that is not a Primary Contributed Company not used such available coverage, provided, however, that in no event shall “Future Split Policy Liabilities” include the amount of any deductible under any applicable policy or any amount of coverage used by any Primary Contributed Company.

“GCE Subsidiary” has the meaning set forth in Section 3.5(a).

“Good Faith Discussions” has the meaning set forth in Section 1.6(b).

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, arbitral body (public or private), commission, or other similar dispute-resolving panel or body.

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“Greystone” has the meaning set forth in the Preamble.

“Greystone Contributed Entities” means each of Greystone Select Company LLC and Greystone Select Company II LLC, each, a Delaware limited liability company. For the avoidance of doubt, the Greystone Contributed Entities do not include the GCE Subsidiaries or the Subsidiaries of Greystone Select Company II LLC.

“Greystone Fundamental Representations” has the meaning set forth in Section 2.2(a).

“Greystone Indemnitees” has the meaning set forth in Section 6.2(b).

“Greystone’s Knowledge,” “to the Knowledge of Greystone” or other similar phrases shall mean the actual knowledge of Steve Rosenberg, Curt Pollock, Marc Fox, Bruce Bolick or Jeffrey Baevsky, after reasonable inquiry, including reasonable inquiry of Lisa Schwartz.

“Greystone Select II” means Greystone Select Company II LLC, a Delaware limited liability company.

“Hazardous Materials” means any chemicals, pollutants, contaminants, materials, substances or wastes as to which liability or standards of conduct may be imposed pursuant to Environmental and Safety Requirements, including petroleum and per- and polyfluoroalkyl substances.

“Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Indemnified Taxes” means any and all: (i) Taxes imposed on Greystone or its Affiliates (other than the Company and the Company’s Subsidiaries), (ii) Taxes imposed on the Company, any of the Company’s Subsidiaries or any Primary Contributed Company with respect to a Pre-Closing Tax Period and for the avoidance of doubt, such Taxes shall include any imputed underpayment of any Primary Contributed Company or any Company Subsidiary with respect to a taxable period ending on or before the Closing that is paid in a taxable year after the Closing pursuant to Section 6225 or similar provision of state, local or non-U.S. law and any Taxes with respect to the Pre-Closing Restructuring, (iii) Taxes imposed on any member of an affiliated, combined, consolidated or unitary or similar tax group for purposes of filing any Tax Return of which the Company, any of the Company’s Subsidiaries or any Primary Contributed Company (in each case, including any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of Tax Law), (iv) Taxes of any Person imposed on the Company, any of the Company’s Subsidiaries or any Primary Contributed Company as a transferee or successor, by contract, or pursuant to any statute, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (v) any and all payroll and employment Taxes with respect to any compensatory payments made pursuant to or in accordance with this Agreement, (vi) any Taxes to be borne by Greystone under Section 8.1(a) and (vii) reasonable out-of-pocket and third-party costs and expenses associated with defending or settling any audit, investigation or other administrative or judicial proceeding of any Tax Return or Taxes of the Company, any of the Company’s Subsidiaries or any Primary Contributed Company in each case with respect to any tax period ending on or prior to the Closing Date.

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“Indemnifying Party” has the meaning given in Section 6.4(a).

“Informal Notice” has the meaning set forth in Section 1.6(b).

“Initial Form 8-K” has the meaning set forth in Section 5.2.

“Initial Good Faith Discussion Period” has the meaning set forth in Section 1.6(b).

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all (i) trademarks and service marks, trade dress, brand names, logos, slogans, domain names, trade names and other indicia of source (together with goodwill associated with any of the foregoing), (ii) patents, patent applications, patent disclosures, inventions and improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (iii) copyrights, and works of authorship (whether or not copyrightable), database rights and moral rights, (iv) Software, (v) registrations and applications for any of the foregoing, and (vi) trade secrets, know-how, and other confidential or proprietary information, including with respect to designs, technologies, processes, techniques, protocols, methods, methodologies, formulae, formulations, algorithms, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”).

“Intended Tax Treatment” has the meaning given in Section 5.6.

“Intercompany Obligations” has the meaning set forth in Section 5.10.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Interim Period” has the meaning set forth in Section 5.9.

“Joint Owners” has the meaning set forth in the Preamble.

“Labor Agreement” has the meaning set forth in Section 3.7(f).

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Latest Financial Statements” has the meaning set forth in Section 3.6(a).

“Law” means any law, act, statute, code, rule, regulations, common law, judgment, injunction, order, ruling, award, decree, writ, ordinance, or other restriction of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

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“Liens” means liens, licenses, mortgages, security interests, charges or other encumbrances.

“LLC Agreement” has the meaning set forth in the Recitals.

“Losses” has the meaning set forth in Section 6.2(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has or would reasonably be expected to have a material adverse effect upon (i) the financial condition or results of operations of the Primary Contributed Company Group, taken as a whole, or (ii) the ability of Greystone to timely perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay Greystone from consummating the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) general business or economic conditions affecting the United States economy generally or the industry in which the Greystone Contributed Entities operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country in which the Primary Contributed Company Group operates, (iii) any change in applicable Laws or the interpretation thereof, (iv) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby or consented to by Cushman or any of its Affiliates or its or their representatives, (vi) the announcement or pendency of the transactions contemplated by this Agreement, (vii) any “act of God,” including, but not limited to, weather, natural disasters, pandemics (including COVID-19) and earthquakes, (viii) the failure of any Primary Contributed Company to meet or achieve the results set forth in any projection or forecast; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) or (ix) changes in GAAP after the date hereof (including any approved but not currently effective changes).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Net Asset Value” means (i) all assets (including Corporate Cash) minus (ii) all liabilities (including Corporate Debt, Net of Payoffs) in each case calculated in accordance with the Agreed Accounting Principles.

“Non-Company Plan” means any “pension plans” (as defined under Section 3(2) of ERISA), “welfare plans” (as defined under Section 3(1) of ERISA) or other group benefit or compensation plans, programs, policies, agreements, or arrangements, including, but not limited to, any employment or individual consulting agreement, offer letter, equity or equity-based

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compensation, severance, termination pay, bonus (including transaction, retention, stay and change in control bonuses), deferred compensation, incentive compensation, vacation, paid time off, fringe benefit, or other employee benefit or compensation plan, program, policy, agreement, or arrangement is sponsored, maintained, contributed to (or required to be contributed) by any Person that is not a Primary Contributed Company for the benefit of the employees, officers, directors or service providers of any Primary Contributed Company and other Affiliates of the sponsor thereof or otherwise with respect to which any Primary Contributed Company has any current or contingent liability or obligation.

“Non-Recourse Persons” has the meaning set forth in Section 10.13.

“Outside Date” has the meaning set forth in Section 7.1(d).

“Owned Intellectual Property” has the meaning set forth in Section 3.11(b).

“Owned Real Property” has the meaning set forth in Section 3.8(c).

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not due and payable; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) public roads and highways; (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money liens and liens securing rental payments under capital lease arrangements; (xi) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business, (xii) other liens that are not material to the Company and its Subsidiaries taken as a whole; and (xiii) Liens set forth on Schedule 9.1(c).

“Permitted Trust” has the definition set forth in the LLC Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plans” has the meaning set forth in Section 3.13(a).

“Positive Post-Closing Adjustment Amount” means an amount equal to the difference between (i) the amount that Corporate Net Debt exceeds Target Corporate Net Debt as of Closing minus (ii) the amount that Corporate Net Debt exceeds Target Corporate Net Debt for purposes of Section 1.6, provided that in no event shall the Positive Post-Closing Adjustment Amount be less than $0.

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“Pre-Closing Restructuring” has the meaning given in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Refund” means, except to the extent (x) attributable to the carryback of any loss from a tax period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period and/or (y) is payable to any other Person pursuant to a contract entered into by the Company and/or any Primary Contributed Company prior to the Closing (i) any refund of Taxes for a taxable period ending on or before the Closing Date received by the Company or any of the Primary Contributed Companies after the Closing Date and (ii) the amount of any refund of Taxes that would have been received by the Company or any of the Primary Contributed Companies had any taxable period that includes but does not end on the Closing Date ended on the Closing Date. Notwithstanding the foregoing, any such amounts paid to Greystone shall be reduced by any Taxes (including withholding Taxes) and costs and expenses attributable to the receipt or delivery of such Tax refund by the Company and/or any Primary Contributed Company (as applicable).

“Primary Contributed Company Group” or “Primary Contributed Company” or “Primary Contributed Companies” means, individually or collectively, as applicable, Greystone Select Company LLC and each of its direct and indirect Subsidiaries following the Pre-Closing Restructuring. For the avoidance of doubt, “Primary Contributed Company Group” or “Primary Contributed Company” or “Primary Contributed Companies” does not include Greystone Select Company II or any of its direct or indirect Subsidiaries.

“R&W Exclusions” has the meaning set forth in Section 6.2(a).

“R&W Insurance Policy” has the meaning set forth in Section 6.3(f).

“Related-Party Transaction” means any transaction between the Company, one or more Primary Contributed Companies and/or one or more Ancillary Business Entities, on the one hand, and the Chief Executive Officer or any Family Vehicle, Family Member, Permitted Trust or Affiliate of the Chief Executive Officer or Greystone (or any Person in which any such Persons hold a financial interest), on the other hand, except for any employment arrangements entered into in the ordinary course of business.

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or taxes on use or distribution by law or contract, including without limitation, restrictions on dividends and repatriations or any other form of restriction.

“Retained Policies” means the insurance policies that will be jointly maintained for the Primary Contributed Companies and Affiliates of the Company (including the Ancillary Business Entities) following the Closing Date. The Retained Policies are set forth on Schedule 9.1(d) hereto under the heading “Retained Policies”.

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“Sale Transaction Expenses” means, without duplication, all third party costs, fees and expenses of each agent, broker, finder, financial advisor, investment banker and professional, and any legal, accounting and consulting fees and expenses, in each case, incurred payable or subject to reimbursement, to the extent unpaid immediately prior to the Closing, or on behalf of, Greystone or its Affiliates (including the Primary Contributed Companies, but excluding Greystone Select Company II LLC and its direct and indirect Subsidiaries) on or before the Closing Date by, or on behalf of, Greystone, arising from, in connection with or incident to the Transaction.

“Schedule” has the meaning set forth in Article 3.

“Schedules” means the disclosure schedules to this Agreement delivered by Greystone to Cushman.

“Software” means software and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, as well as firmware, systems, tools, interfaces, applications, applets, and databases, and any documentation, manual or other materials relating to the foregoing.

“Straddle Periods” has the meaning set forth in Section 8.1(b).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Corporate Cash” means $100,000,000.

“Target Corporate Net Debt” means $300,000,000.

“Target Net Asset Value” means $450,000,000.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, escheat, unclaimed property, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax, however denominated, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Payor” has the meaning set forth in Section 8.1(g).

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“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party” has the meaning set forth in the LLC Agreement.

“Third Party Claim” has the meaning set forth in Section 6.4(a).

“Threshold” has the meaning set forth in Section 6.3(a).

“Trademark License Agreement” means the Trademark License Agreement by and between Cushman & Wakefield, Inc. and the Company in the form attached hereto as Exhibit G.

“Transaction” means the negotiation, preparation, execution, and delivery of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby or thereby.

“Transaction Documents” has the meaning set forth in Section 10.8.

“Transfer Taxes” has the meaning set forth in Section 8.1(a).

“Undisputed Item” has the meaning set forth in Section 1.6(c).

“Units” has the meaning set forth in the LLC Agreement.

“WARN Act” has the meaning set forth in Section 3.19(b).

9.2 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE 10

MISCELLANEOUS

10.1 Press Releases and Communications. Notwithstanding Section 5.1 of this Agreement, no press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the public or any employees, clients or other business relations of the Joint Owners, shall be issued or made by any party hereto without the prior written consent of each Joint Owner, unless required by Law, in which case the disclosing Joint Owners shall, if permitted by applicable Law, provide the non-disclosing Joint Owner the opportunity (including a reasonable time period) to review

55

such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, each Joint Owner shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (i) to authorized representatives and employees that need to know such information and that are bound by professional obligations of confidentiality or are otherwise bound by confidentiality obligations at least as restrictive as set forth herein, (ii) in connection with summary information about the such party’s financial condition to parties that need to know such information (in which case, such information shall not contain any specific financial terms related to the transactions contemplated hereby), (iii) to any of such party’s respective auditors, attorneys, financing sources, actual or potential direct investors or limited partners or other agents that are bound by professional obligations of confidentiality or are otherwise bound by confidentiality obligations at least as restrictive as set forth herein or (iv) as required to be disclosed by order of a court of competent jurisdiction, administrative body or Governmental Authority, or by subpoena, summons or legal process, or by Law; provided, that in the case of disclosures made pursuant to clauses (i) through (iv), the recipient is informed of the confidential nature of such information and the disclosing Joint Owner shall be responsible for any breach of this provision by any of its respective employees, representatives, auditors, attorneys, financing sources, actual or potential direct investors or limited partners or other agents. Each party hereto will also obtain the prior approval by the other party hereto of any press release to be issued announcing the consummation of the transactions contemplated hereby (which release shall not contain any financial terms related to the transactions contemplated hereby). The Joint Owners shall cause their respective Affiliates to abide by the restrictions set forth in this Section 10.1.

10.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day and, if after 5:00 p.m. Eastern time on any Business Day, then the next succeeding Business Day) via e-mail to the number or e-mail address, as applicable, set out below, in each case, if no electronic notice of delivery failure is received, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

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Notices to Cushman:

Cushman & Wakefield
225 W Wacker Dr. Suite 3000 Chicago Illinois 60606
Attention:	Nathaniel Robinson
Facsimile No.:	N/A
Telephone No.:	[***]
Email Address:	[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue New York, NY 10022
Attention:	Peter M. Vaglio, P.C.
Facsimile No.:	212 446 4900
Telephone No.:	212 446 4694
Email Address:	Peter.vaglio@kirkland.com

Attention:	Stephen G. Tomlinson, P.C.
Facsimile No.:	212 446 4900
Telephone No.:	212 446 4684
Email Address:	stomlinson@kirkland.com

Notices to Greystone:

GREYSTONE SELECT INCORPORATED c/o Greystone & Co. 152 West 57th Street, 60th Floor New York, NY 10019

Attention:	Lisa Schwartz
Facsimile No.:	N/A
Telephone No.:	[***]
Email Address:	[***]

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention:	Jeffrey P. Bodle
Facsimile No.:	215.963.5001
Telephone No.:	610.909.3711
Email Address:	Jeffrey.Bodle@morganlewis.com

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10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Joint Owners and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Joint Owner without the prior written consent of the other Joint Owner.

10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “threatened” means threatened in writing. The word “including” shall mean “including, without limitation.”

10.6 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

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10.7 Amendment and Waiver. Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in a writing signed by each Joint Owner. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.8 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Schedules and Exhibits hereto) and the certificates of the parties delivered pursuant to Section 2.2 or Section 2.3 (collectively, the “Transaction Documents”) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.9 Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Non-Recourse Persons. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Non-Recourse Persons any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Deliveries. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (i) included in the electronic data room or (ii) actually delivered or provided to Cushman or any of its representatives via e-mail or otherwise.

10.12 Specific Performance.

(a) The Joint Owners agree that each Joint Owner would suffer irreparable damage prior to a termination in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Joint Owner of its

59

covenants or obligations set forth in this Agreement, the other Joint Owner will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Agreement, in addition to any other remedy to which a Joint Owner is entitled at law or in equity, including a Joint Owner’s right to terminate this Agreement pursuant to Article 7 and to seek money damages. The Joint Owners hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement. The Joint Owners hereby waive (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In the event that any Joint Owner prevails in any Action commenced to enforce the terms of this Section 10.12, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such Joint Owner in such Action will be reimbursed by the opposing Joint Owner.

10.13 Non-Recourse. This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement. No Person who is not a named party to this Agreement (the “Non-Recourse Persons”), including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of a Joint Owner or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to another Joint Owner or any other Person resulting from (i) the distribution to Cushman, or Cushman’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Cushman in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the contribution to the Company, including any alleged nondisclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such liabilities and obligations against any such Persons.

10.14 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of DocuSign or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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10.15 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.16 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.17 Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

*        *        *         *

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IN WITNESS WHEREOF, the Joint Owners have executed this Contribution Agreement as of the day and year first above written.

Greystone:	GREYSTONE SELECT INCORPORATED

	By:	/s/ Stephen Rosenberg
	Name:	Stephen Rosenberg
	Its:	President

Cushman:	CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

	By:	/s/ Nathaniel Robinson
	Name:	Nathaniel Robinson
	Its:	Chief Investment Officer

EXHIBIT A

FORM OF LLC AGREEMENT

Final Form

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CUSHMAN WAKEFIELD GREYSTONE LLC

Dated as of [•], 2021

THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS. THE UNITS MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. ADDITIONALLY, ANY SALE, TRANSFER OR OTHER DISPOSITION OF ANY UNIT IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THIS AGREEMENT.

i

(continued)

(continued)

(continued)

		Page

Section 13.11	Enforcement	77
Section 13.12	Currency	77
Section 13.13	Severability	77
Section 13.14	Waiver of Jury Trial	77
Section 13.15	Counterparts	77
Section 13.16	Facsimile or .pdf Signature	77
Section 13.17	No Presumption Against Drafting Party	77
Section 13.18	No Recourse	78
Section 13.19	Waiver of Conflict of Interest	78
Section 13.20	Indemnification	78

SCHEDULES, EXHIBITS AND ANNEXES

Schedule 2.1	Members
Schedule 4.4	Shared Services/Cost Sharing Methodology
Schedule 7.1(b)	Illustrative Royalty Distribution Calculation

Exhibit A	Acknowledgment Letter
Exhibit B	Joinder

Annex A	Greystone Select I Entities
Annex B	Greystone Select II Entities

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF CUSHMAN WAKEFIELD GREYSTONE LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cushman Wakefield Greystone LLC, a Delaware limited liability company (the “Company”), is adopted, executed and entered into as of [•], 2021 (the “Effective Date”) by and among Greystone Select Incorporated, a Delaware corporation (“Greystone Member”), Cushman & Wakefield of California, Inc. a California corporation (“C&W Member”) and the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the original name “Greystone JV Holdings LLC,” pursuant to the Act by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on September 13, 2021;

WHEREAS, the Limited Liability Company Agreement of the Company was adopted as of September 13, 2021 (the “Original LLC Agreement”); and

WHEREAS, the Members are entering into this Agreement to amend and restate the Original LLC Agreement to, among other things, (a) set forth the governance and operating procedures of the Company and (b) set forth their respective rights and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Members hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acceleration Event” has the meaning set forth in Section 9.5(e).

“Acceleration Right” has the meaning set forth in Section 9.5(e).

“Acknowledgement Letter” has the meaning set forth in Section 2.8.

“Acquisition Threshold” means $50,000,000.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Actions” means any action, suit, proceeding, claim, charge, complaint, audit, arbitration, examination, inquiry, investigation, order or government charge by or before any Governmental Authority.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (x) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6); and (y) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, no Member or its direct or indirect equity holders shall be deemed to be Affiliates of any other Member or such other Member’s direct or indirect equity holders.

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 4.4(a).

“Approved Budget” has the meaning set forth in Section 4.4(a).

“Approved Equity Compensation Plan” means an equity compensation plan offered to employees, consultants or other service providers of or to the Company or any Greystone Select I Entity or Greystone Select II Entity and approved by the Board in accordance with this Agreement.

“Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Asset Value of any asset (other than cash) contributed by a Member to the Company shall be the value of such asset, as determined in accordance with Section 4.7;

(ii) the Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as reasonably determined by the Board as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property in respect of an interest in the Company; (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g)

of the Regulations; or (D) any other instance in which such adjustment is permitted under Regulations Section 1.704-1(b)(2)(iv) (e.g., in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company); provided, however, that any adjustment pursuant to clauses (A), (B), or (D) above shall be made only if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board; and

(iv) the Asset Value of all assets of the Company (including intangible assets, such as goodwill) will be increased (or decreased) to reflect any adjustments to the adjusted bases of the assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of “Net Profits” and “Net Losses” below; provided, however, that Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent the Board determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv), for purposes of computing Net Profits and Net Losses. If the Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii) or (iv), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Auditors” has the meaning set forth in Section 8.1(a).

“Available Cash from Greystone Select I” means, for any period (i) all fees, income or proceeds received by the Greystone Select I Entities (including in respect of the Greystone Select I Entities’ interest in any Joint Venture or any other entity in which a Greystone Select I Entity holds a minority interest) and any proceeds received by the Company in respect of any asset sale, recapitalization, issuance, merger, consolidation or similar monetization or capital transaction in respect of any of the Greystone Select I Entities plus (ii) without duplication, all proceeds generated by the Company’s investment or holding of any proceeds described in clause (i), minus (iii) amounts required to be to retained under Section 5.15 as determined by the Board. For the avoidance of doubt, the Available Cash from Greystone Select I (a) shall not be reduced or diminished by any expenses (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select II Business or the Greystone Select II Entities (or otherwise related in part to the Greystone Select II Business and allocable to the Greystone Select II Business pursuant to the Shared Services/Cost Sharing Methodology) and (b) shall not include the Contribution Amount (as defined in the Contribution Agreement). In no event shall Available Cash from Greystone Select I include Restricted Cash (as defined in the Contribution Agreement).

“Available Cash from Greystone Select II” means, for any period (i) all fees, income or proceeds received by the Greystone Select II Entities (including in respect of the Greystone Select II Entities’ interest in any Joint Venture or any other entity in which a Greystone Select II Entity holds a minority interest) and any proceeds received by the Company in respect of any asset sale, recapitalization, issuance, merger, consolidation, or similar monetization or capital transaction in respect of any of the Greystone Select II Entities plus (ii) without duplication, all proceeds generated by the Company’s investment or holding of any proceeds described in clause (i), minus (iii) amounts required to be retained under Section 5.16 as determined by the Select II Executive Committee. For the avoidance of doubt, except as set forth in Section 13.20, the Available Cash from Greystone Select II shall not be reduced or diminished by any expenses (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select I Business or the Greystone Select I Entities (or otherwise related in part to the Greystone Select I Business and allocable to the Greystone Select I Business pursuant to the Shared Services/Cost Sharing Methodology). For the avoidance of doubt, the Available Cash from Greystone Select II (a) shall not be reduced or diminished by any expenses (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select I Business or the Greystone Select I Entities (or otherwise related in part to the Greystone Select I Business and allocable to the Greystone Select I Business pursuant to the Shared Services/Cost Sharing Methodology) and (b) shall not include the Contribution Amount (as defined in the Contribution Agreement). In no event shall Available Cash from Greystone Select II include Restricted Cash (as defined in the Contribution Agreement).

“Bankruptcy” of a Member (or the state of being “Bankrupt”) shall be deemed to occur for purposes of this Agreement if:

(i) an involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed with respect to such Member or a receiver of or for the property of such Member is appointed without acquiescence of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of 90 days (whether or not consecutive); or

(ii) a voluntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed by such Member, a voluntary assignment of such Member’s property for the benefit of creditors is made, or a receiver of or for the property of such Member is appointed by, or acquiesced in, by such Member.

“Benefit Plan Investor” has the meaning set forth in Section 3.8.

“Board” has the meaning set forth in Section 5.1.

“Bona Fide Joint Venture” means any Joint Venture with a Third Party (other than a Direct Competitor of the C&W Member) entered into for reasonable business purposes, as determined by the Board (by Majority Vote).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“C&W Managers” has the meaning set forth in Section 5.3(a).

“C&W Member” has the meaning set forth in the Preamble.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.7.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash contributed to the Company and the Asset Value of any property (other than cash) (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to) contributed to the Company with respect to the Units of the Company held by such Member.

“CEO” has the meaning set forth in Section 5.13(a).

“Certificate” has the meaning set forth in the Recitals.

“Chairman” has the meaning set forth in Section 5.3(a).

“Change of Control Event” has the meaning set forth in Section 5.3(a).

“Class A Member” means the holder of a Class A Unit, in such Member’s capacity as such.

“Class A Percentage Interest” shall mean the Class A Units held at a particular time by a Member, divided by the number of Class A Units then held by all Members, expressed as a percentage.

“Class A Unit” means that class of Unit authorized pursuant to Section 4.2 of this Agreement. The holder of a Class A Unit shall have the respective rights and obligations as are set forth in this Agreement.

“Class B Call Right” has the meaning set forth in Section 9.12(a).

“Class B Call Right Notice” has the meaning set forth in Section 9.12(b).

“Class B Call Units” has the meaning set forth in Section 9.12(a).

“Class B Member” means the holder of a Class B Unit, in such Member’s capacity as such.

“Class B Percentage Interest” shall mean the Class B Units held at a particular time by a Member, divided by the number of Class B Units then held by all Members, expressed as a percentage.

“Class B Put Notice” has the meaning set forth in Section 9.11(b).

“Class B Put Right” has the meaning set forth in Section 9.11(a).

“Class B Put Units” has the meaning set forth in Section 9.11(a).

“Class B Unit” means that class of Unit authorized pursuant to Section 4.2 of this Agreement. The holder of a Class B Unit shall have the respective rights and obligations as are set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” has the meaning set forth in Section 12.4(d).

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the same as meaning as the term “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and (d).

“Compete” means to directly or indirectly sponsor, manage or operate a Greystone Select I Competitor or to otherwise directly or indirectly compete with the Greystone Select I Business, provided that the term “Compete” shall exclude each of the foregoing to the extent such action is occurring pursuant to a Correspondent Agreement.

“Competitive Restricted Period” means the period (a) beginning as of the Effective Date and (b) ending on the earlier of (i) the date a Change of Control Event has occurred and (ii) a sale or Transfer of the Greystone Select II Business or Greystone Select II to a Third Party that results in none of the Greystone Member, its Permitted Transferees, the Key Executive (including such Key Executive’s Family Members or any of their respective Permitted Trusts) or any Affiliate of the foregoing directly or indirectly controlling the Greystone Select II Business or Greystone Select II.

“Confidential Information” has the meaning set forth in Section 12.4.

“Contribution Agreement” means that certain Contribution Agreement, dated as of October 19, 2021, by and between the Greystone Member and the C&W Member.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Correspondent Agreement” means any arm’s-length correspondent or similar agreements related to loan origination referrals.

“Corporate Opportunities Group” has the meaning set forth in Section 12.3(b)(i).

“Co-Sale Notice” has the meaning set forth in Section 9.5(c).

“Co-Sale Participant” has the meaning set forth in Section 9.5(c).

“Co-Sale Period” has the meaning set forth in Section 9.5(c).

“Co-Sale Portion” has the meaning set forth in Section 9.5(d).

“Co-Sale Transfer” has the meaning set forth in Section 9.5(a).

“Covered Person” means a Member, any Affiliate of a Member, any officer, director, manager, shareholder, employee, trustee, partner or member of a Member or its Affiliates, or any Manager or Officer of the Company, in each case whether current or former.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that (i) with respect to an asset the Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d)(2), and (ii) if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board.

“Designated Individual” has the meaning given to such term in Regulations Section 301.6223-1(b)(3).

“Direct Competitor of the C&W Member” means CBRE, JLL, Colliers, Newmark, Savills, BNP Paribas Real Estate, Avison Young, Marcus and Millichap, Eastdil, Cresa, SVN International, Transwestern and Lee & Associates. Notwithstanding the foregoing, no Person shall be deemed to be a Direct Competitor of the C&W Member with respect to any Correspondent Agreement.

“Disability” means the disability of Stephen Rosenberg that is reasonably anticipated to be permanent and, due to such disability, Stephen Rosenberg fails to devote appropriate time or attention to his position as a Greystone Manager for a period of (i) 270 days within a 24 month period, or (ii) three consecutive months, unless Stephen Rosenberg provides written notice to the Board accompanied by a medical opinion from a licensed medical doctor primarily responsible for treating such disability specifying that in his or her medical opinion Stephen Rosenberg will be reasonably expected to be physically capable of devoting such time and attention to his duties as a Greystone Manager as is required to appropriately perform such duties on or before the six month anniversary after the expiration of such three month period, in which case, the period in this clause (ii) shall be extended until, but not beyond, the six month anniversary after the expiration of such three month period.

“Dissolution Event” has the meaning set forth in Section 10.2(a).

“Drag Transaction” has the meaning set forth in Section 9.6(a).

“Drag-Along Notice” has the meaning set forth in Section 9.6(b).

“Dragged Member” has the meaning set forth in Section 9.6(a).

“Dragging Member” has the meaning set forth in Section 9.6(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” has the meaning set forth in Section 5.4(a).

“Equity Purchase Right” has the meaning set forth in Section 12.1(a).

“Equity Purchase Units” has the meaning set forth in Section 12.1(a).

“Equity Securities” means any and all Units, and any and all securities of the Company convertible into or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both) Units, including, without limitation, options, warrants and other rights to acquire Units.

“Exception Basket” means one or more issuances of Class A Units in accordance with Section 9.4(a)(v) that in the aggregate do not exceed ten percent (10%) of the outstanding Class A Units on the date hereof; provided, however, that in no event shall the Exception Basket apply to Transfers, or otherwise apply to issuances (a) to a Direct Competitor of the C&W Member or (b) any party that would reasonably be expected to cause a material adverse effect on the Greystone Select I Business as reasonably determined by the Board in good faith.

“Exempt Transfer” has the meaning set forth in Section 9.4(a).

“Exempted Securities” means (i) Equity Securities issued pursuant to the acquisition of a Third Party by the Company by merger, purchase of substantially all of the assets or other reorganization or pursuant to a Bona Fide Joint Venture, provided, that the underlying transaction is otherwise approved in accordance with the terms of this Agreement; (ii) Equity Securities issued in connection with any Unit split, subdivision, conversion, exercise or dividend; (iii) Equity Securities issued in accordance with Section 4.5; (iv) Class B Units; (v) Equity Securities issued in accordance with Section 4.8; (vi) Equity Securities issued in accordance with the Approved Equity Compensation Plan subject to the limitations set forth in Section 5.7; and (vii) Equity Securities issued in accordance with, and subject to the limitations set forth in, the Exception Basket.

“Exercising Member” has the meaning set forth in Section 12.1(d).

“Fair Market Value” of Units means the price, in cash, that a willing buyer would reasonably likely pay to a willing seller for such Units in a manner designed to maximize proceeds, in each case, where (i) neither party is under compulsion to buy or sell, (ii) the buyer and seller are not Affiliates of each other, and (iii) each of the buyer and seller have reasonable knowledge of all relevant facts with respect to the applicable transaction based on the then-prevailing market conditions but, in each case, without any discount for lack of liquidity or minority interest or lack of marketability, as determined by a third party appraiser using such valuation methodologies, market multiples, private and public comparable company analysis and other factors and considerations as such appraiser deems appropriate in the exercise of its duties.

“Family Member” means, with respect to a Member, such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons.

“Final ROFR Purchase Price” has the meaning set forth in Section 9.4(f).

“Fiscal Year” means (i) the period commencing upon the date hereof and ending on December 31, 2021, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article VI.

“Formation Date” has the meaning set forth in Section 2.1(a).

“Former Member” has the meaning set forth in Section 10.2(b).

“Funding Deficiency” has the meaning set forth in Section 4.5(c).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, commonwealth, provincial, local, municipal or similar government, governmental, regulatory or administrative authority, branch, agency, law enforcement body or commission, or any political subdivision thereof, or any court, tribunal, arbitral or judicial body or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Greystone Managers” has the meaning set forth in Section 5.3(a).

“Greystone Member” has the meaning set forth in the Preamble.

“Greystone Select Business” means the Greystone Select I Business and the Greystone Select II Business.

“Greystone Select I” means Greystone Select Company LLC, a Delaware limited liability company wholly owned by the Company.

“Greystone Select I Business” means the following businesses operated by the Greystone Select I Entities: all HUD, Fannie Mae and Freddie Mac related origination and lending, loan servicing for Fannie Mae, Freddie Mac and HUD/Ginnie Mae and special servicing for Freddie Mac loans and for CMBS trusts and any other future business line to be operated by the Greystone Select I Entities in the future.

“Greystone Select I Competitor” means, as of the date of determination, any Person (other than any Greystone Select II Entities at any time after the end of the Competitive Restricted Period) that is primarily engaged in any business line that directly competes with the Greystone Select I Business, whether such Person engages in such business line directly or through its direct or indirect control of other Persons.

“Greystone Select I Entities” means, as of the date of determination, individually or collectively, as applicable, (a) Greystone Select Company LLC and each of its direct and indirect Subsidiaries listed on Annex A as of the Effective Date (and for the avoidance of doubt, after giving effect to the Pre-Closing Restructuring, as defined in the Contribution Agreement) and any other Subsidiaries thereof and (b) any other entities operating the Greystone Select I Business after the Effective Date, whether formed as a Subsidiary or Affiliate of a Greystone Select I Entity or otherwise. For the avoidance of doubt, “Greystone Select I Entities” does not include Greystone Select Company II or any of its direct or indirect Subsidiaries.

“Greystone Select II” means Greystone Select Company II LLC, a Delaware limited liability company wholly owned by the Company.

“Greystone Select II Business” means any businesses operated by the Greystone Select II Entities, including engaging in the ordinary course of its business in the lending and investing businesses that require the use of balance sheet and manage interest-rate and credit risk using corporate or third-party investment funds. These businesses may be supported by the Greystone Select I origination, servicing and special servicing businesses.

“Greystone Select II Entities” means, as of the date of determination, individually or collectively, as applicable, (a) Greystone Select Company II LLC and each of its direct and indirect Subsidiaries following the Pre-Closing Restructuring (as defined in the Contribution Agreement) listed on Annex B and any other Subsidiaries thereof and (b) any other entities operating the Greystone Select II Business after such date, whether formed as a Subsidiary or Affiliate of a Greystone Select II Entity or otherwise.

“Initial Budget” has the meaning set forth in Section 4.4(a).

“Investor Rights Agreement” has the meaning set forth in Section 9.8.

“IPO” means an initial public offering of equity securities registered under the Securities Act or under any U.S. or non-U.S. securities Law or a merger (including a reverse merger) of a Person with any special purpose acquisition vehicle, in each case, immediately following which the shares of common stock of such Person, the general partner of such Person or a newly formed Affiliate of such Person are quoted or listed on a U.S. national securities exchange or a non-U.S. national securities exchange.

“IRS” means the Internal Revenue Service.

“Issuance Notice” has the meaning set forth in Section 12.1(b).

“Joinder” has the meaning set forth in Section 2.10(a).

“Joint Venture” means a legal entity formed by the Company and one or more Third Parties on an arm’s-length basis (taking into account the totality of the relationship among such Persons) for a commercial purpose, but specifically excluding any Correspondent Agreement.

“Key Executive” means, at any time, (i) the CEO of Greystone Select I, (ii) any Person who is a management employee that holds 10% or more of the outstanding Class A Units of the Company (for the avoidance of doubt, other than the C&W Member) and (iii) to the extent no Person holds more than 10% of the outstanding Class A Units of the Company, the three Persons who are management employees holding the most number of Class A Units of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, directive, common law, constitution, treaty, judgment, decree, order or other legal requirement having the effect of law or otherwise promulgated or issued by any Governmental Authority.

“Legal Counsel” has the meaning set forth in Section 13.19.

“Liquidating Trustee” has the meaning set forth in Section 10.3.

“Losses” has the meaning set forth in Section 11.2(b).

“Majority Vote” means, (i) with respect to any matter to be voted on by the Board, the written approval of, or the affirmative vote by, a majority of the Managers serving on the Board, (ii) with respect to any matter to be voted on by the Select II Executive Committee, the written approval of, or the affirmative vote by, a majority of the members serving on such committee and (iii) with respect to any matter to be voted on by the Members, the written approval of, or the affirmative vote by, Members holding a majority of the Class A Units then outstanding; provided, that any matter to be voted on by the Members that pertains solely to Class B Units, the Greystone Select II Business or the Greystone Select II Entities and does not adversely impact the Class A Units (as determined by Majority Vote of the Board), shall require the written approval of, or the affirmative vote by, Members holding a majority of the Class B Units then outstanding.

“Manager” has the meaning set forth in Section 5.3(a).

“Marketable Securities” means stocks and bonds of companies that are freely tradable on stock exchanges or in over-the-counter markets or that are otherwise liquid and can readily be sold to the general public for cash.

“Member” or “Members” means any Person named as a Class A Member or Class B Member of the Company on Schedule 2.1 hereto (as amended from time to time), and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has transferred or disposed of all of such Person’s Units in accordance with the provisions hereof. As of the date hereof, the Members of the Company are the C&W Member and the Greystone Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(1) and (i)(2).

“Minority Sale Principles” has the meaning set forth in Section 9.8.

“Mutually Designated Appraiser” means an independent investment banking firm jointly designated by the investment banking firms initially appointed by the interested parties to determine Fair Market Value. The Mutually Designated Appraiser shall be an investment bank of international standing and may not be an Affiliate of any Member.

“Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations Section 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above;

(vi) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) from the disposition of asset and will be taken into account for purposes of computing Net Profits or Net Losses; and

(vii) any items that are specially allocated pursuant to Sections 6.2 and 6.3 hereof shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 hereof shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above.

“New Securities” means any Equity Securities of the Company, whether or not currently authorized, other than Exempted Securities.

“Non-Purchasing Member” has the meaning set forth in Section 12.1(d).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and (c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(b)(3).

“Notice Date” means the date that is 10 days after the date of an event requiring a determination of Fair Market Value pursuant to Section 9.10.

“Notice Recipients” has the meaning set forth in Section 9.5(b).

“Officers” has the meaning set forth in Section 5.13(a).

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted in good faith consistent with either (a) the past and current practice as of the date hereof by such Person or (b) after the date hereof, as may be reasonably determined to be consistent with the practices of such Person’s business at such time as the same may in good faith be deemed to have evolved since the date hereof. For the avoidance of doubt, no transaction entered into on or after the date of this Agreement with a Direct Competitor of the C&W Member (other than as relates to a Correspondent Agreement) will be deemed to have been entered into in the Ordinary Course of Business.

“Original LLC Agreement” has the meaning set forth in the Recitals.

“Other Co-Sale Person” has the meaning set forth in Section 9.5(d).

“Partnership Representative” has the meaning set forth in Section 6.5(a).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” shall mean the Units held at a particular time by a Member, divided by the number of Units then held by all Members, expressed as a percentage.

“Permitted Dilution” means dilution pursuant to issuances (i) of Exempted Securities, (ii) pursuant to Section 9.4(h) and (iii) pursuant to Section 9.4(i).

“Permitted Minority Sale” has the meaning set forth in Section 9.4(h).

“Permitted Transferee” means, with respect to any Member’s Units, (i) the equityholders of a Member receiving Units of the Company in connection with the liquidation of, or a distribution with respect to, an equity interest in such Member, provided that such equityholders are under common control with such Member and shall remain under common control with such Member; (ii) any general or limited partner, member, stockholder, other equity owner or Affiliate of a Member, provided that any such Person or Persons are under common control with such Member and shall remain under common control with such Member; (iii) a Family Member of a Member; (iv) a Permitted Trust; (v) any estate planning entity, so long as a direct or indirect controlling interest and substantially all of the economic ownership in such entity is held by one or more Member(s), Family Member(s) and/or Permitted Trust(s); (vi) any family charitable foundation or public charity established by Stephen Rosenberg (a “Permitted Charity”) in an amount across aggregate gifts to such foundation or charity not to exceed 10% of the Class A Units initially held by the Greystone Member as of the Effective Date; and (vii) any Person receiving Units by will, revocable trust, operation of law or the laws of intestate succession by reason of the death of a Member, whether directly or indirectly (including, without limitation, such Member’s executors, administrators, personal representatives, testamentary trustees, legatees or beneficiaries); provided, however, that in no event shall (A) the Company or any of its Subsidiaries, (B) any Greystone Select I Competitor as of immediately prior to such Transfer or (C) any Direct Competitor of the C&W Member constitute a “Permitted Transferee,” including if such Person in clauses (A), (B) and/or (C) are indirect beneficial owners of any Permitted Transferee set forth in clause (ii).

“Permitted Trust” means (1) (a) any revocable trust for the benefit of a Member or a Family Member, during such Member’s or Family Member’s life and during any “wind-up” administration period immediately following the death of the Member or the Family Member, as the case may be, (b) any trust (i) of which the beneficiary or beneficiaries are one or more Member(s), Family Member(s), charitable corporation(s), charitable trust(s) and/or other charitable organization (provided, however, that contingent remainder beneficiaries shall be disregarded and that otherwise the only charitable corporation(s), charitable trust(s) and/or other charitable organizations that may hold Units are a Permitted Charity) or (ii) under which the distribution of Units may be made only to such Member and/or such Member’s Family Member(s); or (2)(a) any trust under the SR 2019 Revocable Trust Agreement, made March 19, 2019, between Stephen Rosenberg, as Grantor, and Stephen Rosenberg, as Trustee, as such Agreement may be amended from time to time, (b) any trust under the Stephen Rosenberg Revocable Trust, made March 19, 2019, between Stephen Rosenberg, as Grantor, and Stephen Rosenberg, as Trustee, as

such Agreement may be amended from time to time, (c) any trust under the Stephen Rosenberg 2020 Descendants’ Trust Agreement, made December 14, 2020, between Stephen Rosenberg, as Grantor, Curtis A. Pollock, Mordecai M. Rosenberg and Jonathan I. Rosenberg, as Investment Trustees, Curtis A. Pollock and Lisa R. Schwartz, as Independent Trustees, and Peak Trust Company – AK and Elizabeth A. Salvati, as Administrative Trustees, as such Agreement may be amended from time to time, or (d) any successor trust to any of the previously named trusts (each of the trusts referenced in this subsection (2) of this definition being of the type of trust referenced in subsection (1) of this definition).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Preemptive Participants” has the meaning set forth in Section 12.1(a).

“Preemptive Portion” has the meaning set forth in Section 12.1(c).

“Projected Increase” has the meaning set forth in Section 4.4(a).

“Prospective Transferee” has the meaning set forth in Section 9.7.

“Registration Rights Agreement” has the meaning set forth in Section 9.13.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.

“Related-Party Transaction” means any transaction between the Company or any Greystone Select I Entity, on the one hand, and any Greystone Member, C&W Member, Key Executive (including such Key Executive’s Family Members or any of their respective Permitted Trusts) or any Affiliate of the foregoing (or any Person in which any such Persons hold a financial interest), on the other hand (excluding any transactions between the Company and any Greystone Select I Entity).

“Representatives” has the meaning set forth in Section 12.4(a).

“Restrictive Covenants Agreement” has the meaning set forth in the Contribution Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Services/Cost Sharing Methodology” has the meaning set forth in Section 4.4(d).

“SR Trigger Event” means the death or Disability of Stephen Rosenberg.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Distribution” has the meaning set forth in Section 7.5(a).

“Term Loan B” means the initial credit facility evidenced by that certain Credit Agreement, dated as of June 17, 2021, among Greystone Select Financial LLC, the lenders party thereto and JPMorgan Chase Bank, N.A. and the related credit documents related thereto, in each case, as amended from time to time, and any other credit facility that refinances or otherwise replaces such initial credit facility.

“Third Party” means any Person who is a bona fide third party that is not an Affiliate of any Member or any Greystone Select I Entity or Greystone Select II Entity, and is a Person in which none of the Members or any of the controlling Persons or any other equityholders of a Member, hold any material financial interests (other than listed equity in a publicly traded company so long as all such Persons collectively own less than 5% of the total outstanding equity interests of such company).

“Threshold Ownership Test” means with respect to any Member, that such Member and its Permitted Transferees own at least 7.5% of the outstanding Class A Units.

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing, including (except as noted in the following sentence) a change of control of any Member (or any one or more parent entities of such Member) that results in an indirect Transfer of ownership of Units.

“Transfer Notice” has the meaning set forth in Section 9.5(b).

“Transferee” means any Person that is a transferee of all or a portion of a Member’s Units.

“Transferred Securities” has the meaning set forth in Section 9.5(b).

“Transferring Member” has the meaning set forth in Section 9.5(a).

“Unit” means an ownership interest in the Company, and shall be deemed to include any Equity Security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date hereof. There shall initially be two classes of Units: Class A Units and Class B Units.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.1 Formation.

(a) The Company has been formed as a Delaware limited liability company by the filing on September 13, 2021 (the “Formation Date”) of the Certificate in the office of the Secretary of State of the State of Delaware under and pursuant to Section 18-201 of the Act. The Members hereby confirm the formation of the Company as a limited liability company under and pursuant to the provisions of the Act and all other pertinent Laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that their rights, duties and liabilities, and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any provisions of the Act the compliance with which is not mandatory, the terms and conditions of this Agreement will control.

(b) The name of each Member, together with the mailing address thereof and number of Class A and Class B Units held thereby, shall be listed on Schedule 2.1 hereto. Each of the Members is hereby admitted as a Member of the Company. Additional Members shall be admitted as Members of the Company only in accordance with Section 2.10. An authorized Officer of the Company shall update Schedule 2.1 from time to time, as necessary to reflect accurately the information therein as known by the Board or the Select II Executive Committee, as applicable, but no such update shall modify Schedule 2.1 in any manner inconsistent with Section 2.10 or any other Section of this Agreement or the Act; provided that no update shall be effective against the C&W Member or the Greystone Member, as applicable, without the prior written consent of such Member (such consent not to be unreasonably withheld, conditioned or delayed), except for updates solely intended to reflect changes made in accordance with this Agreement, including in accordance with the C&W Member’s and the Greystone Member’s rights set forth in Section 5.7, if applicable. The Company shall provide the C&W Member and the Greystone Member with copies of any such updates or modifications set forth in the preceding sentence. Any amendment or revision to Schedule 2.1 made in accordance with the preceding sentence shall not be deemed an amendment to this Agreement for purposes of this Agreement, including Section 13.2. Any reference in this Agreement to Schedule 2.1 shall be deemed to be a reference to such Schedule as amended and in effect from time to time.

(c) Each Officer is hereby designated as an “authorized person,” within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments and/or restatements thereof) necessary or advisable for the formation or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

Section 2.2 Name. The name of the Company on the date of its formation was “Greystone JV Holdings LLC” and, upon the filing of the Articles of Amendment to the Certificate of Formation of the Company on [•], 2021, the name of the Company was changed to Cushman Wakefield Greystone LLC.

Section 2.3 Term. The term of the Company commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall be perpetual until the Company is dissolved and its affairs wound up in accordance with the Act and the terms of this Agreement.

Section 2.4 Principal Place of Business. The principal place of business of the Company shall be in such place as the Board may determine from time to time, and the Company shall have other regional offices and operations as the Board may determine from time to time.

Section 2.5 Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 2.6 Agent for Service of Process. The Company’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate.

Section 2.7 Purpose. The purpose of the Company is, to engage in any and all lawful activities in accordance with the Act.

Section 2.8 Powers of the Company.

(a) Subject to the limitations set forth in this Agreement, the Company shall possess and may exercise all of the powers and privileges granted to it by the Act, any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

(b) Each Greystone Select I Entity formed as of the date hereof, has executed an acknowledgment (the “Acknowledgement Letter”) in the form attached hereto as Exhibit A. For so long as the C&W Member (or any Permitted Transferee thereof) or the Greystone Member (or any Permitted Transferee thereof) continues to hold Class A Units, the Company shall cause each Greystone Select I Entity formed after the date hereof, to execute the Acknowledgment Letter and deliver a copy to the C&W Member and the Greystone Member.

Section 2.9 No Personal Liability. Except as required by the Act, no Member, Manager or officer shall be personally liable for any obligations of the Company.

Section 2.10 Admission of New Members and Transferees.

(a) In each case, subject to Section 5.7, Article IX and Section 12.1, (i) new Members holding Class A Units shall be admitted to the Company only by Majority Vote of the Board (for the avoidance of doubt, subject, to the additional voting and consent requirements set forth in Section 5.7) and new Members holding Class B Units shall be admitted to the Company only by Majority Vote of the Select II Executive Committee, in each case, on terms and conditions that are consistent with this Agreement, the Certificate, the Act and any other applicable provision of Law; provided, that any Person (including any Permitted Transferee or other Transferee) shall be admitted as a new Member only upon such Person’s execution and delivery of joinder agreement substantially in the form set forth on Exhibit B (“Joinder”) to the Company, which shall identify whether such new Member will be deemed a Class A Member or a Class B Member. Promptly following such admission as a new Member of the Company, to the extent notice has not otherwise been provided to the C&W Member or the Greystone Member, the Company shall provide notice of such admission to the C&W Member or the Greystone Member, as applicable. Any such new Members shall be issued the applicable number and class of Units and shall participate in the management, profits, losses, and distributions of such class of Units on such terms and with such amendments to this Agreement as are approved in accordance with Section 5.7 and, in the case of the Class B Units, Majority Vote of the Select II Executive Committee. The Board shall not be permitted to admit any new Member to the Company as a Class A Member (or as a Class B Member if such Class B Member is a Direct Competitor of the C&W Member at any time that the C&W Member holds Class B Units) or implement any agreements related to the admission of such Member in a manner that is disproportionate and adverse to the C&W Member or the Greystone Member respectively, except as otherwise expressly permitted for elsewhere in this Agreement.

(b) Unless otherwise specified by the Board (or the Select II Executive Committee in the event of a Transfer of Class B Units) in connection with such Transfer, any Transferee of Units in accordance with this Agreement shall succeed to all the rights and be subject to all the obligations of the transferring or assigning Member with respect to the Units so transferred or assigned.

Section 2.11 Withdrawals. No Member may withdraw or resign from the Company, with respect to the Class A Units, except with the Majority Vote of the Board and in accordance with the additional approval and consent requirements set forth in Section 5.7(a), and with respect to the Class B Units, with the consent of the Select II Executive Committee.

Section 2.12 No State-Law Partnership; Tax Classification. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be classified as a partnership for U.S. federal, state and local tax purposes. No Person shall take any action inconsistent with such classification, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such classification.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally but not jointly, represents and warrants to the Company and each other Member as follows:

Section 3.1 Organization and Qualification. Such Member (a) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not prevent or materially impair the performance of the actions contemplated by this Agreement.

Section 3.2 Authority. Such Member has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly and validly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict. Except as otherwise obtained prior to the date hereof or as set forth on the Disclosure Schedules to the Contribution Agreement, the execution, delivery and performance by such Member of this Agreement do not and will not (a) conflict with or violate its certificate of incorporation or bylaws or equivalent organizational documents, if applicable, (b) conflict with or violate any Law applicable to such Member or by which any property or asset of such Member is bound or affected or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person or give to any Person any rights pursuant to, any contract, agreement or arrangement by which such Member is bound, except, in the case of the foregoing clauses (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially impair the performance of the actions contemplated by this Agreement.

Section 3.4 Governmental Consents and Approvals. Such Member is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Member of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5 Securities Representations. Such Member represents and agrees that the Units acquired pursuant hereto will be acquired for such Member’s own account, for investment, and not with a view to the distribution or resale thereof. Such Member further represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Units. Such Member understands that such Units have not been registered under the Securities Act or any state or foreign securities laws, and cannot be sold, assigned, transferred, pledged or otherwise disposed of unless so registered under the Securities Act and applicable state or foreign securities laws or unless an exemption from the registration requirements thereof is available. Such Member understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units. Such Member understands that any Transfer of the Units purchased by it is subject to the restrictions contained in this Agreement. Such Member understands that no disclosure or offering document has been prepared in connection with the purchase of the Units by it and such Member has conducted its own investigation with respect to the Company and the Units; such Member has received all information that it believes is necessary or appropriate in connection with its purchase of the Units and such Member has made its own assessment and has satisfied itself concerning the relevant tax, legal, currency, business, investment, accounting, financing and other economic considerations relevant to its investment in the Company and the Units. Such Member represents and warrants that it is (A) an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act and (B) a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

Section 3.6 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Member, threatened against such Member or any Affiliate thereof that would reasonably be expected to (x) prevent the consummation by such Member of the transactions contemplated by this Agreement or (y) have a material adverse effect on such Member’s ability to perform its obligations under this Agreement.

Section 3.7 Anti-Money Laundering; OFAC.

(a) To the knowledge of such Member, no part of the funds used by such Member to acquire its portion of the Units or to satisfy its obligation to pay or contribute any part of his, her or its Capital Contribution hereunder has been, or shall be, directly or indirectly derived from any activity that contravenes United States federal or state or non-United States Law, including anti-money laundering, economic sanctions, anti-bribery and anti-boycott Laws.

(b) The Capital Contribution amount paid or contributed or to be paid or contributed by such Member hereunder shall not, to the knowledge of the Member, cause an the Company, any Greystone Select I Entity or any Greystone Select II Entity to be in violation of any applicable anti-money laundering, economic sanctions, anti-bribery and anti-boycott Law, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the various statutes, regulations and executive orders administered by OFAC and the FCPA.

(c) All parts of the Capital Contribution paid or contributed by such Member will be made through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the U.S. Department of Treasury pursuant to Section 999(a)(3) of the Code, as in effect at the time of such contribution or payment.

(d) Neither the Member, nor to the Member’s knowledge based on its customary due diligence, any of its beneficial owners (i) is, or is 50% or more owned or, where relevant under applicable sanctions Laws, controlled by any party which is, on the Specially Designated Nationals And Blocked Persons List, nor are they otherwise a party with which any Greystone Select I Entity or Greystone Select II Entity is prohibited to deal under the Laws of the United States, or (ii) is, or is owned or 50% or more owned or, where relevant under applicable sanctions laws, controlled by any party which is, a person identified as a terrorist organization on any other relevant lists maintained by any U.S. federal Governmental Authority

Section 3.8 ERISA Matters. Such Member is not a “benefit plan investor” (as defined in Section 3(42) of ERISA) (a “Benefit Plan Investor”).

ARTICLE IV

CAPITAL CONTRIBUTIONS, BUDGETS AND FUNDING

Section 4.1 Initial Capital Contributions. Subject to, and in accordance with, the terms and conditions set forth herein and in the Contribution Agreement, the Company hereby issues (i) to the Greystone Member 60 Class A Units and 99 Class B Units and (ii) to the C&W Member 40 Class A Units and 1 Class B Unit, in each case, in exchange for the Greystone Contribution Amount (as defined in the Contribution Agreement) and the C&W Contribution Amount (as defined in the Contribution Agreement), respectively. Accordingly, each Member has contributed to the Company the C&W Contribution Amount and the Greystone Contribution Amount, in each case, as defined in the Contribution Agreement, and has received in exchange therefor the number of Class A Unit and Class B Units as set forth opposite such Member’s name on Schedule 2.1 hereto.

Section 4.2 Units. The authorized classes of Units shall consist of Class A Units and Class B Units. The Company may issue fractional Units, and all Units shall be rounded to the third decimal place. Each Member hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property.

Section 4.3 Additional Units. Subject to the provisions of this Agreement, including Section 5.7, Section 9.9 and Section 12.1, the Board shall have the right to cause the Company to issue at any time, for such amount and form of consideration as the Board may determine, (a) additional Units (of the existing class or new classes or series) or other Equity Securities of the Company (including creating other classes or series thereof having such powers, designations, preferences and rights as the Board may determine), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Company and (c) warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Company, and in connection therewith, the Board shall have the power to make amendments to this Agreement as the Board, in its discretion deems necessary or appropriate to give effect to such issuances, provided, for the avoidance of doubt, that any such amendments shall be in accordance with Section 5.7, Section 9.9 and Section 12.1. In the event additional Units shall be issued to a Member (including in connection with additional Capital Contributions pursuant to this Article IV) or to any other Person, or Units are sold or transferred to another Member or any other Person and such Person shall be admitted as a Member in accordance with the provisions of this Agreement, an authorized Officer shall amend Schedule 2.1 hereto in accordance with Section 2.1(b) upon such Member or Person executing a Joinder pursuant to Section 2.10(a). Other than the initial contribution of the Greystone Member, any Capital Contribution to be made by such Person in exchange for Units shall be in cash unless otherwise approved in accordance with Section 5.7 and the amount of such Capital Contribution, if any, shall be credited to such Person’s Capital Account.

Section 4.4 Budgets.

(a) The Class A Members will prepare and agree upon projected expenditure schedules and a projected operating budget for Greystone Select I (including the Greystone Select I Entities and their Subsidiaries), through the Fiscal Year ending December 31, 2022 (the “Initial Budget”). Beginning for the Fiscal Year ending December 31, 2023, and for each subsequent Fiscal Year, not later than 30 days prior to the beginning of such Fiscal Year, the CEO and/or the senior management of the Company shall prepare and submit to the Board for approval projected expenditure schedules and a projected operating budget for such Fiscal Year for the Greystone Select I Business (each, an “Annual Budget”). The Board will provide (i) prior to a Change of Control Event, the C&W Managers with the opportunity for meaningful consultation regarding approval of the Annual Budget and reasonable information in connection with such consultation and (ii) following a Change of Control Event, the Greystone Managers with the opportunity for meaningful consultation regarding approval of the Annual Budget and reasonable information in connection with such consultation, provided however that except as provided in Section 5.7, the Annual Budget shall only require a Majority Vote of the Board to be approved. The Initial Budget and any Annual Budget are each referred to as an “Approved Budget.”

(b) To the extent the Annual Budget requires approval pursuant to Section 5.7 and (i) prior to a Change-of-Control Event, the C&W Member does not grant such approval, or (ii) after a Change of Control Event, the Greystone Member does not grant such approval in each case within 15 Business Days, the CEO shall use his or her good faith efforts to reduce non-discretionary spending, operating and other similar expenses in line with any projected revenue shortfalls and the Company shall operate on an interim budget; provided that in no event will any interim budget provide for an increase of expenses greater than 20% of the prior year’s actual expenses.

(c) The Members agree that the Company shall fund its ongoing operations, business expansion and acquisitions from cash from operations and borrowings or credit, and that no Member shall be required to make a Capital Contribution or loan, or otherwise advance any funds, to the Company or enter into any agreements with, make any representations or warranties to, or provide any information to a lender or other financing source.

(d) The Members agree that any expenses or liabilities (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select I Business shall be borne solely by the Class A Members in accordance with their Class A Percentage Interests and any expenses or liabilities (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select II Business shall be borne solely by the Class B Members in accordance with their Class B Percentage Interests as set forth in the definitions of “Available Cash from Greystone Select I” and “Available Cash from Greystone Select II” respectively. Notwithstanding the foregoing, if any expense or liability of Greystone Select I Business is also attributable to Greystone Select II Business or vice versa (and thus, is not exclusively attributable to either business), such expense or liability will be allocated among Greystone Select I Business and Greystone Select II Business in a manner consistent with the Shared Services/Cost Sharing Methodology as set forth on Schedule 4.4, attached hereto (the “Shared Services/Cost Sharing Methodology”), in all cases subject to Section 13.20.

Section 4.5 Additional Funding.

(a) In the event that the Board determines that additional capital is required to support the Greystone Select I Business or the Greystone Select II Business, the Board may, subject to this Section 4.5, attempt to procure funding through any one or a combination of the following means, at the election of the Board:

(i) revolving credit or other credit or loan facilities provided by Third Parties; or

(ii) if such facilities are not available on commercially reasonable terms without enhancement, guarantee or support by the parent company of any Member, then through (for the avoidance of doubt, no Member shall be required to provide such enhancement, guarantee, or support or to enter into any agreement with, make any representation or warranty to, or provide any information to any lender or any other financing provider in respect thereof):

(A) cash advances or other credit facilities provided by the Members or their Affiliates (which, for the avoidance of doubt, shall not be and shall not be deemed to be Capital Contributions); or

(B) additional Capital Contributions by the Members.

(b) The Board shall use commercially reasonable efforts to ensure that any future debt financing undertaken in respect of the Greystone Select I Business shall have recourse only to the Greystone Select I Business and any debt financing undertaken in respect of the Greystone Select II Business shall have recourse only to the Greystone Select II Business, and in all case such financing arrangements shall be subject to Section 13.20.

(c) In the event that the Board determines additional capital is necessary to support the Greystone Select I Business or the Greystone Select II Business, the Board shall first use commercially reasonable efforts to secure Third Party financing. In the event the Board is unable to secure Third Party financing, the Board may, prior to a Change of Control Event, after consultation with the C&W Manager, and after a Change of Control Event, after consultation with the Greystone Manager, seek cash advances, other committed credit support or Capital Contributions from (x) the Class A Members to the extent the cash advances, other committed credit support or Capital Contributions are necessary to support the Greystone Select I Business or (y) the Class B Members to the extent the cash advances, other committed credit support or Capital Contributions are necessary to support the Greystone Select II Business. The Company shall request that the applicable Members provide the advances, credit support or Capital Contributions to be provided pursuant to this Section 4.5 by delivering a written notice to the Members specifying (i) the aggregate amount of cash advances, credit support or Capital Contributions requested at such time, (ii) the amount of cash advances, credit support or Capital Contributions requested to be provided by each Member, which amount shall be equal to the product of (A) the aggregate amount of cash advances, credit support or Capital Contributions requested at such time and (B) such Member’s Percentage Interest with respect to the Class of interests to which such Capital Contribution relates, (iii) the purpose for which such Capital Contribution is requested, (iv) the Fair Market Value of the Class A Units as determined by the Board pursuant to Section 9.8 and the amount of Permitted Dilution related thereto, and (v) the date on which such Capital Contributions are due (which shall be no earlier than the date that is ten (10) Business Days after the date on which such written notice is delivered to the Members). Such written notice shall also specify the bank account for wire transfer of cash amounts and any other information the Company determines. Any cash advances or cash Capital Contributions made by each Class A Member or Class B Member, as applicable, shall be made in such amount as is specified in such notice by wire transfer of immediately available funds to the bank account designated by the Company in such notice prior to the close of business on the date specified in such written notice. Subject to Section 4.5(e), the Class A Members shall receive additional Class A Units in exchange for any Capital Contributions hereunder at a price per Class A Unit equal to the Fair Market Value of such Class A Units as determined by the Board in accordance with Section 9.8 and, Class B Members shall receive additional Class B Units in exchange for any Capital Contributions hereunder at a price per Class B Unit equal to the Fair Market Value of such Class B Units, as determined by the Select II Executive Committee.

(d) To the extent that any Class A Member declines to fund any such written request set forth in Section 4.5(c) above, in whole or in part (a “Funding Deficiency”), the other Class A Members may elect to fund such Funding Deficiency and, in the case of a Capital Contribution, shall receive in return therefor additional Class A Units at a price per Unit equal to the Fair Market Value of such Units as determined by the Board in accordance with Section 9.8. To the extent that any Class B Member declines to fund any such Funding Deficiency, the other Class B Members may elect to fund such Funding Deficiency and, in the case of a Capital Contribution, shall receive in return therefor additional Class B Units at a price per Unit equal to the Fair Market Value of such Units as determined by the Select II Executive Committee. Notwithstanding the foregoing, no Class A Member shall be entitled to receive any additional Class A Units in respect of electing to fund another Class A Member’s Funding Deficiency if such Funding Deficiency by such other Member was solely based upon and due to a liability, expense, or other obligation associated exclusively with the Greystone Select II Business, in which case such liability, expense or other obligation shall be subject to Section 13.20.

(e) No Member shall be obligated to fund any such cash advances, provide any such credit support or otherwise enter into any agreement with a lender or any financing source or make any additional Capital Contributions, and no failure by any Member to fund any such request shall constitute a default hereunder. For the avoidance of doubt, in the event that the Board determines to seek funding in the form of committed credit support from the Members, nothing herein shall restrict the terms of such credit support from including reasonable interest thereon.

(f) Except as otherwise explicitly permitted in Section 5.7 of the Contribution Agreement, (i) cash advances, credit support or Capital Contributions provided by the Class A Members pursuant to this Section 4.5 shall be used exclusively for the Greystone Select I Business, and (ii) cash advances, credit support or Capital Contributions provided by the Class B Members pursuant to this Section 4.5 shall be used exclusively for the Greystone Select II Business, and the Company shall not be permitted to enter into credit support, financing or similar borrowing for use by the Greystone II Business unless the Board has determined in good faith that such borrowing in respect of the Greystone II Business is non-recourse to the Greystone Select I Business.

Section 4.6 Status of Capital Contributions.

(a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement or as approved by the Board. Except as otherwise provided herein or approved by the Board, no Member shall be permitted to borrow, make an early withdrawal of, or demand or receive a return of any Capital Contributions. Under circumstances requiring a return of any Capital Contributions, except as otherwise expressly provided in this Agreement, no Member shall have the right to receive property other than cash.

(b) No Member shall have any obligation or be required to make any Capital Contribution or loan or otherwise advance any funds to the Company and no Member shall have any personal liability for the repayment of any Capital Contribution of any other Member or Transferee. Notwithstanding anything in this Agreement to the contrary, the obligations of the Members hereunder shall not be, and shall not be deemed to be, a guaranty, maintenance agreement or other similar agreement, or under any circumstances utilized to satisfy the general obligations and liabilities of the Company, in all cases subject to Section 13.20.

Section 4.7 Capital Accounts. An individual Capital Account shall be established and maintained for each Member (and sub-capital accounts with respect to each Class of interests) in accordance with the following provisions:

(a) to each Member’s Capital Account there shall be credited all such Member’s Capital Contributions, such Member’s distributive share of Net Profits, any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VI, the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member, and any other increases required by Regulations Section 1.704-1(b)(2)(iv);

(b) to such Member’s Capital Account there shall be debited the amount of cash and the Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement (net of any liabilities to which such asset is subject or which are assumed by such Member), such Member’s distributive share of Net Losses, any items in the nature of deductions or losses that are specially allocated to such Member pursuant to Article VI, and any other decreases required by Regulations Section 1.704-1(b)(2)(iv);

(c) in the event all or some of a Member’s Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d) no Member shall be required to pay to the Company or to any other Member or Person any deficit in such Member’s Capital Account upon dissolution of the Company or otherwise.

The provisions of this Section 4.6 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

Section 4.8 Dilution. Except as expressly set forth in this Agreement or as otherwise mutually agreed by the C&W Member, the Greystone Member and the Board, in writing following the date hereof, none of the C&W Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, or the Greystone Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, shall, without C&W Member’s consent or the Greystone Member’s consent, respectively, be subject to dilution, other than Permitted Dilution. For the avoidance of doubt, except as otherwise set forth in this Section 4.8 and subject to the exercise of Equity Purchase Rights pursuant to Section 12.1, dilution in respect of (i) Class A Units shall be borne among the Class A Members on a pro-rata basis based on the relative number of Class A Units held by such Class A Member and (ii) Class B Units shall be borne among the Class B Members on a pro-rata basis based on the relative number of Class B Units held by such Class B Member. Neither the C&W Member nor the Greystone Member shall be subject to accretion except to the extent any Permitted Dilution has been subsequently reversed, in which case such Class A Percentage Interest or Class B Percentage Interest, as applicable, of the C&W Member or Greystone Member, respectively, will accrete on a pro rata basis to the same extent and alongside any accretion of the Class A Percentage Interest or Class B Percentage Interest, as applicable (and, if applicable, the equivalent Units) held by the other Class A Members or Class B Members, as applicable, but in no event to a level greater than the C&W Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, or the Greystone Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, prior to such Permitted Dilution. Other than in respect of any circumstances whereby a Member is subject to accretion, such Member shall not be obligated to directly pay any expenses, costs or other obligations in respect of the repurchase of Equity Securities or Units or any other similar transactions that would give rise to such accretion.

ARTICLE V

GOVERNANCE

Section 5.1 Management of the Company. Subject to the terms hereof, the business and affairs of the Company shall be managed by or under the direction of a board of managers (the “Board”) which may from time to time delegate authority to the Officers or to others to act on behalf of the Company, in each case, subject to the oversight of the Board. Subject to Section 5.7, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the Laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by Law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company. Except as approved or delegated by the Board or as expressly set forth herein, no Member or Manager, in their capacity as such, shall have the authority to individually bind the Company in any way whatsoever.

Section 5.2 Certain Structuring Covenants; Competition. The Board, the CEO and the Key Executives shall use their respective reasonable best efforts to ensure the following:

(a) The CEO and the Key Executives (and each of the Permitted Transferees of the foregoing) shall hold all equity interests held by such Persons in the Greystone Select I Entities through direct or indirect interests in the Class A Units in the Company and shall not hold equity interests in (or otherwise have the right to distributions or any other equity participation) in any of the Greystone Select I Entities other than through the Company.

(b) Other in respect of a Third Party in connection with a Joint Venture, no Person other than a Greystone Select I Entity or the Company shall be entitled to receive Available Cash from Greystone Select I.

(c) Subject to the terms and conditions of this Agreement and the maintenance of reasonable reserves established by the Board, each of the Greystone Select I Entities and, for so long as the C&W Member (or any Permitted Transferee thereof) holds Class B Units or otherwise is entitled to indemnification pursuant to Section 13.20 in respect of its Class A Units, the Greystone Select II Entities, shall distribute Available Cash from Greystone Select I and Available Cash from Greystone Select II as applicable, to the Company as soon as reasonably practicable.

(d) Until the end of the Competitive Restricted Period, Greystone Select II shall not Compete. In the event Greystone Select II Competes during the Competitive Restricted Period, all profits with respect to the Competing activities shall be held in constructive trust for the benefit of Greystone Select I.

(e) The Company shall authorize all actions within its control and reasonable business judgment designed to ensure that the Greystone Select I Business is operated primarily through the Greystone Select I Entities, in all cases subject to the terms of this Agreement.

Section 5.3 Board.

(a) Each Member shall be entitled to appoint one or more individuals in accordance with this Section 5.3 to act on its behalf at meetings of the Board (each, a “Manager”). The total number of Managers on the Board shall be five, of whom (a) three shall be designated by the Greystone Member (the “Greystone Managers”) and (b) two shall be designated by the C&W Member (the “C&W Managers”). A majority of the Managers shall select a chairman (the “Chairman”) who shall preside over meetings of the Board. The initial Chairman shall be Stephen Rosenberg. The initial Greystone Managers shall be Stephen Rosenberg, Curt Pollock and Marc Fox and the initial C&W Managers shall be Andrew McDonald and Michelle MacKay. At any point in which the C&W Member fails to satisfy the Threshold Ownership Test, then the C&W Member shall have no right under this Agreement to appoint any Manager and, upon such failure, without any further action by any Person, the total number of Managers on the Board shall be reduced to three (3) and each of the C&W Managers shall be automatically removed therefrom. Notwithstanding anything to the contrary contained herein, in the event that the C&W Member holds a majority of the Class A Units issued and outstanding at any time (the “Change of Control

Event”), (i) the C&W Member shall have the right to appoint a majority of the Managers on the Board, and (ii) at any point in which the Greystone Member fails to satisfy the Threshold Ownership Test, then the Greystone Member shall have no right under this Agreement to appoint any Manager and, upon such failure, without any further action by any Person, the total number of Managers on the Board shall be reduced to three (3) and each of the Greystone Managers shall be automatically removed from the Board.

(b) The Board shall not be authorized to take any action inconsistent with the provisions of this Agreement and any charter of the Board shall include provisions to that effect.

Section 5.4 Meetings.

(a) The Board may meet quarterly at such place and time as shall be determined by Majority Vote. Subject to the limits in Section 5.3, special meetings of the Board, to be held at the offices of the Company (or such other place as shall be agreed by Majority Vote), may be called at the direction of the Chairman, the CEO or (x) prior to the Change of Control Event, one or more Greystone Managers and (y) following the Change of Control Event, one or more C&W Managers, and for reasonable cause shown (which is understood to include, without limitation, any meeting called by a Greystone Manager or C&W Manager, as applicable, to review any determination made by the Company pursuant to this Agreement), upon not less than five Business Days’ notice given by the Chairman, the CEO or the Secretary of the Company (which Officer shall give such notice if properly directed to do so as aforesaid). Subject to the limits in Section 5.3, emergency meetings of the Board may be held at the offices of the Company (or such other place as shall be agreed by Majority Vote) upon not less than two Business Days’ notice by telephone or Electronic Transmission (to be confirmed by Electronic Transmission) given by the Chairman, the Chief Executive Officer, the Secretary of the Company or (x) prior to the Change of Control Event, one or more Greystone Managers and (y) following the Change of Control Event, one or more C&W Managers, specifying in reasonable detail the nature of such emergency. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) With respect to quarterly and other regular meetings of the Board, not less than five Business Days before each such meeting, the Chairman shall deliver, or cause to be delivered, to each Manager, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting.

(c) Participation by any Manager in person or by any other means permitted hereunder shall be deemed to be a waiver of any notice requirement set forth in this Section 5.4.

Section 5.5 Quorum and Voting. Subject to the limits in Section 5.4, the presence of that number of Managers representing at least (x) prior to the Change of Control Event, two Greystone Managers and at least one C&W Manager and (y) following the Change of Control Event, two C&W Managers and at least one Greystone Manager shall constitute a quorum; provided, that, notwithstanding the foregoing, in the event that a quorum for two consecutive scheduled meetings of the Board (scheduled not less than ten Business Days apart) is not present due to the consecutive absences of a C&W Manager or a Greystone Manager, and sufficient notice for each such meeting was provided, a quorum for the subsequently-scheduled meeting shall not require the presence of, at least one Greystone Manager, if the Greystone Manager(s) were consecutively absent, or at least one C&W Manager, if the C&W Manager(s) were consecutively absent. A quorum must exist at all times during a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. Except as otherwise specified in this Agreement (including Section 5.7), all decisions of the Board shall be taken by the affirmative vote of a majority of the Managers present at a meeting at which a quorum exists, for such decision or action to be valid. Each Manager shall be entitled to one vote on all matters; provided, that in the event either the Greystone Member or C&W Member, as the case may be, shall not have filled all of its designees to the Board allotted to Greystone Member or C&W Member, respectively, any Greystone Manager or C&W Manager, as applicable, shall have the right to vote for itself and such undesignated Manager, such that the Greystone Manager(s) or C&W Manager(s) present at such meeting or executing such consent shall have a number of votes with respect to such matter as is equal to the number of Board designees Greystone Member or C&W Member, as the case may be, is entitled to appoint pursuant to Section 5.3.

Section 5.6 Removal of Managers; Vacancies.

(a) A Member may at any time remove any Manager appointed by such Member pursuant to Section 5.3, with or without cause and replace such Manager.

(b) Except as otherwise provided in this Agreement, in the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.3, such vacancy shall be filled by the Member the retirement, removal, resignation or death of whose designee or nominee created the vacancy.

Section 5.7 Approval Required. Notwithstanding anything in this Agreement to the contrary, for so long as the C&W Member satisfies the Threshold Ownership Test, the Company shall not take any of the following actions without the prior written consent of at least one C&W Manager (not to be unreasonably withheld with respect to subsections (g), (h), (p), (t), (v), (w) and (x) of this Section 5.7):

(a) the withdrawal of any Class A Member;

(b) any merger, consolidation, or other business combination of the Company that (i) results in the Greystone Member ceasing to control the Board or the Board ceasing to control the Company or the Greystone Select I Business (except, for the avoidance of doubt, to the extent the C&W Member is the party entitled to exercise control), (ii) involves a Direct Competitor of the C&W Member or (iii) causes the C&W Member to hold less than the Threshold Amount;

(c) any sale in any Fiscal Year (whether in one transaction or a series of related transactions) of (i) any line of business of the Greystone Select I Business that has annual revenues in excess of $30,000,000, (ii) any of the Greystone Select I Entities servicing and/or special servicing rights for an aggregate sale price that exceeds $25,000,000 or (iii) any other assets that are material to the operation of the Greystone Select I Business, for an aggregate sale price that exceeds $50,000,000; provided however, upon and following the occurrence of a SR Trigger Event, the dollar threshold referenced in this subclause (iii) shall be reduced to $25,000,000.

(d) any acquisition (in one transaction or a series of related transactions) in any Fiscal Year, by merger, purchase of assets or equity or otherwise, by the Greystone Select I Business (other than as relates to whole loans, participation in whole loans, securitized loans or loan servicing rights, in whatever form) that (i) involves an aggregate purchase price that exceeds the Acquisition Threshold, or (ii) that involves a Direct Competitor of the C&W Member;

(e) any underwritten initial public offering pursuant to a registration statement filed in accordance with the Securities Act or any non-U.S. exchange or regulatory authority, or listing rules or regulations;

(f) the authorization, issuance, sale or disposition by the Company of any Units or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company, but excluding any issuance of Exempted Securities;

(g) the engagement by the Greystone Select I Business with respect to any new material business other than any line of business that the Greystone Select I Business engages with or plans to engage with as of the date hereof;

(h) discontinuance or winding down by the Company of any line of business that Greystone Select I Business engages with or plans to engage with as of the date hereof;

(i) other than in the Ordinary Course of Business with respect to a non-operational special purpose entity, the dissolution, liquidation or winding up of the Company or any Greystone Select I Entity or the commencement of a voluntary proceeding seeking reorganization or other similar relief for the Company, Greystone Select I or any other Greystone Select I Entity;

(j) the incurrence, issuance, assumption, guarantee, increase or refinancing of any Corporate Debt of the Greystone Select I Entities in an amount in excess of four and one half times (4.5x) the trailing twelve month Adjusted EBITDA of the Greystone Select I Entities calculated on a quarterly basis; for purposes hereof “Adjusted EBITDA” means net income before income tax expense or benefit, interest expense on Corporate Debt, and amortization and depreciation, adjusted for (i) provision for credit losses net of write-offs, (ii) gains attributable to mortgage servicing rights, (iii) the fair value adjustment of mortgage servicing rights, (iv) the fair value adjustment on interest rate swaps, and (v) significant nonrecurring items and for purposes of this subsection the term “Corporate Debt” shall mean the types of corporate debt obligations of the Greystone Select I Entities as are consistent with those set forth on Annex B to the Contribution Agreement as calculated consistent with how Corporate Debt obligations are calculated in the Contribution Agreement;

(k) subject to the Company’s rights to make certain amendments as expressly provided for elsewhere in this Agreement, including in connection with transfers otherwise permitted pursuant to this Agreement and pursuant to Section 9.8 for the purposes of implementing an issuance pursuant to the Exception Basket or a Permitted Minority Sale, the amendment, restatement, modification or waiver of this Agreement or the constituent or organizational documents of the Company, to the extent such amendment, restatement, modification or waiver is material and adverse to the C&W Member, including in respect of its economic or contractual rights hereunder (provided, that any amendment to Section 2.10, Section 2.11, Article IV, Article V, Article VI, Article VII, Section 8.1, Section 8.3, Article IX, Article X, Article XI, Article XII, Section 13.2, Section 13.8, Section 13.9, Section 13.20 and the defined terms referenced therein, shall be considered material and adverse to the C&W Member);

(l) the approval of any Approved Equity Compensation Plan with respect to the Greystone Select I Business or any amendment thereto that provides for, or would increase, the Class A Units allocated to all such plans to exceed 10% of the aggregate Class A Units as the date hereof; provided that following any such approval, grants made under and in accordance with the terms of any such plan or amendment approved in accordance with this clause (l) shall only require the Majority Vote of the Board (and shall not require the affirmative vote or consent of a C&W Manager) and the Board (by Majority Vote) may authorize exceptions to any rights or impose additional obligations on any applicable grantee with respect to such grants.

(m) any change in the number of, or method of designating, Managers on the Board, except if following such change, the result is a proportional representation of the C&W Member and the Greystone Member as of immediately prior to such change;

(n) removal of the existing CEO of the Company or the appointment of a successor CEO of the Company; provided, however, upon and following the occurrence of a SR Trigger Event, the Company shall not remove any Senior Management of the Company or any of the Greystone Select I Entities or appoint any successors thereto, without the prior written consent of at least one C&W Manager; for purposes hereof, “Senior Management” means the chief executive officer, chief financial officer and chief operating officer at the Company or any Greystone Select I Entity, and any other positions at the Company or any Greystone Select I Entity that require approval from an outside counter-party or GSE;

(o) any distribution to the Class A Members other than in accordance with the distribution provisions set forth in this Agreement;

(p) (i) any settlement of a claim naming the Company where the settlement amount is in excess of $500,000 or (ii) any settlement of a claim naming the Company or any of its direct or indirect Subsidiaries where the settlement terms would create adverse tax or regulatory restrictions on the C&W Member;

(q) unless required by Law or a change in GAAP, making any tax election, allocation, or decision that could reasonably be expected to have a disproportionate and adverse effect on the C&W Member or its Affiliates;

(r) other than with respect to the Exempted Securities, the issuance of additional Class A Units in exchange for consideration other than cash or services;

(s) the issuance of Units or Equity Securities that are senior in priority to the Class A Units or Class B Units held by the Members;

(t) any Annual Budget that (i) includes an increase of expenses, which expenses shall also consist of the Allocation for the Greystone Select I Business (as defined in Schedule 4.4—Shared Services Allocation Methodology) of up to 20% of the prior year’s actual expenses (provided that the percentage increase in expenses is greater than the percentage increase in revenue over prior year’s actual revenue) or (ii) includes an increase of expenses greater than 20% of the prior year’s actual expenses; provided however that, upon and following the occurrence of a SR Trigger Event, the prior written consent of at least one C&W Member shall be required for any Annual Budget that includes an increase of expenses greater than 10% of the prior year’s actual expenses, other than increases that are proportional to projected revenue increases that are greater than 10% of the previous year’s revenue;

(u) the entry into any joint venture by the Greystone Select I Entities other than a Bona Fide Joint Venture;

(v) the entry into or amendment, waiver or modification of any Related-Party Transaction or any amendment, waiver or modification to the Shared Services/Cost Sharing Methodology other than (A) any of the foregoing with respect to customary commercial agreements by and among the Company’s Affiliates, the Greystone Select I Entities or the Greystone Select II Entities on customary and established market terms in accordance with the Company’s internal policies and procedures; (B) distributions to Members made in accordance with the distribution provisions set forth in this Agreement; and (C) as expressly permitted by and made in accordance with any of the following sections: Section 2.8(b) (Powers of the Company), Section 2.10 (Admission of New Members and Transferees), Section 4.3 (Additional Units), Section 4.5 (Additional Funding), Section 5.12 (Reimbursements), Section 6.5 (Tax Decisions), Article IX (Transfer of Units), Article X (Dissolution, Liquidation and Termination), Article XI (Liability and Indemnification), Section 12.1 (Right to Purchase New Securities), and Section 13.20 (Indemnification);

(w) the removal of the Auditors and the appointment of any auditor other than the Auditors;

(x) the adoption of, amendment to or abandonment of any name or brand used by the Company or the Greystone Select I Business other than in the Ordinary Course of Business; or

(y) repurchasing or redeeming Equity Securities in the Company other than on a pro rata basis, except with respect to the Exempted Securities and subject to Section 4.8.

For the avoidance of doubt, in the event that the C&W Member or any of its Affiliates Competes with the Greystone Select I Business, the requirement for the prior written consent of at least one C&W Manager set forth in clauses (b)-(e), (g), (h), (j), (m)-(p) and (t)-(x) of Section 5.7 shall no longer apply to any action and such actions shall only require a Majority Vote of the Board and for any other matter for which the approval or consent of a C&W Manager or the C&W Member is needed such approval or consent may not be unreasonably withheld, conditioned or delayed by such C&W Manager or C&W Member.

Following a Change of Control Event, for so long as the Greystone Member satisfies the Threshold Ownership Test (i) the consent rights set forth in this Section 5.7 shall apply to the Greystone Manager (rather than the C&W Manager), the references in such Section 5.7 to any affect, cause or restriction on such C&W Member shall instead refer to the Greystone Member and each action set forth in this Section 5.7 shall, instead of requiring the prior written consent of at least one C&W Manager, shall require the prior written consent of at least one Greystone Manager (not to be unreasonably withheld with respect to subsections (g), (h), (p), (t), (v), (w) and (x) of this Section 5.7), and (ii) Sections 9.4 (Right of First Refusal), Section 9.5 (Right of Co-Sale), Section 9.6 (Drag-Along Right), and Section 12.1 (Right to Purchase New Securities) to the extent they protect or restrict the C&W Member as a minority investor, shall apply to the Greystone Member (rather than the C&W Member). Notwithstanding the foregoing, following a Change of Control Event, in the event the Greystone Member or any of its Affiliates Competes with the Greystone Select I Business, the requirement for the prior written consent of at least one Greystone Manager set forth in clauses (b)-(e), (g), (h), (j), (m)-(p) and (t)-(x) of Section 5.7 shall no longer apply to any action and such actions shall only require a Majority Vote of the Board and for any other matter for which the approval or consent of a Greystone Manager or the Greystone Member is needed such approval or consent may not be unreasonably withheld, conditioned or delayed by such Greystone Manager or Greystone Member.

For the avoidance of doubt, in no event shall the consent rights set forth in this Section 5.7 prevent any action of, or otherwise limit any action available to, any Greystone Select II Entity or the Greystone Select II Business, other than as explicitly set forth in Section 5.7(b)(ii) or Section 5.7(p)(ii). In addition, in the event that, at any time, the Greystone Member owns 100% of the issued and outstanding Class B Units or the C&W Member no longer owns any of the issued and outstanding Class B Units, all restrictions with respect to the Select II Business, the Select II Entities and the Class B Units set forth herein shall cease to be enforceable other than the restrictions and obligations set forth in Section 4.4(d), Section 5.2(d) and Section 13.20.

Section 5.8 Committees of the Board.

(a) Subject to Section 5.8(d), the Board may, by Majority Vote, designate one or more committees. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Company as may be provided in such resolution.

(b) Any committee designated in accordance with this Section 5.8 shall choose its own Chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such committee. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present at any meeting at which a quorum is present shall be necessary for the adoption of any resolution.

(c) Subject to Section 5.8(d), the Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Manager to act at the meeting in the place of the absent or disqualified member.

(d) Select II Executive Committee. Notwithstanding anything to the contrary herein, the Company and the Board hereby irrevocably establish the “Select II Executive Committee.” The Select II Executive Committee shall manage the business and affairs of Greystone Select II and the Greystone Select II Business. The Select II Executive Committee shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of such committee, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the Laws of the State of Delaware. Each member of Select II Executive Committee hereby shall act in the capacity of “manager” within the meaning of the Act with respect to Greystone Select II. Except as otherwise required by Law, approval of any action by the Select II Executive Committee in accordance with this Agreement shall constitute approval of such action by the Company. The size and members of Select II Executive Committee shall be designated by Greystone Member, in its sole and absolute discretion. This Section 5.8(d) may only be amended by the Greystone Member, in its sole and absolute discretion, provided that such amendment does not have an adverse impact on the C&W Member with respect to the Greystone Select I Business. The Select II Executive Committee shall not be permitted to authorize any actions in contravention of this Agreement.

Section 5.9 Action Without a Meeting. On any matter that is to be voted on, consented to or approved by the Members, Board or the Select II Executive Committee, either at a meeting or otherwise, the Member, Managers or applicable committee members, as the case may be, may take such action without a meeting, without prior notice and without a vote if consented to in writing or by Electronic Transmission by the Members, Managers or applicable committee members, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members, Managers or applicable committee members, as the case may be, entitled to vote thereon were present and voted. Written notice of the action to be taken without a meeting will be given by the Secretary of the Company to all Members, Managers or applicable committee members, as the case may be, at least two Business Days prior to the effectiveness of any such action.

Section 5.10 Electronic Meetings(a) . The Managers or members of a committee, as the case may be, may participate and act at any meeting through the use of a conference telephone, video-conference or other communications equipment by means of which all persons participating in the meeting can hear and be heard by each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 5.11 Conflicts of Interest; Confidentiality.

(a) No Manager or committee member, as the case may be, shall be disqualified from voting on, or shall be required to remove himself or herself from, the consideration of or voting on, any matter by reason of such Manager’s or committee member’s interest in such matter (it being understood that in approving or disapproving any matter, a Manager or committee member may act to protect the interest of such Manager or committee member, as a Manager or committee member, in each case, in any other capacity).

(b) Each Manager shall be bound by the confidentiality obligations contained in Section 12.4. The Company may require individual Managers to enter into agreements with the Company in accordance with this Agreement as a condition to serving on the Board.

Section 5.12 Reimbursements. The Company shall reimburse the Managers and committee members for any reasonable expenses incurred by the Managers or committee members on behalf of the Company upon presentation of written documentation therefor, in accordance with the Company’s standard reimbursement procedures.

Section 5.13 Officers.

(a) The Board may, from time to time, appoint one or more Persons to be officers of the Company (the “Officers”) or remove any Officer of the Company. Any Officer so appointed shall have such authority and perform such duties consistent with the title provided to such Officer. The Officers of the Company as of the Effective Date are listed on Schedule 5.13 hereto. Any number of offices may be held by the same Person. Each officer who holds the title of “Chief Executive Officer” (“CEO”), “Chief Financial Officer” (“CFO”), “Senior Vice President” or “Vice President,” acting alone, shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company, subject to Section 5.7 and Section 5.13(b). In each case, subject to Section 5.7 and Section 5.13(b), the execution and delivery of such contracts, agreements or other documents, or the taking of any actions in connection therewith, shall be conclusive evidence of the Company’s approval thereof, and no further approval by the Company shall be required. Each Officer shall hold office for the term for which such officer is appointed and until his or her successor shall be duly appointed and shall qualify, or until his or her death, resignation or removal by the Board as provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, the Members agree that, to the fullest extent permitted by law, the Members, Managers and Officers of the Company shall have no fiduciary or other duty to the Company or the Members; provided, that this Section 5.13 shall not (a) limit any Person’s obligation to comply with the express terms of this Agreement or any other agreement to which such Person is a party or (b) eliminate the implied contractual covenant of good faith and fair dealing.

(b) Unless otherwise agreed in writing between the Company, the C&W Member and such Officer, the Board may remove any Officer, with or without cause, at any time. Any Officer may resign at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c) The CEO shall be the principal executive officer of the Company. The CEO shall report and be responsible to the Board and to the Select II Executive Committee. The CEO shall be responsible for the hiring and firing assignment and supervision of all persons employed by or on behalf of the Company (for the avoidance of doubt, other than the CEO or any successor to the CEO, which shall be determined by the Board) and shall implement any policies adopted by the Board. Subject to Section 5.7, the Annual Budget, and the Board’s and the Greystone Select II Executive Committee’s general authority to exercise control of the Greystone Select I Business and the Greystone Select II Business (as applicable), the CEO shall be authorized to enter into contracts on behalf of the Company; to receive, deposit, disburse and account for the Company’s funds; to execute in the name of the Company, all bonds, contracts, deeds, leases, and other written instruments authorized either generally or specifically by the Board on behalf of the Company; and to negotiate all material business transactions of the Company. The CEO shall only be subject to removal by the Board in accordance with Section 5.7.

Section 5.14 Reporting Restriction. Notwithstanding anything to the contrary herein, for so long as the C&W Member owns an interest in the Company such that the Company’s financial or operating results on a quarter by quarter basis or annual basis or the impact thereof on Cushman & Wakefield plc would need to be disclosed by Cushman & Wakefield plc in quarterly or annual reports filed with the Securities and Exchange Commission (as reasonably determined by the C&W Member), the Company shall not publicly issue financial statements or otherwise publicly disclose its financial or operating results for any quarter or year prior to the date that is one (1) Business Day following the date on which Cushman & Wakefield plc files its quarterly or annual reports for such quarter or year, respectively, with the Securities and Exchange Commission. For the avoidance of doubt, nothing in the foregoing or any other restriction on disclosure contained in this Agreement or the Contribution Agreement shall prohibit (i) disclosure of financial statements or financial or operating information pursuant to contractual requirements (including financing covenants) or obligations to Governmental Authorities or Governmental Authorities sponsored enterprise, as required by Law, or with respect to loan volume reporting and other customary presentation metrics in accordance with standard industry practice made in industry related publications and presentations or (ii) the Company from complying with its reporting obligations in Section 8.1(c) or Section 8.2.

Section 5.15 Determination of Retention Amounts for Greystone Select I. In determining the Available Cash from Greystone Select I, the Board shall determine amounts to be retained in accordance with the following procedures.

(a) Distribution Analysis and Recommendation. At least quarterly, and more frequently if requested by the CEO (as defined above in Section 5.13), the CFO (as defined above in Section 5.13) will prepare an analysis of Greystone Select I’s historical and projected taxable income and earnings, cash flow, and capital needs within the context of Greystone Select I’s overall business plans to determine whether a distribution would be appropriate at that time. Based on such analysis and review, the CEO and CFO shall prepare and present a report to the Board of their findings and, if declaration of an Excess Distribution (as defined below) is appropriate, recommend approval of an Excess Distribution to the Members. Payment of any Tax Distribution shall be subject to approval of the Board. Notwithstanding the foregoing, any and all payments made to the C&W Member or any Affiliates of the Greystone Member under the terms of that certain Trademark License Agreement by and between Cushman & Wakefield, Inc. and the Company dated as of the Effective Date shall be credited as Tax Distributions.

(b) Report and Recommendation to the Board. The CEO and CFO’s report to the Board will be supported by documentation provided to the Board prior to each request for Board approval. Each report to the Board will consider the need for: (1) Tax Distributions to Members which would be computed in accordance with Section 7.5(a) to allow Members to fund their respective income tax obligations associated with the estimated amounts of taxable net income to be attributable to Members, and (2) additional distributions under Section 7.1 (“Excess Distributions”) representing amounts distributed in excess of the computed Tax Distribution amounts. The documentation provided to the Board in support of any recommended distribution will include (but not be limited to):

(i) updated estimate of calendar year to date Greystone Select I taxable income;

(ii) updated estimate of full calendar year Greystone Select I taxable income;

(iii) computations of: (A) estimated year to date Tax Distributions based on estimated calendar year to date Greystone Select I taxable income and computed in accordance with the terms of Section 7.5(a), (B) the total amount of distributions paid to date (including Distributions designated as both Tax Distributions and Excess Distributions), and (C) the shortfall or excess of total distributions paid to date in comparison to the estimated year to date Tax Distributions computed in the report to the Board; and

(iv) Additional information to be provided may include, but may not be limited to: (A) cash availability for distributions from Greystone Select I operations; (B) evaluation of the projected impact of proposed distributions on covenant compliance, credit ratings, and similar credit-related items; (C) major projected cash inflows and outflows for Greystone Select I; and (D) any need to maintain reserves of capital to address unexpected cash and/orcapital needs of Greystone Select I in the future.

(c) Circumstances Under Which Members May Not Receive Distributions or May Receive Reduced Distributions. The Board may choose not to approve a Tax Distribution and/or recommend an Excess Distribution or may choose to recommend a lower distribution amount(s) at their discretion. Among the reasons why the Board may elect to take such action would be:

(i) cash flow from Greystone Select I operations is negative or considered to be lower than desired;

(ii) Greystone Select I is expected to report a net loss for the year or experience a substantial decline in earnings and/or taxable income;

(iii) capital adequacy metrics for Greystone Select I are considered less adequate than desired;

(iv) compliance with debt covenants and other requirements is reasonably expected to be at risk based on projections of future earnings, cash flow, investments and / or capital usage for Greystone Select I;

(v) a prohibition or limitation on distributions imposed by any Governmental Authority or Governmental Authority sponsored enterprise (e.g., Fannie Mae, Freddie Mac, the Federal Housing Administration of the US Department of Housing and Urban Development); and

(vi) any other extraordinary and/or non-recurring circumstances.

Section 5.16 Determination of Retention Amounts for Greystone Select II. In determining the Available Cash from Greystone Select II, amounts to be retained shall be identified in accordance with the procedures outlined in Section 5.15 with the following modifications: (A) all references to Greystone Select I shall be understood to mean Greystone Select II; (B) all references to the Board shall be understood to mean the Select II Executive Committee; and (C) all references to Section 7.5(a) shall be understood to mean Section 7.5(b).]

ARTICLE VI

ALLOCATIONS; TAX MATTERS

Section 6.1 Allocations of Net Profits and Net Loss. After giving effect to the special allocations set forth in Sections 6.2 and 6.3, Net Profits for any Fiscal Year shall be allocated to the Members as follows:

(a) Net Profits and Net Losses from Greystone Select I shall be allocated to the Members in accordance with their Class A Percentage Interests; and

(b) Net Profits and Net Losses from Greystone Select II shall be allocated to the Members in accordance with their Class B Percentage Interests.

Notwithstanding the foregoing, allocations of Net Profits shall be decreased and Net Losses increased (as applicable) so as to take into account any reduction in the amount of any distributions that would otherwise be payable to the C&W Member pursuant to Section 7.1(b).

Such allocations shall appropriately take into account the differing character of items of income, gain, loss, expense and deduction included in the calculation of the different categories of proceeds distributed or distributable to the Members.

Section 6.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Company Minimum Gain will be calculated separately for Greystone Select I and Greystone Select II.

(b) Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Member Nonrecourse Debt Minimum Gain will be calculated separately for Greystone Select I and Greystone Select II.

(c) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit Adjusted Capital Account Balance of the Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that the Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in the Agreement.

(d) In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(c) and this Section 6.2(d) were not in the Agreement.

(e) Nonrecourse Deductions will be separately calculated for Greystone Select I and Greystone Select II. Nonrecourse Deductions for Greystone Select I for any Fiscal Year shall be specially allocated to the Members in proportion to their Class A Percentage Interests. Nonrecourse Deductions for Greystone Select II for any Fiscal Year shall be specially allocated to the Members in proportion to their Class B Percentage Interests.

(f) Any Member Nonrecourse Deductions will be separately calculated for Greystone Select I and Greystone Select II. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 6.3 Curative Allocations. The allocations set forth in Section 6.2(a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Greystone Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account Balance is, to the extent possible, equal to the Adjusted Capital Account Balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article VI without regard to the Regulatory Allocations. In exercising its discretion under this Section 6.3, Greystone Member shall take into account future Regulatory Allocations under Section 6.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.2.

Section 6.4 Tax Allocations.

(a) In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members (i) with respect to the Greystone Contributed Entities (as defined in the Contribution Agreement) as of the Effective Date using the “traditional method” as defined in Regulations Section 1.704-3(b), and (ii) with respect to any subsequently contributed assets by the Members not described in the foregoing clause (i), using any permissible method chosen by the Board, in each case so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).

(b) In the event the Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(d) Except as otherwise provided in this Agreement, all items of Company gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for U.S. federal income tax purposes in the same proportions as they share Net Profits or Net Losses, or amounts specially allocated pursuant to Section 6.2 or Section 6.3 hereof, as the case may be, for the Fiscal Year; provided that all such items relating to the Greystone Select I Business shall be allocated among the Class A Members and all such items relating to the Greystone Select II Business shall be allocated among the Class B Members.

Section 6.5 Tax Decisions.

(a) The Greystone Member (or its designee) shall be the “partnership representative” of the Company within the meaning of Section 6223(a) of the Partnership Tax Audit Rules (the “Partnership Representative”), and if a Designated Individual is required to be appointed under the Partnership Tax Audit Rules, the Greystone Member shall designate the individual to serve as the Designated Individual. In accordance with the Partnership Tax Audit Rules and to the extent provided therein, the Greystone Member shall have the authority to remove and replace each of the Partnership Representative and the Designated Individual for the Company and designate such Person’s successor. Subject to the remainder of this Section 6.5, to the extent the Greystone Member deems necessary and to the extent permitted by applicable law, each Member shall take all actions required to cause such designations and removals to be effective under the Partnership Tax Audit Rules. Each Member shall, on reasonable request, provide to the Partnership Representative any information or documents necessary or helpful to the conduct of an audit or other tax proceeding relating to the Company. The Partnership Representative shall, within 10 days of the receipt of any notice, agreement with, or any other communication with the IRS (or any other U.S. federal, state, or local taxing authority) relating to the determination of any item of income, gain, loss, deduction, or credit with respect to the Company, send (electronically or by mail) a copy of such notice to each Member, and shall include a summary of the provisions thereof. In addition, the Partnership Representative shall keep each Member promptly informed of any such tax matters to which this Section 6.5 applies. Notwithstanding anything else, a Member shall be permitted to make any filing inconsistent with a filing made by Company to the extent such Member is advised by its tax advisors that such inconsistent filing is, at a “more likely than not” or higher standard of confidence, required by law.

(b) Except as provided in this Agreement, the Partnership Representative and the Designated Individual shall have the power and authority granted to each in such capacities under the Partnership Tax Audit Rules, and each shall exercise (and the Designated Individual, if any, shall cause the Partnership Representative to exercise) such power and authority in a reasonable manner, consistent with this Agreement. Without limiting the generality of the foregoing, the Partnership Representative and the Designated Individual, individually or on behalf of the Partnership Representative, may (but shall not be required to) take any of the following actions, in each case subject to the prior written consent of the C&W Member (not to be unreasonably withheld, conditioned, or delayed):

(i) enter into any agreement with the IRS to extend the period for assessing any U.S. federal income tax that is attributable to any item that may be the subject of an audit of a U.S. federal income tax return of the Company;

(ii) engage accountants, Legal Counsel, or experts to assist the Partnership Representative and the Designated Individual in discharging their duties hereunder at the expense of the Company;

(iii) settle or resolve any tax audit, examination, or proceeding or agree to a notice of final partnership adjustment with respect to any tax return with the IRS concerning the adjustment of any Company item;

(iv) commence or settle any Tax Court case or other judicial or administrative proceeding with respect to any Company tax return;

(v) make the election provided in Section 6226 of the Partnership Tax Audit Rules with respect to an “imputed underpayment” described in Section 6225(b) of the Partnership Tax Audit Rules; and

(vi) take any action pursuant to the Partnership Tax Audit Rules that might reasonably be expected to require the C&W Member (or any of its beneficial owners) to file any amended tax return.

(c) The Greystone Member may make an election in accordance with Section 754 of the Code, so as to adjust the basis of property of the Company in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of an interest in the Company within the meaning of Section 743 of the Code. Each of the Members shall supply the information necessary to give effect to the election.

(d) It is the intention of the parties hereto that the Company be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes, and the provisions of this Agreement will be interpreted in a manner consistent with the intention. No election will be filed with the IRS (or the tax authorities of any State) to have the Company taxable other than as a partnership for income tax purposes without the prior consent of the Greystone Member and the consent of each Member.

(e) In the event that the Company is liable for taxes, including interest and penalties with respect to any adjustment resulting from an income tax audit of the Company, the Members or Former Members of the Company shall indemnify and hold the Company harmless from any such taxes, interest and penalties solely to the extent of their interest in the applicable Class of interests in the Company (and respective liability as a result thereof), as determined in good faith by the Partnership Representative, with respect to the year under audit. Payment by each Member of any amount that it owes under this Section 6.5(e) shall be made within thirty (30) days following written notice from the Partnership Representative; provided, that the Company shall be entitled to withhold from and offset any amounts distributable to a Member to the extent of any obligation under this Section 6.5(e) (and any amounts that are so withheld shall, for purposes of this Agreement, be treated as though they had been distributed to such Member). The obligations of each Member under this Section 6.5(e) shall survive, notwithstanding the termination or dissolution of the Company, such Member’s Transfer of its Units, or the withdrawal by such Member from the Company. Notwithstanding anything to the contrary herein, neither the Partnership Representative nor any Member shall cause the Company or any of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes, to make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply at any earlier date than is required by Law or otherwise elect to have any Taxes imposed upon the Company or any such Subsidiary in lieu of such Taxes being imposed upon the members of such Company and/or Subsidiary (as applicable). With respect to any tax period ending on or prior to the Effective Date in which the Partnership Tax Audit Rules apply to the Company or any of its Subsidiaries, unless otherwise agreed in writing by C&W Member, notwithstanding anything herein to the contrary, the Company and/or applicable Subsidiary shall, to the extent permitted under applicable Law, make the election under Section 6226(a) of the Code with respect to the alternative to the payment of any imputed underpayment by the Company (and/or applicable Subsidiary) and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(f) The Company shall use commercially reasonable efforts to cause any future investment made by the Company or any Greystone Select I Entity or Greystone Select II Entity (including any such investment made through an intermediate holding entity that is customarily viewed as fiscally transparent for applicable Tax purposes) in a non-US jurisdiction to be structured in a manner to avoid causing the C&W Member (or a direct or indirect owner thereof), solely as a result of the C&W Member’s interest in the Company, to be required either (i) to file an income Tax Return in such jurisdiction (other than in connection with an application for a refund or exemption of withholding or similar taxes, compliance with Sections 1471 through 1472 of the Code or any similar foreign account reporting requirements, or any Tax Return in the nature of a certification of identity or similar return) or (ii) to directly pay income tax in such jurisdiction based on the Company’s net income (other than, for the avoidance of doubt, any withholding or similar taxes on income from the Company).

(g) The Company shall use its commercially reasonable efforts to ensure that each Greystone Select I Entity or subsequent investment by the Company that is organized outside of the United States, if any, complies with any requirements of Sections 1471 or 1472 of the Code (including those set forth in Section 1471(b)(1) of the Code) that are necessary to avoid the imposition of withholding Taxes pursuant to Section 1471(a) or Section 1472(a) of the Code on “withholdable payments” within the meaning of Section 1473(l) of the Code made to entity, except with respect to the interest of any “recalcitrant account holders” or non-compliant “foreign financial institutions” (within the meaning of Section 1471(d) of the Code), in which case the Company shall use or shall cause the applicable entity to use commercially reasonable efforts to ensure that the applicable withholding Taxes will be directly or indirectly allocated, to the maximum extent possible, to such recalcitrant account holders or non-compliant foreign financial institutions.

(h) In the event that the Company, any Greystone Select I Entity, or any other investment made by the Company (each, a “Company Entity”) incurs any liability attributable to a beneficial owner (or former beneficial owner) of a Company Entity’s participation in any fee reduction arrangement (together with any costs of defending any audit and any related administrative or judicial proceeding, in each case, to the extent solely related to such fee reduction arrangement), the Company shall cause such liability to be borne only by those Persons participating in the applicable fee reduction arrangement in proportion to their respective participations in such fee reduction arrangement. If the C&W Member (or its beneficial owners) incurs any direct liability attributable to a Company Entity’s participation in any such fee reduction arrangement (including any reduction in or delay in receiving distributions) in which the C&W Member does not participate, the Company shall fully indemnify the C&W Member (or its beneficial owners) and its Affiliates and hold them harmless from and against any and all Losses attributable to such Person’s participation in such fee reduction arrangement (consistent with the principle of Section 6.2(a) of the Contribution Agreement). For the avoidance of doubt, the C&W Member shall not be treated as participating in a fee reduction arrangement by reason of acquiring any interests in the Company pursuant to this Agreement (even if such interests were originally funded by way of a fee reduction arrangement).

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions; Section 6.2(d) Contribution.

(a) Except as otherwise provided in this Article VII, the Company shall make cash distributions from Available Cash from Greystone Select I to each Class A Member, pro rata in accordance with their respective Class A Percentage Interests, quarterly within 15 days of January 1, April 1, July 1 and December 31 of each Fiscal Year and at such other times as the Board may determine in accordance with the distribution rules set forth herein. Except as otherwise provided in this Article VII, the Company shall make cash distributions from Available Cash from Greystone Select II to each Class B Member, pro rata in accordance with their respective Class B Percentage Interests, at such times as the Select II Executive Committee may determine.

(b) Notwithstanding anything to the contrary herein, the Company may (i) reduce the amount of any distribution that would otherwise be payable to the C&W Member pursuant to Section 7.1(a) or Section 7.5 by the amount of any royalty paid by the Company or Affiliate of the Company to the C&W Member or any Affiliate of the C&W Member in connection with any trademark licensing arrangement. Any amount so withheld and paid shall be treated as a distribution to the C&W Member for all purposes hereunder. An example of this calculation is included as Schedule 7.1(b) to this Agreement.

(c) Subject only to any then applicable limitations thereon set forth in Section 5.7 and Section 13.20 of this Agreement, Article 6 of the Contribution Agreement and the Act, the Company shall not be restricted from using the Contribution Amount (as defined in the Contribution Agreement) at its discretion for the benefit of Greystone Select I, Greystone Select II or distributing all or any portion of such amount to the Greystone Member, in each case, at such times as the Select II Executive Committee may determine. For the avoidance of doubt, no Units will be issued in connection with the Company’s use of the Contribution Amount for the benefit of Greystone Select I or Greystone Select II.

(d) The Greystone Member shall promptly contribute to the Company any indemnification payments payable pursuant to Section 6.2(d)(i) of the Contribution Agreement. For the avoidance of doubt, all payments made under this Section 7.1(d), and any amounts paid under the R&W Insurance Policy, shall constitute (x) a reduction in the C&W Member’s Contribution Amount (as defined in the Contribution Agreement), and (y) an increase in the value of the Greystone Contributed Entities (as defined in the Contribution Agreement) by the Greystone Member, in each case for all applicable Tax purposes, unless otherwise required by applicable Law. Notwithstanding the foregoing, any payments made under this Section 7.1(d) shall not affect the amount of the outstanding Units, the Class A Percentage Interests, the Class B Percentage Interests, nor shall any such payments affect the Greystone Member’s or C&W Member’s entitlement to distributions under this Article VII.

Section 7.2 Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section 10.4.

Section 7.3 Distribution Rules.

(a) All amounts required to be withheld pursuant to the Code or any provision of any federal, state, local or foreign tax Law with respect to any payment, distribution or allocation by the Company to one or more Members shall be treated as amounts distributed to such Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized and directed to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign Law and shall allocate such amounts to those Members with respect to which such amounts were withheld. Promptly upon learning of any requirement under any provision of the Code or any other applicable Law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if reasonably practicable and if requested by such Member, shall cooperate with such Member, at such Member’s expense, in all lawful respects to minimize or to eliminate any such withholding or payment.

(b) A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Act.

Section 7.4 Limitations on Distribution. Notwithstanding anything in this Agreement to the contrary, the Company shall not make a distribution (including a Tax Distribution) to any Member on account of its Units if such distribution would violate Section 18 607 of the Act or other applicable Law.

Section 7.5 Tax Distributions.

(a) Subject to Section 5.15, after the end of each quarter of the Fiscal Year, to the extent of Available Cash from Greystone Select I, the Company shall distribute to each Class A Member an amount (a “Tax Distribution”) by which (a) United States federal, state and local income taxes that would be payable by a Class A Member who is an individual resident of New

York City who pays tax at the highest aggregate marginal tax rates (taking into account the deductibility of state and local income taxes, subject to any limitations on such deductibility) with respect to the income of the Company allocated to such Class A Member (treating all such income as ordinary income regardless of the character of such income and treating such income as being generated within New York City) for the Fiscal Year of the Company ending in such year and for all prior Fiscal Years, and after giving effect to all deductions and losses of the Company allocated to such Class A Member for such Fiscal Year and prior Fiscal Years, if applicable, exceeds (b) all amounts previously distributed (or deemed distributed) to such Class A Member in respect of its Class A Units pursuant to this Agreement. If Available Cash from Greystone Select I is not sufficient to pay the entire amount of the Tax Distributions to Class A Members in any year, Available Cash from Greystone Select I shall be distributed pro rata among the Class A Members based on the Tax Distributions they would have received if Available Cash from Greystone Select I was sufficient. In addition, each year, in the calendar quarter in which Schedule K-1s are issued to each Member, a calculation will be performed to determine the difference between a) the total cumulative amount of Tax Distributions actually distributed in the taxable periods covered by the Schedule K-1s received to date and b) the total cumulative amount of Tax Distributions calculated as payable based on the actual Schedule K-1 data compiled for the applicable taxable periods to date. The difference resulting from this calculation will be applied to the following Tax Distribution thereby completing a true up of the actual cumulative Tax Distributions to the Tax Distributions based on the Members’ Schedule K-1 data.

(b) Subject to Section 5.16, after the end of each quarter of the Fiscal Year, to the extent of Available Cash from Greystone Select II, the Company shall distribute to each Class B Member a Tax Distribution by which (a) United States federal, state and local income taxes that would be payable by a Class B Member who is an individual resident of New York City who pays tax at the highest aggregate marginal tax rates (taking into account the deductibility of state and local income taxes, subject to any limitations on such deductibility) with respect to the income of the Company allocated to such Class B Member (treating all such income as ordinary income regardless of the character of such income and treating such income as being generated within New York City) for the Fiscal Year of the Company ending in such year and for all prior Fiscal Years, and after giving effect to all deductions and losses of the Company allocated to such Class B Member for such Fiscal Year and prior Fiscal Years, if applicable, exceeds (b) all amounts previously distributed (or deemed distributed) to such Class B Member in respect of its Class B Units pursuant to this Agreement. If Available Cash from Greystone Select II is not sufficient to pay the entire amount of the Tax Distributions to Class B Members in any year, Available Cash from Greystone Select II shall be distributed pro rata among the Class B Members based on the Tax Distributions they would have received if Available Cash from Greystone Select II was sufficient. In addition, each year, in the calendar quarter in which Schedule K-1s are issued to each Member, a calculation will be performed to determine the difference between a) the total cumulative amount of Tax Distributions actually distributed in the taxable periods covered by the Schedule K-1s received to date and b) the total cumulative amount of Tax Distributions calculated as payable based on the actual Schedule K-1 data compiled for the applicable taxable periods to date. The difference resulting from this calculation will be applied to the following Tax Distribution thereby completing a true up of the actual cumulative Tax Distributions to the Tax Distributions based on the Members’ Schedule K-1 data.

(c) Notwithstanding anything to the contrary herein, (i) each Tax Distribution made to a Class A Member or a Class B Member (as applicable) pursuant to this Section 7.5 shall be treated as an advance to such Class A Member or Class B Member (as applicable) of amounts to which they are otherwise entitled under pursuant to Section 7.1, and shall reduce the amount of any other distributions to such Class A Member or Class B Member (as applicable) pursuant to Section 7.1 and (ii) solely for purposes of this Section 7.5, the aggregate amount of all taxable income of the Company allocated to each such Class A Member or Class B Member (as applicable) in respect of such quarter for such Fiscal Year shall be determined (x) without regard to adjustments under Section 743(b) of the Code and (y) with regard to any income or gain specially allocated to any Class A Member or Class B Member (as applicable) under Section 704(c) of the Code (including any increases in any such 704(c) gain), provided that if the proportion of any Tax Distributions otherwise to be made to a Member would, as a result of application of Section 7.5(c)(ii)(y), exceed its Class A Percentage Interest or Class B Percentage Interest, as applicable, of all applicable Tax Distributions, additional Tax Distributions shall be made to each other Member such that each Member receives Tax Distributions in proportion to its Class A Percentage Interest or Class B Percentage Interest (as applicable).

(d) The Company shall not be required to make any Tax Distribution to the extent and for so long as the Company is prohibited from making such Tax Distribution by applicable Law or if the Board otherwise restricts the making of any such Tax Distribution pursuant to Sections 5.15 or 5.16 of this Agreement.

ARTICLE VIII

BOOKS AND RECORDS; FINANCIAL STATEMENTS

Section 8.1 Books and Records; Financial Statements.

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Greystone Select I Entities and the Greystone Select II Entities that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Greystone Select I Business and the Greystone Select II Business in accordance with GAAP consistently applied, and, to the extent not inconsistent therewith, in accordance with this Agreement. The books of account and the records of Greystone Select I shall be audited as of the end of each Fiscal Year by RSM US LLP or another firm of independent certified public accountants selected by the Board (the “Auditors”).

(b) Any Class A Member shall have the right at all reasonable times, and upon reasonable advance written notice, during normal business hours and in a manner not to interrupt the normal business operations of the Company or any Subsidiary, to audit, examine and/or make copies of or extracts from the books, records and accounts of the Company, the Greystone Select I Entities and the Greystone Select II Entities for any reasonable purpose (including for the purposes of verifying compliance with Section 4.4(d)), but subject to the confidentiality restrictions set forth herein. Such right (and the information and access rights below in this Section 8.1(b)) may be exercised through any agent, independent public accountant, or other representative designated by the Class A Member provided that such agent, independent public accountant or other representative either (x) is bound by confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement, (y) is subject to a professional duty of confidentiality, or (z) enters into a customary access letter reasonably satisfactory to the Company. The Class A Member shall bear all expenses incurred in any examination made for the Class A Member’s benefit. In addition to the foregoing, the Company shall use its commercially reasonable efforts, at the expense of the requesting Member if third party expenses are incurred in responding to such request, (i) to make available to the C&W Member and its agents relevant personnel of the Greystone Select I Entities, the Greystone Select II Entities, the Greystone Member and their respective Affiliates, upon the C&W Member’s reasonable request, for discussion in a reasonable manner during normal business hours; (ii) to cause the Greystone Select I Entities, the Greystone Select II Entities, the Greystone Member and their respective Affiliates to respond to reasonable ad hoc information requests from the C&W Member or the Company and (iii) following a Change of Control Event, (x) to make available to the Greystone Member and its agents relevant personnel of the Company, the Greystone Select I Entities, the C&W Member and their respective Affiliates upon the Greystone Member’s reasonable request for discussion in a reasonable manner during normal business hours, and (y) to cause the Greystone Select I Entities, the C&W Member and their respective Affiliates to respond to reasonable ad hoc information requests from the Greystone Member or the Company.

(c) The following financial information shall be transmitted by the Company to each Class A Member at the times hereinafter set forth:

(i) As soon as available, and in any event within 120 days after the close of the 2021 Fiscal Year and thereafter within 90 days after the close of each Fiscal Year, the following financial statements, audited by the Auditors:

(A) The statement of income of the Greystone Select I Business as of the close of such Fiscal Year;

(B) the balance sheet of the Greystone Select I Business as of the close of such Fiscal Year;

(C) a statement of the Greystone Select I Business’s cash flows for such Fiscal Year;

(D) a statement of equity for the Greystone Select I Business as of the close of such Fiscal Year;

(E) a list of all Officers that resigned in such Fiscal Year; and

(ii) As soon as available, and in any event within 90 days after the close of the 2022 Fiscal Year an annual reconciliation of items A-D from US GAAP to IFRS.

(iii) In connection with the foregoing, the Company will, at the C&W Member’s sole expense, instruct the Auditors to prepare an annual reconciliation of items A-D from US GAAP to IFRS and cooperate with the Auditors in preparation thereof.

(iv) As soon as practicable and in any event within 30 days following the end of each calendar month, balance sheets of the Greystone Select I Business as of the end of such calendar month and a statement of income for the period for such calendar month and for the prior year comparable calendar month of the Greystone Select I Business’s activities in the form to be approved by the Board, including a Greystone Manager and a C&W Manager.

(d) As soon as available, and in any event within 120 days after the close of the 2021 Fiscal Year, a post-closing stub audit report including a full set of audited statements and footnotes solely for the period from the Effective Date until the close of the 2021 Fiscal Year (i.e. audit of beginning balance sheet at the Effective Date and the income statement, cash flows, statement of equity, footnotes pertaining to the period from the Effective Date until the close of the 2021 Fiscal Year) which shall include the following supplemental schedules after the footnotes: (1) a reconciliation of the balance sheet as of the Effective Date to the balance sheet as of the Effective Date pro forma, adjusted to reflect all of the transfers of entities, assets and liabilities occurring on or around the Effective Date and (2) a reconciliation of the Year-to-Date 2021 Pre-Closing income statement to the Year-to-Date 2021 Pre-Closing income statement pro forma adjusted to reflect all of the transfers of entities, assets and liabilities associated occurring on or around the Effective Date.

(e) As soon as available, and in any event within 25 days after the Effective Date, a preliminary Year-to-Date 2021 Pre-Closing income statement pro forma, adjusted to reflect all of the transfers of entities, assets and liabilities occurring on or around the Effective Date, using the best estimates available to the Company’s management at the applicable time.

(i) As soon as available, and in any event within 50 days after the Effective Date, a balance sheet as of the Closing Date pro forma adjusted to reflect all of the transfers of entities, assets and liabilities occurring on or around the Effective Date.

(ii) During Board meetings or through agenda items: (A) material litigation or material governmental or regulatory investigations involving the Greystone Select I Business, (B) events which could give rise to reputational risk involving the Greystone Select I Business, any Key Executive, or any other executive or senior business leader of the Greystone Select I Business and (C) resignation or termination of any Key Executive or other executive or senior business leader of the Greystone Select I Business.

(f) Each Member shall provide to the Company upon request tax basis information about assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns.

Section 8.2 Reporting Requirements. The Company shall furnish or cause to be furnished to each Member by the earlier of 15 days before the filing of the Company’s federal tax return (Federal Form 1065) or 15 days before the due date (with extensions of the Company’s Federal Form 1065, a copy of Schedule K-1 of Federal Form 1065 reporting the applicable Member’s allocable share of Net Profits, Net Losses, and other items of income, gain, deduction or loss for such Fiscal Year, a copy of the Member’s capital account rollforward, a copy of all state Schedule K-1s, and a copy of state apportionment workpapers, and, the Company and the Greystone Select I Entities and the Greystone Select II Entities, shall furnish or cause to be furnished to each Member such additional information as such Member may reasonably request from time to time.

Section 8.3 Forfeiture of Information. Notwithstanding anything to the contrary herein, prior to a Change of Control Event, in the event that the C&W Member or any of its Affiliates Competes with any Greystone Select I Entity, or after a Change of Control Event, in the event the Greystone Member or any of its Affiliates Competes with any Greystone Select I Entity, the competing Member shall immediately thereafter only be entitled to (i) such information necessary to meet its periodic public reporting requirements and (ii) any additional information it can demonstrate is necessary or legally required for its financial reporting or other legal reporting requirements; provided, that the Board shall have the authority to reasonably exclude from any information described in clause (ii) any information that the Board determines (in its sole discretion) is competitively sensitive or strategic with respect to such competing Member.

ARTICLE IX

TRANSFER OF UNITS

Section 9.1 Units Uncertificated. The Units shall not be represented by certificates. The Board may provide in the future that the Company issue certificates representing the Units held by each Member, in such form as the Board may from time to time determine.

Section 9.2 Certain Restrictions on Transfer or Encumbrance.

(a) No Member shall, directly or indirectly (including, except as otherwise provided in this Agreement, through the transfer of shares, units or interests of any Person that holds, or controls any Person that holds, any such Units), Transfer any Units beneficially owned by such Member, other than a Transfer (i) to a Permitted Transferee or (ii) permitted by and in accordance with this Article IX. Notwithstanding the foregoing, this Section 9.2(a) shall not place any restrictions on the right of a Class B Member to Transfer Class B Units, provided that (x) any such Transferee assumes all obligations of such Transferring Class B Member, including pursuant to Section 13.20 and (y) any Transfer of Class B Units to a Direct Competitor of the C&W Member shall only be made in compliance with Section 9.4.

(b) Except for Permitted Transfers and as set forth in Section 9.11, in no event shall the C&W Member Transfer its Class B Units prior to the fourth anniversary hereof without the consent (in its sole discretion) of the Select II Executive Committee.

Section 9.3 Improper Transfer or Encumbrance.

(a) Any attempt to make any Transfer of all or any portion of a Member’s Units not in compliance with this Agreement shall be null and void and of no force and effect, the purported Transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer.

(b) In the case of a Transfer or attempted Transfer of any Units that do not comply with the express provisions of this Agreement, the Members engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and each of the other Members from all Losses that the Company or such other Members may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) in enforcing the provisions of this Agreement, in all cases, after a judgement by a court of competent jurisdiction.

Section 9.4 Right of First Refusal.

(a) The provisions of this Section 9.4 will not apply to the following (each, an “Exempt Transfer”): (i) a Transfer to a Permitted Transferee; (ii) Transfers that are made pursuant to Section 12.1 (Right to Purchase New Securities); (iii) any other specific Transfer that the Board exempts from this Section 9.4, provided that, prior to a Change of Control Event, any such exemption shall require the affirmative vote of at least one C&W Manager for so long as it holds the Threshold Amount, and after a Change of Control Event, any such exemption shall require the consent of the Greystone Member for so long as it holds the Threshold Amount; (iv) Equity Securities issued pursuant to the Approved Equity Compensation Plan subject to the limits in Section 5.7(l); (v) any Transfer by Greystone of an aggregate amount of Class A Units, in one or more related or unrelated transactions, that in the aggregate taking into account all of such related or unrelated transactions are under the Exception Basket and (vi) any Transfer of Class B Units other than to a Direct Competitor of C&W, which transfers to a Direct Competitor of C&W shall be subject to Section 9.4 as if such Class B Units were Class A Units being Transferred by the Greystone Member.

(b) Except for any Exempt Transfer, before the Greystone Member or the C&W Member Transfers any Class A Units (or Class B Units to a Direct Competitor of C&W, to which the principles of this Section 9.4 shall apply as if such Class B Units were Class A Units) to any Person (including to another Member), such Member (the Member seeking to effectuate such Transfer, the “Disposing Holder”) must first offer such Class A Units to, in the event that the Greystone Member is the Disposing Holder, the C&W Member and, in the event that the C&W Member is the Disposing Holder, the Greystone Member (such member receiving such offer, the “Offeree” and such right granted to the Offeree, the “Right of First Refusal”) by providing the Company and the Offeree a written notice (a “Disposition Notice”) setting forth (i) the number of Class A Units the Disposing Holder wishes to Transfer (the “Sale Units”) and the Disposing Holder’s intention to Transfer the Sale Units and (ii) that the sale price of the Sale Units shall be the per Unit Fair Market Value of the Sale Units. The Disposition Notice shall state that the Offeree has 45 calendar days to deliver its response to the notice in accordance with Section 9.4(c).

(c) No later than the 45th calendar day following the Disposing Holder’s delivery of the Disposition Notice to the Offeree (the “ROFR Deadline”), the Offeree may (i) elect to purchase, all (but not less than all) of the Sale Units by notifying the Disposing Holder in writing on or prior to the ROFR Deadline of such election (the “Acceptance Notice”) or (ii) decline to purchase the Sale Units by notifying the Disposing Holder on or prior to the ROFR Deadline of such declination (the “Declination Notice”) or by allowing the ROFR Deadline to lapse without sending an Acceptance Notice or Declination Notice.

(d) In the event that the Greystone Member delivers a (i) Declination Notice pursuant to Section 9.4(c) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, in each case, subject to the other terms of this Agreement, the C&W Member shall be free, for a period of 120 days (to be extended as necessary to obtain all required approvals from any governmental entities under any applicable Law) from the earlier of (x) the expiration of the ROFR Deadline and (y) the receipt of the applicable Declination Notice, to find a third party purchaser for the Sale Units and enter into definitive agreements to Transfer the Sale Units to such third party, provided that, except as otherwise provided herein and subject to Section 9.9, such Transfer shall require the consent of the Board and the consent of at least one Greystone Manager (such consent right of the Greystone Manager to apply only after a Change of Control Event). Any Sale Units not sold to the Third Party Transferee during the applicable 120-day period (extended as necessary to obtain all required approvals from any governmental entities under any applicable Law and any applicable contractual consent rights required to effectuate such Transfer and tolled in accordance with the preceding sentence) shall again be subject to the provisions of this Section 9.4.

(e) In the event that the C&W Member delivers a (i) Declination Notice pursuant to Section 9.4(c) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, in each case, subject to the other terms of this Agreement, the Greystone Member shall be free, for a period of 120 days (to be extended as necessary to obtain all required approvals from any governmental entities under any applicable Law) from the earlier of (x) the expiration of the ROFR Deadline and (y) the receipt of the applicable Declination Notice, to find a third party purchaser for the Sale Units and enter into definitive agreements to Transfer the Sale Units to such third party, provided that, except as otherwise provided herein and subject to Section 9.4(h) and Section 9.4(i), such Transfer shall require the consent of the Board and the consent of at least one C&W Manager (to the extent such consent of the C&W Manager is still applicable because a Change of Control Event has not yet occurred). Any Sale Units not sold to the Third Party Transferee during the applicable 120-day period (extended as necessary to obtain all required approvals from any governmental entities under any applicable Law and tolled in accordance with the preceding sentence) shall again be subject to the provisions of this Section 9.4.

(f) In the event that the Offeree delivers an Acceptance Notice pursuant to Section 9.4(c), then the Offeree shall be irrevocably obligated to purchase and Disposing Holder shall be irrevocably obligated to sell (or cause the sale of) the Sale Units at the Fair Market Value per Unit, as finally determined in accordance with Section 9.10 (the “Final ROFR Purchase Price”). The Final ROFR Purchase Price payable by the Offeree for the Sale Units shall be payable in cash, by wire transfer of other immediately available funds, at the closing of such sale. The Offeree and the Disposing Holder shall be obligated to use their respective commercially reasonable efforts to secure any governmental authorization that are required, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase and sale of the Sale Units as promptly as practicable.

(g) Notwithstanding anything to the contrary in the foregoing, this Section 9.4 shall only grant a Right of First Refusal to (x) prior to a Change of Control Event, the C&W Member for so long as it maintains the Threshold Ownership Test and (y) following a Change of Control Event, the Greystone Member for so long as it maintains the Threshold Ownership Test.

(h) Notwithstanding anything to the contrary herein, in the event that the C&W Member declines to exercise its Right of First Refusal by delivering a (i) Declination Notice pursuant to Section 9.4(d) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice on or after the second anniversary of the Effective Date, and the applicable transaction to which the Right of First Refusal applies constitutes either (A) a Third Party Transfer of up to ten percent (10%) of the Class A Units held by Greystone at the time of the proposed Transfer, provided that such ten percent (10%) of the Class A Units held by the Greystone Member shall be determined without taking into account any Units issued pursuant to the Exception Basket, which for the avoidance of doubt, shall not be subject to the Right of First Refusal (such Transfer of up to ten percent (10%) in excess of the Exception Basket, a “Permitted Minority Sale”) or (B) a merger, consolidation, or other business combination of the Company that (i) results in the Greystone Member (through the ability to appoint a majority of the Managers on the Board) ceasing to control the Board or the Board ceasing to control the Company or the Greystone Select I Business, then, in each case, unless such Transfer is to a Direct Competitor of the C&W Member (in which case the consent of the C&W Manager shall be required hereunder), no consent or affirmative vote from the Board or any C&W Manager or any Member shall be required for the entrance into or consummation of such Third Party transaction subject to the principles set forth in Section 9.8 to the extent reasonably applicable as the context requires and (ii) the C&W Member shall take all reasonable steps necessary to assist and cooperate with the Greystone Member (at the sole cost and expense of the Greystone Member) to facilitate the Transfer of Sale Units.

(i) Notwithstanding anything to the contrary herein, in the event that (x) the C&W Member declines to exercise a Right of First Refusal by delivering a Declination Notice pursuant to Section 9.4(d) or allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, at any time on or after the fourth anniversary of the Effective Date, (y) the Sale Units are Transferred to the Third Party Transferee during the applicable 120-day period (extended as necessary to obtain all required approvals from any governmental entities under any applicable Law), and (z) unless such Transfer is to a Direct Competitor of the C&W Member (in which case the consent of the C&W Manager shall be required hereunder unless such Transfer (which can be effectuated by merger, consolidation or other business combination) is of 100% of the outstanding Class A Units of the Company and all of C&W’s Class B Units, if any, in a transaction to which Section 9.6 applies, (i) no consent or affirmative vote from the Board, any C&W Manager or any Member shall be required for the entrance into or the consummation of the Transfer of Sale Units to which the Right of First Refusal initially applied and (ii) the C&W Member (and the C&W Manager) shall take all reasonable steps necessary to assist and cooperate with the Greystone Member (at the sole cost and expense of the Greystone Member) to facilitate the Transfer of Sale Units.

(j) Notwithstanding anything to the contrary herein, in the event that (i) prior to a Change of Control Event, the C&W Member or any of its Affiliates Competes with the Greystone Select I Business, the C&W Member immediately, with no further action required by any Person, shall forfeit its rights pursuant to this Section 9.4 and (ii) following a Change of Control Event, the Greystone Member or any of its Affiliates Competes with the Greystone Select I Business, the Greystone Member immediately, with no further action required by any Person, shall forfeit its rights pursuant to this Section 9.4. Notwithstanding the foregoing, the C&W Member or the Greystone Member, as applicable, shall, as promptly as reasonably practicable (and to the extent permitted by applicable Law) provide the Company and the other applicable Member with notice of transactions which would have otherwise been required to comply with this Article IX but for the preceding sentences of this subsection (j).

Section 9.5 Right of Co-Sale on Transfers by Members.

(a) Subject to the restrictions set forth in Section 9.2 and 9.3 and provided that such Member has first complied with the procedures set forth in Section 9.4, if the Greystone Member or the C&W Member (together, the “Transferring Member”) proposes to Transfer a number of Units representing ten percent (10%) or more of the Class A Units then outstanding to any Person in one transaction or a series of related transactions (a “Co-Sale Transfer”), each Member (other than the Transferring Member) shall have the right to participate in such Co-Sale Transfer in the manner set forth in this Section 9.5.

(b) The Transferring Member shall deliver to the Company, and the Company shall provide to each Class A Member (excluding the Transferring Member, the “Notice Recipients”) at least thirty (30) days prior to the proposed date of consummation of any such Co-Sale Transfer, a written notice (the “Transfer Notice”), setting forth (i) the name of the proposed Transferee, (ii) the number of Class A Units proposed to be Transferred (the “Transferred Securities”), (iii) whether such Transfer constitutes an Acceleration Event; (iv) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof (which for the avoidance of doubt, in an Acceleration Event, shall only consist of cash or Marketable Securities), (v) the other material terms and conditions of the proposed Co-Sale Transfer, including the proposed Transfer date. Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities and forms of all agreements to the extent available to be entered into by or on behalf or for the account or otherwise for the benefit of the Transferring Member.

(c) The Transferring Member may not engage in such Co-Sale Transfer without providing to each Notice Recipient the ability to Transfer to the proposed Transferee, as part of the same transaction with the Transferring Member, the Class A Units held by each such Notice Recipient in accordance with the terms of this Agreement. Other than with respect to a Co-Sale Transfer that is an Acceleration Event which shall be governed by Section 9.5(e), each Notice Recipient may Transfer to the proposed Transferee identified in the Transfer Notice a number of Class A Units up to its Co-Sale Portion (calculated in accordance with Section 9.5(d)), for the same form and amount of consideration per Class A Unit to be received by the Transferring Member (other than in respect of an Acceleration Event, in which case the consideration shall be in the form of cash or Marketable Securities), and on the same terms and conditions as the Transferring Member, by giving irrevocable written notice to the Company (the “Co-Sale Notice”) (which shall forward such notice to the other Notice Recipients within five days) and to the Transferring Member within the 30-day period after the delivery of the Transfer Notice (the “Co-Sale Period”). The Co-Sale Notice shall state that such participating Notice Recipient (a “Co-Sale Participant”) elects to exercise its rights of co-sale under this Section 9.5 and shall state the maximum number of Class A Units sought to be Transferred. For the avoidance of doubt, a Notice Recipient shall be deemed to have irrevocably waived its right to participate in the Co-Sale Transfer if it fails to deliver a Co-Sale Notice within the time period prescribed in this Section 9.5(c).

(d) The Transferring Member shall use its reasonable best efforts to include the Class A Units sought to be Transferred by each Co-Sale Participant in the proposed Co-Sale Transfer, each Co-Sale Participant and each other Person with a right to participate in the Co-Sale Transfer permitting such Person to participate in the Co-Sale Transfer (each such other Person, an “Other Co-Sale Person”) requested to have included in the Co-Sale Transfer. Other than with respect to a Co-Sale Transfer that is an Acceleration Event, each Co-Sale Participant shall be entitled to sell up to a number of Transferred Securities equal to the product of (i) the number of Transferred Securities to be Transferred to the proposed Transferee, and (ii) a fraction (A) the numerator of which is the number of Class A Units beneficially owned by such Co-Sale Participant and its Affiliates as of the applicable Transfer date and (B) the denominator of which is the total number of Class A Units beneficially owned by all of the Co-Sale Participants and the Transferring Member and their Affiliates as of such date (the “Co-Sale Portion”). The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Class A Units exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Class A Units sought to be Transferred by the Co-Sale Participants, the number of Class A Units to be Transferred by the Transferring Member and each such Co-Sale Participant shall be reduced on a pro rata basis. The Transferring Member shall, within five days after the expiration of the Co-Sale Period, notify each Co-Sale Participant as to the number of Class A Units of such Co-Sale Participant to be included in the sale pursuant to the above allocation.

(e) Notwithstanding anything in Section 9.5(d) to the contrary but subject to Section 9.5(a), if prior to a Change of Control Event, a proposed Transfer by the Greystone Member or a merger, consolidation or business combination, on one hand or after a Change of Control Event, a proposed Transfer by the C&W Member or a merger, consolidation or business combination, on the other hand, would result in, after giving effect to the Transfer or merger, consolidation or business combination, (i) prior to a Change of Control Event, the Greystone Member (x) holding less than fifty percent (50%) of the total outstanding Class A Units (y) ceasing to have the right to appoint a Majority of the Managers on the Board, or (z) the Board ceasing to control the Company, in either case, or (ii) after a Change of Control Event, the C&W Member (x) holding less than fifty percent (50%) of the total outstanding Class A Units (y) ceasing to have the right to appoint a Majority of the managers on the Board, or (z) the Board ceasing to control the Company (in either case, an “Acceleration Event”), then, solely in connection with such Transfer, prior to a Change of Control Event, the C&W Member or after such Change of Control Event, the Greystone Member, respectively, may in such proposed Transfer, by providing written notice within the Co-Sale Period, elect to Transfer to the proposed Transferee one hundred percent (100%) of its Class A Units at the same purchase price as the Transferring Member and otherwise on the same terms and conditions as are applicable to the Transferring Member in accordance with this Section 9.5 (the “Acceleration Right”). The consideration to be received by the C&W Member or the Greystone Member, as applicable, in the event the Acceleration Right applies to such C&W Member or Greystone Member respectively shall be (i) the same form and amount of consideration per Unit (by class of Unit) to be received by the Dragging Member and (ii) in the form of cash and/or Marketable Securities.

(f) For the avoidance of doubt, if such proposed Transferee does not agree to acquire all the Class A Units proposed to be Transferred by the C&W Member, on one hand, or the Greystone Member, on the other hand, exercising the Acceleration Right in full together with the Class A Units proposed to be Transferred by the Transferring Member then, the Class A Units proposed to be sold by the Transferring Member shall be reduced by an amount such that the C&W Member or the Greystone Member, respectively, shall be permitted to Transfer all of its Class A Units (or such amount of Class A Units equal (or equivalent) to the Class A Units subject to the initial Co-Sale Offer if lesser) to the proposed Transferee. If, after giving effect to the previous sentence, a proposed Transferee in such Co-Sale Transfer does not agree to acquire all of the C&W Member’s or the Greystone Member’s, respectively, Class A Units in connection with the exercise of its Acceleration Right (and the non-exercising Member doesn’t otherwise agree to acquire such exercising Member’s Class A Units subject to such Acceleration Right if exercised), then notwithstanding the foregoing, such C&W Member or Greystone Member, shall not be permitted to consummate the Co-Sale Transfer.

(g) Each Co-Sale Participant, in exercising its rights pursuant to this Section 9.5, may participate in the Transfer by delivering to the Transferring Member at the closing of the Co-Sale Transfer any agreements or other documents reasonably required from such Co-Sale Participant to consummate such sale, against payment of the aggregate purchase price therefor by wire transfer of immediately available funds. Any failure to deliver such documents shall be deemed a waiver by such Co-Sale Participant of its rights hereunder.

(h) In connection with a Co-Sale Transfer, each Co-Sale Participant will (i) be required to make the same customary representations, covenants, indemnities and agreements as the Transferring Member so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the number of Class A Units Transferred by each Member (taking into account any non-pro rata Transfers of Units in connection with an Acceleration Event), (ii) benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Transferring Member (other than in respect of any right or obligation of such Transferring Member in its capacity as an employee, service provider or executive), (iii) not be required to make any capital contribution or other investment in connection with such Co-Sale Transfer and (iv) only be required to bear no more than its proportionate share (pro rata based on the consideration to be received in such Transfer, taking into account any disproportionate sharing of consideration in connection with an Acceleration Event) of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations to which the Transferring Member and the Co-Sale Participants are subject; provided, however, that (A) any general indemnity given by the Transferring Member to the purchaser in connection with such sale, applicable to liabilities not specific to the Transferring Member, shall be apportioned among the Transferring Member and the Co-Sale Participants according to the number of Class A Units sold by each party and shall not exceed such party’s proceeds from the sale; (B) a Co-Sale Participant shall not be responsible for breaches of representations and warranties made by any other seller with respect to such other seller’s (1) ownership of and title to Class A Units, (2) organization, (3) authority and (4) conflicts and consents or breaches of covenants; (C) no Co-Sale Participant shall be required to make or provide any representations, warranties, covenants or except as provided for above indemnities relating to the Units other than with respect to customary provisions with respect to such Co-Sale Participant’s ownership and ability to Transfer its Units free and clear of liens (other than any applicable liens under applicable securities Law or under this Agreement), due organization, authorization and enforceability and absence of consents or conflicts with laws or agreements of such Co-Sale Participant, and (D) a Co-Sale Participant shall not be obligated to enter into any restrictive covenants (other than customary confidentiality restrictions).

(i) The fees and expenses incurred in connection with a Co-Sale Transfer and for the benefit of the Transferring Member and all Co-Sale Participants (it being understood that costs incurred by or on behalf of a Co-Sale Participant for his, her or its sole benefit will not be considered to be for the benefit of all Co-Sale Participants), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by the Transferring Member and all Co-Sale Participants on a pro rata basis, based on the consideration received by each party; provided, that no Co-Sale Participant shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Co-Sale Transfer (excluding modest expenditures for postage, copies, etc.).

(j) The closing of the Co-Sale Transfer shall be held simultaneously at such place and on such date as determined by the Transferring Member and the proposed purchaser, but in no event later than 90 days (with such period being automatically extended as necessary to obtain all required approvals from any governmental entities under applicable Law) after expiration of the Co-Sale Period. If within 90 days (with such period being automatically extended as necessary to obtain all required approvals from any governmental entities under applicable Law) after the expiration of the Co-Sale Period, the Transferring Member has not completed the disposition of its Class A Units and those of the Co-Sale Participants in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 9.2 and shall be subject to Section 9.3; provided, however, that nothing shall prevent a Transferring Member from seeking to consummate another proposed sale to such purchaser, subject to the terms and conditions of this Section 9.5.

(k) In no event shall this Section 9.5 apply to Exempt Transfers.

Section 9.6 Drag-Along Right.

(a) Subject to Section 5.7(f) (as modified by Section 9.4) and subject to complying with the procedures set forth in Section 9.4 in all material respects, if prior to a Change of Control Event, the Greystone Member or, following a Change of Control Event, the C&W Member (as applicable, the “Dragging Member”) desires to Transfer (which for the avoidance of doubt, shall exclude any Transfer to a Permitted Transferee) at least a majority in the aggregate of the issued and outstanding Class A Units to a Third Party in an arm’s-length transaction at a price per Unit that is at least the Fair Market Value per Unit, as finally determined in accordance with Section 9.10, it being understood that the Dragging Member may initiate such Section 9.10 Fair Market Value process in advance of such transaction to determine such minimum Fair Market Value per Unit that will serve as the floor price for such transaction (such transaction, a “Drag Transaction”), then the Dragging Member may at its sole option require each other Member (a “Dragged Member”), and each Dragged Member hereby agrees, if (x) such Drag Transaction is structured as a Transfer of Class A Units, whether by sale of Class A Units, merger, consolidation, recapitalization, reclassification or similar transaction and (y) such Drag Transaction is entered into and approved in compliance with this Agreement, including the provisions and limitations set forth in this Section 9.6, to (1) Transfer in such Drag Transaction the number of Class A Units equal to the product of (i) the number of Class A Units beneficially owned by such Dragged Member as of the applicable Transfer date and (ii) a fraction (A) the numerator of which is the number of Class A Units that the Dragging Member proposes to Transfer and (B) the denominator of which is the total number of Class A Units beneficially owned by the Dragging Member as of such date at the same purchase price per Class A Units as the Dragging Member and otherwise on the same terms and conditions as are applicable to the Dragging Member; and (2) otherwise vote in favor of and consent to the Drag Transaction and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability to consummate such Drag Transaction and refrain from asserting any claim or commencing any suit challenging such Drag Transaction (unless such suit alleges that such Drag Transaction does not comply with the principles set forth in this Section 9.6) or the application of this Section 9.6 to such Drag Transaction.

(b) The Dragging Member shall provide written notice (the “Drag-Along Notice”) to each Dragged Member of any proposed Drag Transaction as promptly as practicable prior to the proposed date of the consummation of any such Drag Transaction but in no event less than fifteen (15) Business Days prior to the consummation of any such Drag Transaction. The Drag-Along Notice shall identify (i) the number of and class of Units proposed to be sold by the Dragging Member, (ii) the Dragged Member, (iii) the amount and form of consideration for which the Transfer is proposed to be made and the proposed Transfer date (which for the avoidance of doubt, shall represent cash or Marketable Securities in respect of such Dragged Member) and (iv) to the extent available, a summary of all other material terms and conditions of the Drag Transaction (as reasonably determined in good faith by the Dragging Member) and the then current drafts of forms of all agreements to be entered into by the Members participating in the Drag Transaction. The consideration to be received by a Dragged Member shall be (i) the same form and amount of consideration per Unit (by class of Unit) to be received by the Dragging Member and (ii) in the form of cash and/or Marketable Securities. The terms and conditions of such sale shall be the same as those upon which the Dragging Member sells its Units.

(c) If, at the end of the 120-day period beginning on the date of the Dragged Member’s receipt of the Drag-Along Notice (which 120-day period shall be extended, if any of the transactions contemplated by the Drag Transaction are subject to regulatory approval, until the earlier of (x) the expiration of five Business Days after all such approvals have been received and (y) the date that is 240 days after the date of receipt of the Drag-Along Notice), the Drag Transaction has not been consummated on the same terms and conditions set forth in the Drag-Along Notice, the Dragging Member shall (i) promptly return to each Dragged Member any documents in the possession of the Dragging Member executed by such Dragged Member in connection with the proposed Drag Transaction, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Class A Units owned by such Dragged Member and Dragging Member shall again be in effect including any applicable requirement to comply with Section 9.4, Section 9.5 and Section 9.6.

(d) In connection with the consummation of the Drag Transaction, each Dragged Member shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, any agreements or other documents reasonably required from such Dragged Member to consummate such Drag Transaction. In the event that a Dragged Member should fail to deliver the Units or documents described herein, the Company shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 9.6 and that such Units may only be Transferred to the purchaser in such Drag Transaction. Upon the consummation of the Drag Transaction, the acquiring Person shall pay directly to each Dragged Member, by wire transfer of immediately available funds, the purchase price for the Units sold by such Dragged Member pursuant thereto.

(e) In connection with a Drag Transaction, each Dragged Member will (i) be required to make the same customary representations, covenants, indemnities and enter into the same agreements as the Dragging Member so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the number of Units sold by each Member, (ii) shall benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Dragging Member (other than in respect of any right or obligation of such Dragging Member in its capacity as an employee, service provider or executive), (iii) not be required to make any capital contribution or other investment in connection with such Drag Transaction and (iv) will only be required to bear no more than its proportionate share (pro rata based on the consideration to be received in such Transfer) of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations to which Dragging Member and the Dragged Member are subject; provided, however, that (A) any indemnity given by the Dragging Member to the purchaser in connection with such sale, applicable to liabilities not specific to the Dragging Member, shall be apportioned among the Dragging Member and the Dragged Members according to the number of Units sold by each party and shall not exceed such party’s proceeds from the Drag Transaction; (B) a Dragged Member or a Dragging Member shall not be responsible for breaches of representations and warranties made by any other seller; (C) no Dragged Member shall be required to make or provide any representations, warranties covenants or indemnities (other than its proportionate share described above) relating to the Units other than customary provisions with respect to such Dragged Member’s ownership and ability to Transfer its Units free and clear of liens (other than any applicable liens under applicable securities Law or under this Agreement), due organization, authorization and enforceability and absence of consents or conflicts with laws or agreements of such Dragged Member and a customary letter of transmittal and (D) a Dragged Member shall not be obligated to enter into any restrictive covenants (other than customary confidentiality restrictions).

(f) Concurrently with or promptly following the consummation of the Drag Transaction, the Dragging Member (i) shall give notice thereof to the Dragged Member, (ii) shall remit or cause to be remitted to each Dragged Member the total consideration to be paid at the closing of the Drag Transaction by wire transfer of immediately available funds in accordance with such Dragged Member’s wire transfer instructions for the Class A Units Transferred by such Dragged Member pursuant hereto, and (iii) shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested in writing by the Dragged Member.

(g) The fees and expenses incurred in connection with Drag Transaction and for the benefit of the Dragging Member and all Dragged Members (it being understood that costs incurred by or on behalf of a Dragged Member for his, her or its sole benefit will not be considered to be for the benefit of all Dragged Members), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by the Dragging Member and all Dragged Members on a pro rata basis, based on the consideration received by each such party; provided, that no Dragged Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag Transaction (excluding modest expenditures for postage, copies, etc.).

(h) Nothing in this Section 9.6 shall limit the C&W Member’s or the Greystone’s Member’s rights set forth in Section 9.4(e), if applicable.

Section 9.7 Transferees to Execute Agreement. Each Member agrees that it will not, during the term of this Agreement, directly or indirectly, make any Transfer of all or any portion of the Units beneficially owned by such Member unless such Transfer is made in compliance with the terms of this Agreement and any other agreement or plan pursuant to which such Units were issued. In addition, prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Prospective Transferee”), if not a Member, shall (a) execute and deliver a Joinder to the Company and each Member. Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel, such Prospective Transferee shall be deemed a Member for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member under this Agreement with respect to the Units owned by such Prospective Transferee as determined pursuant to Section 9.8, unless such Transfer is to a Permitted Transferee in which case the following sentence shall control. In the event of a Transfer to a Permitted Transferee, all rights and obligations of the Greystone Member or the C&W Member thereafter shall be shared by such C&W Member and its Permitted Transferees (or any successor or assigns) or the Greystone Member and its Permitted Transferees (or any successor or assigns), as applicable, all Units owned by such Member and its Permitted Transferees (or any successor or assigns) shall be aggregated and deemed owned by such Member for the purposes of any thresholds or any exercise of such rights, and all determinations or consents or approvals or appointment or designation rights of a Member shall be deemed made when provided by the Member and such Member’s Permitted Transferees (or any successor or assigns) who hold at least a majority of the Units or Class of Units, as applicable, then held by such Member and such Member’s Permitted Transferees (or any successor or assigns) and such consents, determinations and approvals made by such majority shall be binding on such Member and its Permitted Transferees for all purposes of this Agreement.

Section 9.8 Exception Basket; Permitted Minority Sale. Notwithstanding anything to the contrary in this Agreement, the parties agree and acknowledge that the Greystone Member shall be permitted to make an issuance pursuant to the Exception Basket or a Transfer pursuant to a Permitted Minority Sale without obtaining the consent of the C&W Member or a C&W Manager hereunder and may make any amendment to this Agreement to accommodate the admission of the Member receiving such equity that is not material and adverse to the C&W Member, it being understood that the terms set forth in clauses (a) through (e) below represent amendments that would not be material and adverse if observed in accordance with their terms. In connection with the foregoing, the parties agree to reasonably cooperate to make amendments to accommodate rights that are customary to the recipient of such equity in connection with such issuance pursuant to the Exception Basket or Transfer pursuant to a Permitted Minority Sale to facilitate the consummation of such transaction and to otherwise permit such Person to hold Class A Units indirectly through a separate vehicle subject to the terms of an investor rights agreement, reasonably satisfactory to the Greystone Member and the C&W Member (the “Investor Rights Agreement”) in each case pursuant to terms consistent with the principles set forth in this Section 9.8, provided that in respect of any amendment or Investor Rights Agreement (a) such Transferee shall not be entitled to appoint a Manager to the Board (but shall be entitled to a customary Board observer right and information rights); (b) such Transferee shall not be permitted to exercise rights pursuant Section 9.4, Section 9.5 or Section 9.6 in respect of the C&W Member or in respect of any actions taken thereunder by the C&W Member (but shall receive customary co-sale rights to participate on a pro rata basis in transfers); (c) such Person shall not receive consent rights related to the Company that place material restrictions on the ability of the C&W Manager to manage the business after a Change of Control Event; (d) such Person shall not receive any affirmative rights in excess of the minority rights otherwise provided in this Agreement; (e) the Transferee shall be subject to dilution on a pari-passu basis with the existing Members; and (f) the Transferee shall not receive any special liquidity or redemption rights in connection with such transaction other than customary co-sale rights (collectively, the “Minority Sale Principles”). The C&W Member acknowledges and agrees to work in good faith with the Greystone Member and use commercially reasonable efforts to cooperate with the Greystone Member to facilitate such Permitted Minority Sale and amendments and Investor Rights Agreement.

Section 9.9 Special Transfer Right. In the event that (a) a Change-of-Control Event has not occurred on or prior to the fourth anniversary of the Effective Date, or (b) the CEO is no longer serving as the Chief Executive Officer of the Firm prior to the occurrence of a Change-of-Control Event, the C&W Member shall be permitted to Transfer its Class A Units subject to the procedures set forth Section 9.4 but not subject to the procedures and obligations set forth in Section 9.5. In the event of such Transfer, to the extent the Greystone Member does not exercise its Right of First Refusal in respect of such Transfer, the C&W Member shall be permitted to Transfer its Class A Units to a third party who is not a Greystone Select I Competitor and does not cause a material and adverse effect on the Company. In connection therewith, the Minority Sale Principles shall apply and the Greystone Member agrees to work in good faith with the C&W Member and use commercially reasonable efforts to cooperate with the C&W Member to facilitate such Transfer and make any amendments necessary to this Agreement (and work in good faith to enter into an Investor Rights Agreement under terms consistent with the Minority Sale Principles). Following the fourth anniversary of a Change of Control Event, the C&W Member shall be permitted to Transfer its Class A Units in whole or in part to a third party who is not a Greystone Select I Competitor and does not cause a material and adverse effect on the Company provided that provision shall be subject to a Right of First Refusal in favor of the Greystone Member subject to the principles set forth in Section 9.4, and to the extent the Greystone Member declines to exercise a Right of First Refusal by delivering a (i) Declination Notice pursuant to Section 9.4(d) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, the C&W Member shall be permitted to make such Transfer without obtaining the consent of any Person (but such Transfer shall remain subject to the procedures and obligations set forth in Section 9.5).

Section 9.10 Fair Market Value Valuation Methodology. Where the provisions of this Agreement indicate that the “Fair Market Value” of Units or other property is to be determined pursuant to this Section 9.10, such determination shall be made as follows:

(a) The Members will negotiate in good faith to determine the Fair Market Value thereof and consider whether the average trailing 24-month EBITDA is the appropriate metric to determine the Fair Market Value of the Units applying a market multiple. Absent the agreement prior to the Notice Date of the Members participating in the event requiring a determination of Fair Market Value as to such determination, then, by the Notice Date, each Member participating in such event shall designate an investment banking firm of recognized international standing that is not an Affiliate of a Member to determine the Fair Market Value.

(b) Within 30 days after appointment, each investment banking firm shall determine its initial view as to the Fair Market Value and consult with one another with respect thereto. Within 45 days after the Notice Date, each investment banking firm shall determine its final view as to the Fair Market Value and shall deliver such final view to each Member participating in the appraisal process.

(c) If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is less than 10% of the higher of the respective final views, then the Fair Market Value determined shall be the average of those two views. If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is equal to or greater than 10% of the higher of the respective final views, the participating Members shall instruct the investment banking firms jointly to designate a Mutually Designated Appraiser. The Mutually Designated Appraiser shall be designated within 60 days from the Notice Date (or, if later, within 15 days following the determination of the final views of the two investment banking firms as described above) and shall, within 15 days of such designation, determine its final view as to the Fair Market Value which final view shall not be higher than the higher of the respective final views of the two investment banking firms or lower than the lower of the respective final views of the two investment banking firms.

(d) The Company shall provide each of the designated investment banking firms with reasonable access to members of management of the Greystone Select I Business or the Greystone Select II Business, as applicable, and to the books and records of the Greystone Select I Business and the Greystone Select II Business, as applicable, so as to allow such investment banking firms to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the Members agrees to cooperate with each of the investment banking firms and to provide such information as may reasonably be requested. Costs of the appraisals shall be borne equally by the Members participating in the event requiring a determination of Fair Market Value.

(e) Notwithstanding the foregoing, in the event a Member does not appoint an investment banking firm within the time periods specified above, such Member shall have waived its rights to appoint an investment banking firm and the determination of the Fair Market Value shall be made solely by the investment banking firm of the Member who did appoint an investment banking firm.

(f) In the case of property consisting of securities traded in the public markets, the Fair Market Value of such securities shall not be determined pursuant to this Section 9.10 and shall be equal to the average of the closing price of such security for the five-day trading period immediately preceding the date on which such valuation is required.

Section 9.11 C&W Member Put Rights – Class B Units.

(a) At any time following the 36-month anniversary of the date hereof, the C&W Member shall have the right (in its sole discretion) to sell to the Greystone Member all (and not less than all) of the Class B Units owned by the C&W Member (collectively, the “Class B Put Units”) in accordance with the procedures set forth in this Section 9.11 at a price equal to the Fair Market Value per Unit for each of the Class B Put Units and require that the Company divest itself of the Greystone Select II Business (the “Class B Put Right”).

(b) If the C&W Member desires to sell the Class B Put Units pursuant to this Section 9.11, it must deliver to the Greystone Member a written notice of its election (the “Class B Put Notice”). The Fair Market Value per Unit shall be determined in accordance with Section 9.10. The closing of the sale of the Class B Put Units pursuant to this Section 9.11 shall occur within 15 calendar days following the final determination of the Fair Market Value of the Class B Put Units, in accordance with Section 9.10 and the Greystone Member shall pay such purchase price by wire transfer of immediately available funds and the Company shall promptly divest itself of the Greystone Select II Business. The Class B Put Units will be sold by the C&W Member to the Greystone Member free and clear of all claims, liens and encumbrances. In the case that the Class B Put Right is exercised, the Company shall thereafter promptly divest itself of the Greystone Select II Business.

Section 9.12 Call Rights – Class B Units.

(a) At any time following the 25-month anniversary of the date hereof, the Greystone Member shall have the right, but not the obligation, to purchase all (and not less than all) of the Class B Units owned by the C&W Member (collectively, the “Class B Call Units”) in accordance with the procedures set forth in this Section 9.10 (the “Class B Call Right”) at a price equal to the Fair Market Value per Unit for each of the Class B Call Units.

(b) If the Greystone Member desires to purchase the Class B Call Units pursuant to this Section 9.10, it must deliver to the C&W Member a written notice of such election (the “Class B Call Right Notice”). The Fair Market Value per Unit shall be determined in accordance with Section 9.10. The closing of the purchase of the Class B Call Units pursuant to this Section 9.10 shall occur within 15 calendar days following the final determination of the Fair Market Value of the Class B Call Units, in accordance with Section 9.10 and the C&W Member shall pay the purchase price of the Class B Call Units by wire transfer of immediately available funds. The Class B Call Units will be sold by the C&W Member to the Greystone Member free and clear of all claims, liens and encumbrances. In the case that the Greystone Member exercises its Class B Call Right, the Company shall promptly thereafter divest itself of the Greystone II Select Business.

Section 9.13 Registration Rights. In the event that any Greystone Select I Entity engages in an IPO, notwithstanding anything to the contrary herein, the C&W Member and the Greystone Member shall have the right to participate on a pro rata basis in such IPO with respect to its Units, at its sole election. In connection with the foregoing, the Company, the C&W Member and the Greystone Member shall negotiate a registration rights agreement (“Registration Rights Agreement”), in good faith, which shall provide, among other things, such members with customary demand registration rights, shelf “take-downs,” piggyback registration rights, and registration rights following a customary lock-up period (e.g., 180-day underwriter lock-up), subject to customary cutbacks to the extent required by an underwriter that shall be pro rata among all equityholders of the Company.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1 No Dissolution or Partition. To the fullest extent permitted by applicable Law, each Member covenants that, except upon a Dissolution Event, it will not apply for a decree of dissolution, or seek the appointment by a court of a liquidator for the Company. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 10.2 Dissolution Events.

(a) The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(i) a determination by the Board (subject to the limitations set forth in Section 5.7) to dissolve, wind up and liquidate the Company;

(ii) the Transfer of all or substantially all of the assets of the Company; or

(iii) the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act.

(b) If the Company is continued after the Bankruptcy of a Member pursuant to Section 10.2(a)(ii) (the “Former Member”), each of the remaining Members shall have the right to purchase the Units of such bankrupt Member at the Fair Market Value of such Units. Any acquisition pursuant to this Section 10.2(b) shall be completed within 30 days of the determination of such Fair Market Value. If all or more than one remaining Member wishes to purchase the Former Member’s Units, each shall purchase that share of the Former Member’s Units pro rata in accordance with the respective number of Units owned by the acquiring Members, or as otherwise agreed.

Section 10.3 Notice of Dissolution. Upon the dissolution of the Company, the Board or such other Person or Persons approved by the Members holding a majority of the remaining Units to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution, except that in the case of a dissolution pursuant to Section 10.2(a)(ii), the Liquidating Trustee shall be the Person or Persons approved by the Member(s) holding a majority of the Units that is/are not Bankrupt.

Section 10.4 Liquidation.

(a) Upon dissolution of the Company, the Liquidating Trustee shall commence to wind up the Company’s affairs in an orderly manner. The Members shall continue to share Net Profits and Net Losses during liquidation as specified in Article VI. Each Member shall be furnished with a statement audited by the Auditors that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member shall pay to the Company all amounts then owing by it to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(i) First, to creditors of the Company (including holders of Units that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Units; and

(ii) Second, to the Members in accordance with the positive balance in the Members’ Capital Accounts; provided that if for any reason at the time of liquidation any Member’s Capital Account differs from the amount that such Member would be entitled to receive pursuant to Article VII, all items of income, gain, loss or deduction of the Company incurred in (i) the tax year in which the liquidation occurs, and (ii) any prior tax year for which the tax return has not yet been filed, shall, in each case and to the greatest extent possible, be allocated among the Members so as to cause each Member’s Capital Account to equal such Member’s applicable distribution entitlement pursuant to Article VII.

(b) To the extent that the Liquidating Trustee determines that any or all of the assets of the Company shall be sold, such assets shall be sold, as promptly as practicable, in a commercially reasonable manner. For purposes of making the liquidating distributions required by this Section 10.4(b), the Liquidating Trustee may determine whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom.

(c) In the event the assets of the Company are to be distributed in kind, the Liquidating Trustee shall deliver a notice to each Member setting forth the value assigned to each asset that the Liquidating Trustee proposes be distributed. Each Member shall have 15 days to dispute such valuation, and if no notice of dispute is delivered to the Liquidating Trustee and the other Members, the notice of valuation shall become final and binding on all parties. If such notice of dispute is delivered, the matter shall be submitted to a nationally recognized investment banking firm, accounting firm or valuation firm selected by the Liquidating Trustee from a list of three such firms provided by the disputing Member. The banking, accounting or valuation firm shall make a decision within 60 days of referral, which decision shall be final and binding on all parties, and the fees and expenses of such firm shall be borne by the Company.

Section 10.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Act.

Section 10.6 Claims of the Members. Without limitation of the rights set forth in Section 13.20, the Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Liability of Members. Except as otherwise required by this Agreement, the Certificate, the Act or any other applicable provision of Law, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or any other Member solely by reason of being a Covered Person.

Section 11.2 Exculpation and Indemnification.

(a) Exculpation. Except as otherwise provided herein and to the maximum extent permitted by the Act, no present or former officer or Manager of the Company shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as an officer or Manager; provided that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud, bad faith or willful and knowing misconduct, in each case as determined by a court of competent jurisdiction in a final judgment on the merits.

(b) Except as otherwise provided herein and to the maximum extent permitted by the Act, the Company shall indemnify each Covered Person for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgment, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred by such Covered Person by reason of (i) any claim or demand made by any Person arising out of or resulting from any act or omission on the part of the Company, including the breach or failure to perform any agreement or covenant made by the Company and (ii) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or in accordance with this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses which a court of competent jurisdiction in a final judgment on the merits has determined is primarily attributable to the fraud, bad faith or willful and knowing misconduct of such Person (which judgment is not subsequently reversed on appeal); provided, however, that any indemnity under this Section 11.2 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof; provided, further, that this Section 11.2(b) shall not apply with respect to a claim asserted against (or by) a Covered Person in its capacity as a Member by (or against) the Company or another Member in such Member’s capacity as a Member with respect to a breach of this Agreement or the Contribution Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did or did not act in any particular manner, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(c) (i) In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 11.2(b), such Covered Person shall promptly notify the Company thereof in writing. The failure to provide notice, however, shall not release the Company from any of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure.

(ii) The Company shall have the right, exercisable subject to the approval of the disinterested Managers, to participate in and control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to such Covered Person, at the Company’s expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. The Company shall keep such Covered Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by such Covered Person with respect thereto.

(iii) In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) the Board and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of such Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of such Covered Person’s objection under this clause (C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.

(iv) The Company shall not be liable for any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Company shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed), unless such settlement includes an unconditional release of each such Covered Person from all liability, obligations and claims that are the subject matter of such claim, demand, action, suit or proceeding.

(v) As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).

(vi) No amendment or repeal of any of the provisions of this Agreement shall limit or eliminate the benefits provided to Covered Persons under this Article XI.

Section 11.3 Advancement of Expenses(i) . To the fullest extent permitted by applicable Law, the Company shall advance, from time to time, expenses (including attorneys’ fees) actually and reasonably incurred by a Covered Person in defending any Third Party claim, demand, action, suit or proceeding prior to the final disposition thereof, upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal that the Covered Person is not entitled to be indemnified therefor as authorized in this Article XI.

Section 11.4 Insurance.

(a) The Company may maintain a directors’ and officers’ liability insurance policy (or policies), and an errors and omissions liability insurance policy (or policies) providing coverage to the Members, the Board, the Officers and Covered Persons, in each case upon such terms as approved by the Board.

(b) To the extent that any Covered Person is entitled to indemnification, or is covered by insurance obtained, by a Member or any of its Affiliates (other than the Company), the Company shall not be relieved of its indemnification obligations hereunder and it is understood that, as between the Company and any insurance policy obtained by the Company and such Member (and its Affiliates) and any insurance policy obtained by it, the Company shall be primarily responsible and shall look to its insurance policies to lower any Losses covered hereby.

Section 11.5 Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Article XI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate, this Agreement, other agreement, vote of Members or disinterested Managers or otherwise.

Section 11.6 Representation, Warranties and Covenants of Members. Each Member expressly acknowledges and agrees that the indemnification provided under this Article XI is intended to apply to Covered Persons only in respect of their specific capacities as Covered Persons of the Company and not in their capacities as providers of commercial services or otherwise. Notwithstanding anything in this Agreement to the contrary, each Member shall be solely responsible to the Company and the other Members for breach of any representation or warranty made or any covenant or obligation undertaken by such Member in this Agreement. In the event of any such breach, the Company or the non-breaching Members, as the case may be, shall be entitled to pursue all remedies against the breaching Member available to such party at law or in equity arising as a consequence of such breach.

ARTICLE XII

OTHER AGREEMENTS

Section 12.1 Right to Purchase New Securities.

(a) The Company hereby grants to each Member (the “Preemptive Participants”) the right to purchase its Preemptive Portion (calculated in accordance with Section 12.1(c)) of all or any part of New Securities that the Company may, from time to time, propose to sell or issue (the “Equity Purchase Right”). The number of New Securities that the Members may purchase pursuant to this Section 12.1(a) shall be referred to as the “Equity Purchase Units.” The Equity Purchase Right provided in this Section 12.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion or exchange pursuant to its terms or exercise thereof. For the avoidance of doubt, in no event shall the Company or any Member be required to comply with both Section 9.4 and this Section 12.1 with respect to the same transaction.

(b) The Company shall give written notice (the “Issuance Notice”) of a proposed issuance or sale described in Section 12.1(a) to the Preemptive Participants within five Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale. The Issuance Notice shall set forth the material terms and conditions of such proposed transaction, including (i) the number or amount and description of the New Securities proposed to be issued, (ii) the proposed issuance date and (iii) the proposed purchase price per New Security, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof.

(c) The total number of New Securities that each Preemptive Participant shall be entitled to purchase shall be equal to the product of (i) the total number of New Securities to be issued by the Company on the applicable issuance date and (ii) a fraction (A) the numerator of which is the number of Units beneficially owned by such Preemptive Participant and its Affiliates immediately prior to such issuance and (B) the denominator of which is the total number of Units outstanding on such date immediately prior to such issuance (the “Preemptive Portion”). At any time during the 15-day period following the receipt of an Issuance Notice, the Preemptive Participants shall have the right to elect irrevocably to purchase their Preemptive Portion of the Equity Purchase Units at the purchase price set forth in the Issuance Notice (provided, that in the event any portion of the purchase price per Unit to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per Unit shall be the fair market value thereof), and upon the other terms and conditions specified in the Issuance Notice, by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Preemptive Participant may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (1) obtain required governmental approvals and other required approvals, and the Company and the Preemptive Participants shall use their respective commercially reasonable efforts to obtain such approvals and (2) permit the Preemptive Participants or their Affiliates to complete their internal capital call process; provided, that the extension pursuant to this clause (2) shall not exceed 30 days.

(d) Each Preemptive Participant exercising its right to purchase its respective portion of the Equity Purchase Units in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Member fails to exercise its right hereunder to purchase its full Preemptive Portion of New Securities (a “Non-Purchasing Member”), such Exercising Member may purchase all or any part of such securities by giving written notice to the Company within 10 days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Members have failed to exercise their Equity Purchase Rights hereunder; provided, that in the event there are two or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Units in excess of the number available, the remaining Units available for purchase under this Section 12.1(d) shall be allocated among such Exercising Members pro rata based on the number of New Securities such Exercising Members elected to purchase pursuant to Section 12.1(c).

(e) If any Preemptive Participants or Exercising Members fail to exercise fully their Equity Purchase Rights within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 12.1(d), the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Members failed to exercise the option set forth in this Section 12.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within 90 days after the expiration of the 10-day period described in Section 12.1(d) and (ii) the price at which the New Securities are issued must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Members in the manner provided in this Section 12.1.

(f) For convenience of administration, the Company may issue New Securities to the Greystone Member without first offering the other Preemptive Participants the opportunity to participate in such sale in compliance with this Section 12.1, so long as (i) each other Preemptive Participant is provided the opportunity to purchase its pro rata portion of such New Securities from the Greystone Member within thirty (30) Business Days of consummation of the Greystone Member’s purchase of such New Securities from the Company, on the same terms and conditions (including price and form of consideration) as the Greystone Member purchased such New Securities from the Company, (ii) if such opportunity is exercised, the purchase is actually consummated, and (iii) any distribution on such New Securities is (A) withheld until after completion of such purchase by such Preemptive Participant or (B) if paid prior to the completion of such purchase, is transferred together with the such New Securities to such Preemptive Participant.

Section 12.2 Further Assurances. Each of the Members hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent Governmental Authorities. Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.

Section 12.3 Waiver of Fiduciary Duties; Corporate Opportunities.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members, any of their respective Affiliates, any Manager or officers. To the fullest extent permitted by applicable Law, and notwithstanding any duty otherwise existing at law or in equity, each of the Company, on behalf of itself and any other Person that may be or become entitled to assert any procedure in the name or right of the Company, and each Member hereby expressly waives any and all fiduciary duties and any implied duties that, absent such waiver, may be owed to the Company, any Member or any other stakeholder in the Company by any other Member, Manager, officer or Affiliate of the foregoing. In doing so, each of the Company and each Member recognizes, acknowledges and agrees that the duties and obligations of the Members, Managers, officers and Affiliates of the foregoing, any other Member and any other stakeholder in the Company are only as expressly set forth in this Agreement.

(b) Subject to any applicable limitations contained in Section 5.2(d), the third to last and penultimate paragraphs of Section 5.7, Section 8.3, Section 9.4(j) or Section 9.9 and subject to any other specific limitations contained elsewhere in this Agreement or the Restrictive Covenant Agreement (as defined in the Contribution Agreement), each Member acknowledges that the other Members and the Affiliates of such Members own and/or manage other businesses, including businesses that may compete with the Company, the other Members and the Managers.

(i) Subject to Section 5.2(d) and the Restrictive Covenants Agreement, each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees, and each Manager designated by such Member (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be the same or similar to the business of the Company or its Subsidiaries;

(ii) Neither the Company nor any Member or such Member’s Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Member or such other Member’s Corporate Opportunities Group or to the income or proceeds derived therefrom;

(iii) No Member or its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other Member or such other Member’s Corporate Opportunities Group, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other Member or other Member’s Corporate Opportunities Group, could be taken by such Persons; and

(iv) Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member or any Person in such other Member’s Corporate Opportunities Group.

Section 12.4 Confidential Information.

(a) Each Member hereby agrees that throughout the term of this Agreement it shall keep and shall cause its equityholder (including its general and limited partners) and all of its directors, managers, officers, employees, agents, attorneys, consultants, auditors and advisors (collectively, “Representatives”) all non-public information received by such Member relating to the Company and its Subsidiaries (including any such information received prior to the date hereof and whether or not received in its capacity as a Member) (“Confidential Information”) confidential except information which (a) becomes known to such Member from a source, other than the Company, its Subsidiaries and their respective Affiliates or Representatives, which source was not known by such Member to be obligated to the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member or any of its Representatives by a contractual, legal or fiduciary obligation, (b) was in such Member’s possession from a source, prior to being furnished by or on behalf of the Company or its Subsidiaries, which source was not known by such Member to be obligated to the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member or any of its owners (including its general and limited partners), Representatives or Affiliates by a contractual, legal or fiduciary obligation or (c) becomes generally available to the public through no breach of this Agreement by any party hereto. Each Member (i) may communicate such non-public information to its equityholders (including its general and limited partners), Representatives and Affiliates and (ii) will cause its equityholders (including its general and limited partners), Representatives or Affiliates to keep such non-public information confidential (except to the extent the disclosure of such information is necessary in connection with tax returns or tax audits of a Member and its Affiliates or in connection with any claim brought or dispute or disagreement arising under, out of or in connection with this Agreement or the transactions contemplated hereby) and will not, and will cause its equityholders (including its general and limited partners), Representatives and Affiliates not to (and such Member will be responsible for the failure of its equityholders (including its general and limited partners), Representatives and/or Affiliates to not), use such non-public information to either to compete with the Company or to conduct itself in a manner inconsistent with the antitrust laws of the United States of America or any State thereof.

(b) Notwithstanding the foregoing, a Member may disclose non-public information regarding the Company or its Subsidiaries if required to do so upon request for disclosure pursuant to a federal or state freedom of information statute or by a court of competent jurisdiction or by any Governmental Authority or as otherwise required by law or legal or regulatory process; provided, however, that prompt notice of such required disclosure be given to the Company prior to the making of such disclosure so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, such Member required to disclose the non-public information will disclose only that portion which such Member is advised by written opinion of counsel is legally required to be disclosed and will request that confidential treatment be accorded such portion of the non-public information. Notwithstanding the provisions of this Section 12.4 to the contrary, in the event that any Member desires to Transfer its Units to a Permitted Transferee or to a Third Party in accordance with Article IX, such Member may, upon the execution of a customary confidentiality agreement (in form reasonably acceptable to the Company’s legal counsel), disclose to such potential Permitted Transferee or Third Party information of the sort otherwise restricted by this Section 12.4 if such Member reasonably believes such disclosure is necessary or beneficial for the purpose of Transferring such Units to such Permitted Transferee or Third Party.

(c) Notwithstanding the foregoing, the Greystone Member shall have the right to share financial information of the Company and related summaries with its Affiliates, provided that such Affiliates agree to maintain such information in confidence and the Greystone Member assumes responsibility for any unauthorized disclosure of such information by such Affiliates.

(d) Notwithstanding the foregoing, nothing in this Agreement prohibits any Member from: (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “Commission”); (B) providing Confidential Information to the Commission, or providing the Commission with information that would otherwise violate this Section 12.4, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an investigation or proceeding by the Commission without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act.

(e) Each Member is advised that no Member shall be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (I) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (II) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Reserved.

Section 13.2 Amendments and Waivers. Except as otherwise expressly provided herein (including, for the avoidance of doubt, Section 5.7(k)), no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Company and the Board (by Majority Vote). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any modification, amendment or waiver approved by a Member in accordance with the terms of this Agreement or otherwise approved in accordance with the terms of this Agreement where approval of such Member is not required, shall be binding on such Members and such Member’s Permitted Transferees.

Section 13.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email, provided that if such notice is provided by email, a “hard” copy of such notice is sent by one of the methods contemplated in clause (b) or (c), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered, if to the Company, to the address set forth below, or if to any Member, to the addresses set forth in Schedule 2.1 hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 13.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 13.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Restrictive Covenants Agreement supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 13.6 No Third-Party Beneficiaries. Except for the Covered Persons, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the Company under this Agreement is an agreement only between the Members, and no other person or entity shall have any rights to enforce such obligations.

Section 13.7 Restrictions on Other Agreements. Other than the Contribution Agreement and the Acknowledgment Letter, since the Formation Date and following the date hereof, no Member or any of its, her or his Permitted Transferees has entered into or agreed to be bound by, or shall enter into or agree to be bound by, any agreement or arrangement of any kind with any Person with respect to any Units, except pursuant to the agreements expressly permitted hereunder.

Section 13.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 13.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts thereof, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 13.10 Successors, Assigns and Transferees. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Member without the prior written consent of the Board, and any such assignment without such prior written consent shall be null and void, except in connection with any Transfer of Units permitted under Article IX. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 13.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts thereof, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 13.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 13.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 13.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 13.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile, .pdf or other electronic signature (including, for the avoidance of doubt, docusign) and a facsimile, .pdf or other electronic signature including, for the avoidance of doubt, docusign shall constitute an original for all purposes.

Section 13.17 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 13.18 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, but subject to the Acknowledgment Letter and the Restrictive Covenants Agreement, the Company and each Member covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, as such, for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 13.19 Waiver of Conflict of Interest. The Company and each Member, on behalf of itself and its Affiliates, acknowledges and agrees that the same counsel (including in-house counsel) (“Legal Counsel”) may represent both Greystone Member, Greystone Select Company LLC or their Affiliates, on the one hand, and the Company, on the other hand, including, without limitation, in connection with the negotiation, execution and delivery of this Agreement, any matters relating to the business or operations of the Company, or any dispute arising in connection with any of the foregoing. The Company and each Member acknowledges that it has been advised of the material risks of such joint representation. To the extent that such dual representation constitutes or may constitute a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest. In the event that a dispute or conflict arises between Greystone Member, Greystone Select Company LLC or any of their Affiliates, on the one hand, and the Company or any other Member, on the other hand, the Company and each such other Member hereby agree that Legal Counsel may withdraw from representing the Company and may continue to represent Greystone Member, Greystone Select Company LLC or their Affiliates, and that, if appropriate, the Company shall retain separate counsel, at its own expense. The Company and each Member hereby agree to such continued representation of Greystone Member, Greystone Select Company LLC or their Affiliates under such circumstances, as well as in other matters, and agrees not to assert any such conflict of interest or otherwise seek to disqualify Legal Counsel.

Section 13.20 Indemnification.

(a) Until the later of: (i) the date on which no Greystone Select I Entity has any liability or obligation in connection with (A) the Term Loan B (or any replacement or refinancing thereof) under which a Greystone Select II Entity is also a party or guarantor, or (B) any guaranty in favor of a Greystone Select II Entity, and (ii) the date on which either no Greystone Select I Entity is a subsidiary of the Company or no Greystone Select II Entity is a subsidiary of the Company (provided that the indemnification obligations under this Section 13.20 with respect to Losses arising prior to the applicable termination date shall not terminate to the extent a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such termination date until such claim is resolved), the Company shall cause the Greystone

Select II Entities to hold harmless and indemnify the Greystone Select I Entities and their respective Affiliates (other than any Greystone Select II Entity) (the “Greystone Select I Indemnified Parties”) against any and all Losses incurred by any Greystone Select I Entity as the result of any act, omission, liability or obligation of any Greystone Select II Entity that are with respect to (i) Intercompany Obligations (as defined in the Contribution Agreement), (ii) misallocation of costs and expenses between any Greystone Select I Entity and any Greystone Select II Entity and (iii) actual out-of-pocket Losses incurred for third-party payments.

(b) Until the later of: (i) the date on which no Greystone Select II Entity has any liability or obligation in connection with (A) the Term Loan B (or any replacement or refinancing thereof) under which a Greystone Select I Entity is also a party, or (B) any guaranty in favor of a Greystone Select I Entity, and (ii) the date on which either no Greystone Select I Entity is a subsidiary of the Company or no Greystone Select II Entity is a subsidiary of the Company (provided that the indemnification obligations under this Section 13.20 with respect to Losses arising prior to the applicable termination date shall not terminate to the extent a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such termination date until such claim is resolved), the Company shall cause the Greystone Select I Entities to hold harmless and indemnify Greystone Select II Entities and their respective Affiliates (other than any Greystone Select I Entity) (the “Greystone Select II Indemnified Parties” and together with the Greystone Select I Indemnified Parties the “Indemnifying Parties”) against any and all Losses incurred by any Greystone Select II Entity as the result of any act, omission, liability or obligation of any Greystone Select I Entity that are with respect to (i) Intercompany Obligations (as defined in the Contribution Agreement), (ii) misallocation of costs and expenses between any Greystone Select I Entity and any Greystone Select II Entity and (iii) actual out-of-pocket Losses incurred for third-party payments.

(c) The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any claim or demand, or other circumstance or state of facts which is reasonably likely to give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such claim. The failure to give such prompt written notice shall not, however, relieve any party of its indemnification obligations, except and only to the extent that such party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party does not provide written notice to the Indemnified Party that it disputes such claim within forty-five (45) days after its receipt of notice thereof, such claim will be conclusively deemed a Loss subject to indemnification hereunder. If the Indemnifying Party does dispute such claim within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Payments by an Indemnifying Party pursuant to this Section 13.20 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Section 13.20 (other than with respect to the R&W Insurance Policy (as defined in the Contribution Agreement)) and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified by the Indemnifying Parties prior to the realization of reduction of such Losses). Each Indemnified Party shall use reasonable efforts to mitigate any Losses that are indemnifiable hereunder. Notwithstanding anything to the contrary herein, with respect to claims made pursuant to Section 13.20, in each case, upon the request of any indemnified party pursuant to this Section 13.20, the C&W Member shall use reasonable endeavors to first seek recovery for any Loss covered hereunder under the R&W Insurance Policy (to the extent covered under such policy).

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CUSHMAN WAKEFIELD GREYSTONE LLC

By:

Name:
Title:

GREYSTONE SELECT INCORPORATED

By:

Name:
Title:

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

By:

Name:
Title: